     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1998

                                            REGISTRATION NO. 333-45871/333-48521
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 6 TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  ------------
                           CLINICHEM DEVELOPMENT INC.
                          DEVELOPPEMENT CLINICHEM INC.
             (Exact name of registrant as specified in its charter)
                                  ------------

                                     CANADA
         (State or other jurisdiction of incorporation or organization)
                                      2834
            (Primary Standard Industrial Classification Code Number)
                                 NOT APPLICABLE
                    (I.R.S. Employer Identification Number)

   275 ARMAND-FRAPPIER BLVD., LAVAL, QUEBEC, CANADA H7V 4A7  TELEPHONE: (514)
                                    978-7800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------
                             CT CORPORATION SYSTEM
          1633 BROADWAY, NEW YORK, NY 10015  TELEPHONE: (212) 664-1666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------


                                AMENDMENT NO. 4

                                    FORM F-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  ------------
                              BIOCHEM PHARMA INC.
             (Exact name of registrant as specified in its charter)
                                  ------------

                                     CANADA
         (State or other jurisdiction of incorporation or organization)
                                      2834
            (Primary Standard Industrial Classification Code Number)
                                 NOT APPLICABLE
                    (I.R.S. Employer Identification Number)

   275 ARMAND-FRAPPIER BLVD., LAVAL, QUEBEC, CANADA H7V 4A7  TELEPHONE: (514)
                                    978-7800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ------------
                             CT CORPORATION SYSTEM
          1633 BROADWAY, NEW YORK, NY 10015  TELEPHONE: (212) 664-1666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ------------

                                   Copies to:

                    LANCE C. BALK, ESQ.                                           CHARLES-A. TESSIER
                      KIRKLAND & ELLIS                                           BIOCHEM PHARMA INC.
    153 EAST 53RD STREET, NEW YORK, NEW YORK 10022-4675        275 ARMAND-FRAPPIER BLVD., LAVAL, QUEBEC, CANADA H7V 4A7
                 TELEPHONE: (212) 446-4800                                    TELEPHONE: (514) 978-7800
                                                                VICE-PRESIDENT, LEGAL AFFAIRS AND CORPORATE SECRETARY

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X] *
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                  ------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
      TITLE OF EACH CLASS OF SECURITIES                AMOUNT            PROPOSED MAXIMUM AGGREGATE    PROPOSED MAXIMUM AMOUNT
              TO BE REGISTERED                   TO BE REGISTERED(1)         OFFERING PRICE(2)          OF REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares........................    2,800,000 shares()          US$105,000,000.00               US$30,975.00
---------------------------------------------------------------------------------------------------------------------------------
BioChem Common Shares, without par
  value(4)...................................    1,984,915 shares(5)
=================================================================================================================================

(1) Based on an estimate of the maximum number of shares issuable in connection with the distribution described herein.

(2) Estimated solely for the purpose of calculating the registration statement fee pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the adjusted book value of the Class A Common Shares of the Registrant after giving effect to the distribution described herein. No consideration will be paid by the recipients of the securities. The exchange rate of US$0.7000 used to calculate the adjusted book value of the Class A Common Shares of the Registrant was based on the noon buying rate on February 6, 1998 in New York City for cable transfers in Canadian dollars for one United States dollar as certified for customs purposes by the Federal Reserve Bank of New York.
(3) Previously Paid.
(4) The Class A Common Shares may be converted into such shares upon exercise of the Purchase Option (as defined) with respect to the Class A Common Shares. Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no separate fee is required with respect to these BioChem Common Shares.
(5) Estimated number of shares issuable in payment of the exercise price of the Purchase Option based upon a price of US$25.19 per BioChem Common Share, the average of the high and low prices per BioChem Common Share as reported on the Nasdaq National Market on May 4, 1998. An additional indeterminable number of shares are also being registered to cover any adjustments required by (i) fluctuations in the price per BioChem Common Share and the corresponding number of Biochem Common Shares required to be issued in payment of the exercise price of the Purchase Option and (ii) stock splits or similar events.

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

* With respect to the Form F-3.
================================================================================

PROSPECTUS

                                      LOGO


                        2,800,000 Class A Common Shares

                              BIOCHEM PHARMA INC.
                            1,984,915 Common Shares
                            ------------------------


     The callable Class A Common Shares (the "CliniChem Common Shares") of CliniChem Development Inc. ("CliniChem") will be distributed (the "Distribution") by BioChem Pharma Inc. ("BioChem") to the holders of record (the "Holders") of BioChem Common Shares (the "BioChem Common Shares") at the close of business on June 22, 1998 (the "Record Date"). Each Holder will receive one CliniChem Common Share for every 40 BioChem Common Shares held on the Record Date. The Distribution will result in all of the then outstanding CliniChem Common Shares being distributed to the Holders. Assuming that 108,323,990 BioChem Common Shares (the number of BioChem Common Shares outstanding on June 9, 1998) are outstanding on the Record Date, approximately 2,724,200 CliniChem Common Shares are expected to be issued in the Distribution to Holders. After the Distribution, BioChem will hold 1,000 Class B Common Shares (the "Class B Shares") of CliniChem, representing all of the authorized shares of such class. Prior to the Distribution, BioChem will contribute $150 million in cash to CliniChem as a capital contribution. As the holder of the majority of the outstanding Class B Shares following the Distribution, BioChem will have the option to acquire all (but not less than all) of the outstanding CliniChem Common Shares under specified conditions. The BioChem Common Shares offered pursuant to this Prospectus are being registered under the Securities Act in the event that BioChem chooses to pay the Purchase Option Exercice Price in BioChem Common Shares or a combination of cash and Biochem Common Shares. BioChem has also granted certain technology licenses and agreed to make specified payments on sales of certain products.


     The Distribution is expected to be taxable to the Holders. A portion of the CliniChem Common Shares otherwise deliverable to certain Holders who are not residents of Canada will be withheld and sold on such Holders' behalf in order to pay any Canadian withholding tax for which such Holders are liable. Such sales of CliniChem Common Shares will be effected following the Distribution pursuant to Regulation S under the Securities Act in one or more offshore transactions, including open-market transactions on a Canadian stock exchange, which are not subject to the registration requirements of the Securities Act and applicable state securities laws. See "The Distribution" and "Income Tax Considerations."


     The Distribution is expected to take place on or about June 26, 1998, subject to certain conditions specified in the Distribution Agreement between BioChem and CliniChem dated as of March 31, 1998. General Trust of Canada is acting as distribution agent and will be responsible for distributing share certificates to CliniChem shareholders. Neither BioChem nor CliniChem will receive any proceeds in connection with the Distribution. See "The Distribution."



     There has been no previous public market for the CliniChem Common Shares. Application has been made for the CliniChem Common Shares to be quoted on the Nasdaq National Market (the "Nasdaq") under the symbol "CCHE". The Montreal Exchange and The Toronto Stock Exchange have conditionally agreed to list the CliniChem Common Shares, subject to compliance with the requirements of these exchanges on or before June 15, 1998.


     BioChem will have the option to acquire all (but not less than all) of the outstanding CliniChem Common Shares at a price determined in accordance with a formula (the "Purchase Option Exercise Price") specified in the articles of incorporation of CliniChem (the "Articles") at any time from and after the Distribution and ending on the earlier of (i) March 31, 2003 or (ii) the 90th day after the date on which CliniChem provides BioChem with quarterly financial statements of CliniChem showing cash and cash equivalents of less than $5.0 million (unless extended by BioChem but in no event beyond March 31, 2003). The Purchase Option Exercise Price may be paid by BioChem in cash, BioChem Common Shares or any combination of cash and BioChem Common Shares at BioChem's discretion. See "The Agreements and the Purchase Option--Purchase Option."

     Shareholders of BioChem with inquiries regarding the Distribution should contact BioChem Pharma Inc., 275 Armand-Frappier Blvd., Laval, Quebec, Canada H7V 4A7, Attn: Investor Relations; Telephone: (514) 978-7771.
                            ------------------------

THE CLINICHEM COMMON SHARES DISTRIBUTED HEREUNDER INVOLVE A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" COMMENCING ON PAGE 19.
                            ------------------------

NO APPROVAL OF THE DISTRIBUTION BY SHAREHOLDERS OF BIOCHEM IS REQUIRED OR
 SOUGHT. NO PROXY IS REQUESTED AND NO ACTION IS REQUIRED WITH RESPECT TO THE
                                 DISTRIBUTION.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

ALL REFERENCES IN THIS PROSPECTUS TO "$" AND "DOLLARS" ARE TO CANADIAN DOLLARS,
                            UNLESS OTHERWISE STATED.
                            ------------------------


                 The date of this Prospectus is June 10, 1998.

                             AVAILABLE INFORMATION

     As a result of the Distribution, CliniChem will be subject to the information and reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers, and, in accordance therewith, will be required to file reports and other information with the Securities and Exchange Commission ("SEC"). Holders of CliniChem Common Shares will receive annual reports containing financial information including the report of independent chartered accountants as to the financial statements of CliniChem. Such financial statements will be prepared in accordance with generally accepted accounting principles in Canada and will be reconciled to generally accepted accounting principles in the United States in a note thereto.

     BioChem is subject to the information and reporting requirements of the Exchange Act applicable to foreign private issuers and in accordance therewith files reports and other information with the SEC.

     BioChem and CliniChem have filed with the SEC a Registration Statement (including all amendments thereto, the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and to the exhibits thereto for further information with respect to BioChem and CliniChem and the Distribution. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement relates to the securities being offered in the United States and to the securities being offered outside the United States insofar as they may be resold from time to time in the United States. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC, 450 Fifth Street, Washington, D.C. 20549 and at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the SEC at its principal offices in Washington, D.C. after payment of fees prescribed by the SEC. The Registration Statement and the exhibits thereto are available on the SEC's Internet website (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the SEC by BioChem pursuant to the Exchange Act are incorporated herein by this reference:

     (i) BioChem's Annual Information Form on Form 20-F for the fiscal year ended December 31, 1996 and its Amended Annual Information Form on Form 20-F/A for the fiscal year ended December 31, 1997.

     (ii) BioChem's Reports on Form 6-K filed with the SEC on June 9, 1997, August 19, 1997, February 17, 1998, April 6, 1998, April 9, 1998 and May 5, 1998.

     In addition, all filings on Form 20-F filed by BioChem pursuant to the Exchange Act, and, to the extent so designated therein, any reports on Form 6-K of BioChem, after the initial filing of the Registration Statement of which this Prospectus forms a part, after the date of this Prospectus and prior to the Distribution shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding sentence.

     Copies of documents incorporated by reference with respect to BioChem that are not presented herein or delivered herewith (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents or herein) are available without charge to any person to whom this Prospectus is delivered upon written or oral request to BioChem's principal executive office: BioChem Pharma Inc., 275 Armand-Frappier Blvd., Laval, Quebec, Canada H7V 4A7, Attn: Investor Relations.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

     BioChem and CliniChem are Canadian corporations. Most of BioChem's and all of CliniChem's directors, officers and controlling persons, as well as certain of the experts named herein, reside outside the United States, and all or a substantial portion of the assets of such persons and of BioChem and CliniChem are located outside the United States. Consequently, it may be difficult or impossible for investors to effect service of process within the United States upon BioChem, CliniChem or such persons, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against BioChem, CliniChem or any of their directors and officers or experts named herein who are not residents of the United States in original actions or in actions for enforcement of judgments rendered by United States courts, of civil liabilities predicated solely on United States federal securities laws. In addition, investors should not assume that courts of Canada (i) would enforce judgments of United States courts obtained in actions against BioChem or CliniChem in the United States or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or blue sky laws of any state within the United States or (ii) would enforce, in original actions, liabilities against BioChem, CliniChem or such persons predicated upon the United States federal securities laws or any such state securities or blue sky laws.

     BioChem and CliniChem have irrevocably appointed CT Corporation System as its agent to receive service of process solely in actions against it arising out of or in connection with the United States federal securities laws or out of violations of such laws in any federal court or state court in New York, New York, relating to the transactions covered by this Prospectus.

                                   TRADEMARKS

     All company and product names referred to in this document are the property of their respective owners.

     BioChem's discovery to treat Human Immunodeficiency Virus ("HIV"), including Acquired Immunodeficiency Syndrome ("AIDS"), sold in certain countries under the brand name 3TC and in others under the brand name Epivir, has the generic name lamivudine. Lamivudine is also being developed to treat chronic hepatitis B infection. To avoid confusion herein, 3TC will be used to describe the product for HIV or AIDS and lamivudine will be used to describe the product in development for chronic hepatitis B infection. 3TC and Epivir are trademarks of Glaxo Wellcome plc which, with its subsidiaries, is the worldwide licensee of 3TC and lamivudine, subject to special arrangements for Canada, where a Glaxo Wellcome -- BioChem partnership is commercializing 3TC and will commercialize lamivudine.

                               EXCHANGE RATE DATA


     As of February 6, 1998, the date of the balance sheet of CliniChem, and June 8, 1998, the most recent practicable date prior to the date of this Prospectus, the exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars for one United States dollar as certified for customs purposes by the Federal Reserve Bank of New York, were respectively US$0.7000 and US$0.6853.


ALL REFERENCES IN THIS PROSPECTUS TO "$" AND "DOLLARS" ARE TO CANADIAN DOLLARS,
                            UNLESS OTHERWISE STATED.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

     CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING IN THE GLOSSARY.

     Some of the statements made in this Prospectus and the accompanying letter to shareholders are forward-looking in nature, including but not limited to, CliniChem's and BioChem's research and development activities and plans, particularly with respect to anticipated CliniChem Programs and CliniChem Products, plans concerning the potential commercialization of the CliniChem Products, and other statements that are not historical facts. The occurrence of the events described and the achievement of the intended results are subject to the future occurrence of many events, some or all of which are not predictable or within CliniChem's control; therefore, actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the biotechnology and pharmaceutical industry; others are more specific to CliniChem's business. These risks include the risks associated with product research and development, including clinical development, attempts to obtain regulatory clearance to market products and medical acceptance of products, changes in the health care marketplace, patent and intellectual property matters, regulatory and manufacturing issues, the ability to commercialize products effectively, and risks associated with competition from other companies. Many of the risks are described in "Risk Factors" beginning on page 19 and/or in documents filed by BioChem under the Exchange Act or applicable Canadian securities legislation. CliniChem will not update the information contained in this Prospectus except in the normal course of its public disclosure practices.

Distributing Company.......  BioChem Pharma Inc., a Canadian corporation, is a leading bio-pharmaceutical company engaged in the research, development and marketing of therapeutic products and the research, development, manufacturing and marketing of vaccine and diagnostic products for a wide range of infectious and other diseases.

                             BioChem conducts its business through BioChem Therapeutic Inc., BioChem Vaccines Inc., BioChem ImmunoSystems Inc. and BioChem's foreign subsidiaries. BioChem's most significant therapeutic product is a novel nucleoside analog, marketed under the brand name 3TC, developed with Glaxo Wellcome plc and its subsidiaries (hereinafter collectively "Glaxo Wellcome") for the treatment of patients with HIV infection, including AIDS. The nucleoside analog is marketed under the brand names 3TC or Epivir. Lamivudine, a different dosage regimen of 3TC, is also being developed with Glaxo Wellcome as a treatment for chronic hepatitis B infection, including in the pre-and post-liver transplant setting to prevent graft re-infection by human hepatitis B virus. BioChem has also developed, and is manufacturing and marketing, a line of vaccines including whole virus and split virus influenza vaccines, a combined diphtheria tetanus vaccine and a vaccine to prevent tuberculosis. BioChem has also developed and is manufacturing an immuno-therapeutic product used in the treatment of certain superficial bladder cancers. BioChem's diagnostics operations engage in the research, development, manufacturing and marketing of a wide range of diagnostic products and automated laboratory analyzers for the detection of a variety of infectious diseases, and for use in immunology, endocrinology and hematology.

                             References herein to "BioChem" include BioChem Pharma Inc. and its subsidiaries.

Distributed Company........  CliniChem Development Inc., a Canadian corporation, is a company recently formed by BioChem to conduct research and development of potential human therapeutic and vaccine products primarily for treatment of cancer and HIV infection and the prevention of certain infectious diseases. CliniChem's therapeutic program includes a novel nucleoside analog to treat various forms of cancer, a novel nucleoside analog to treat HIV infection and small molecules to treat solid cancer tumors by inhibiting angiogenesis. CliniChem's vaccine program includes vaccines against Neisseria meningitidis, Streptococcus pneumoniae, Neisseria gonorrhoeae, Haemophilus influenzae, Streptococcus Group B and Chlamydia pneumoniae, all bacteria responsible for infectious diseases. Upon development and regulatory approval of any such products, CliniChem expects that the products will be marketed under distinct brand names. CliniChem has not yet conducted any business and has no employees. Its three officers are full-time employees of BioChem. CliniChem does not intend to perform any research and development itself, but rather will contract with BioChem to perform all such activities pursuant to the terms of the Research and Development Agreement.


The Distribution...........  Prior to the closing of the Distribution, BioChem will contribute $150 million in cash to CliniChem as a capital contribution. The shares of CliniChem currently held by BioChem will then be exchanged for the CliniChem Common Shares and CliniChem Class B Common Shares. On the date of closing of the Distribution, each Holder of BioChem Common Shares will receive one CliniChem Common Share for every 40 BioChem Common Shares held on the Record Date. A total of approximately 2,724,200 CliniChem Common Shares, being all of the CliniChem Common Shares then held by BioChem, are expected to be distributed. No Holder will be required to pay any cash or other consideration for the CliniChem Common Shares received in the Distribution (exclusive of applicable Canadian withholding taxes), nor will any action be required to be taken by any Holder in order to receive CliniChem Common Shares. The Distribution is expected to be taxable to the Holders. See "Income Tax Considerations." Neither BioChem nor CliniChem will receive any proceeds in connection with the Distribution. See "The Distribution." As of January 31, 1998, there were 97 holders of record of BioChem Common Shares who were United States residents, representing approximately 60% of the outstanding BioChem Common Shares.


CliniChem Common Shares....  All of the Class A Common Shares of CliniChem will be subject to the Purchase Option whereby the holder of the majority of the outstanding Class B Shares can require holders of the CliniChem Common Shares to sell their CliniChem Common Shares to the holder of the majority of the outstanding Class B Shares at the Purchase Option Exercise Price. The decision to exercise the Purchase Option by the holder of the majority of the outstanding Class B Shares will depend on the circumstances prevailing at the time consideration is given to its exercise and will be based on a number of factors which are currently unknown, including the extent to which CliniChem is successful in pursuing the CliniChem Programs and whether or not the CliniChem Programs will fit such holder's business strategies at that time. The Class B Shares are freely transferable. Any subsequent holder of a majority of the outstanding

                             Class B Shares may not possess the financial resources necessary to exercise the Purchase Option and may be unable or unwilling to register or qualify securities issued by it upon exercise of the Purchase Option in exchange for the CliniChem Common Shares. See "The Agreements and the Purchase Option--Purchase Option" and "Description of CliniChem's Share Capital."


Record Date; Distribution
Date.......................  The Record Date for the Distribution will be the close of business on June 22, 1998. Distribution of the CliniChem Common Shares is expected to take place on or about June 26, 1998 (the "Distribution Date"), subject to certain conditions specified in the Distribution Agreement.


Contribution by BioChem....  Prior to the Distribution, BioChem will contribute
                             $150 million in cash to CliniChem as a capital contribution, thereby reducing the amount of BioChem's cash and temporary investments by that amount. As the holder of the majority of the outstanding Class B Shares following the Distribution, BioChem will have the option to acquire all (but not less than all) of the outstanding CliniChem Common Shares under specified conditions. See "Business of CliniChem--General." BioChem has also granted certain technology licenses and agreed to make specified payments on sales of certain products by BioChem should BioChem exercise the Product Option. See "The Agreements and the Purchase Option."

The CliniChem Programs.....  It is anticipated that CliniChem will initially conduct its therapeutic development program (the "Therapeutic Program") and its vaccine development program (the "Vaccine Program"), the technology for which will be licensed to CliniChem by BioChem pursuant to the Technology License Agreement, subject to certain third-party rights and the receipt of certain third-party consents and subject further to the terms and conditions of the Research and Development Agreement and the Product Option. See "The Agreements and the Purchase Option". In addition, BioChem has the right, with the consent of the Board of Directors of CliniChem, to expand the scope of the Therapeutic Program and the Vaccine Program and select additional development programs as substitutes for, or in addition to, the Therapeutic Program and the Vaccine Program (any such development programs, together with the Therapeutic Program and the Vaccine Program, being the "CliniChem Programs"). The CliniChem Programs, which are described more fully in the section entitled "The Business of CliniChem--The CliniChem Programs", are the development of:

                             - BCH-4556, a novel nucleoside analog to treat cancer;

                             - BCH-10652, a novel nucleoside analog to treat HIV infection;

                             - small molecules to treat solid cancer tumors by inhibiting angiogenesis through the antagonism of the a(n)b(3) receptor;

                             - a recombinant protein vaccine to protect against infection by Neisseria meningitidis;

                             - a recombinant protein vaccine to protect against infection by Streptococcus pneumoniae;

                             - a recombinant protein vaccine to protect against infection by Neisseria gonorrhoeae;

                             - a recombinant protein vaccine to protect against infection by Haemophilus influenzae non typeable;

                             - a recombinant protein vaccine to protect against infection by Streptococcus Group B; and

                             - a recombinant protein vaccine to protect against infection by Chlamydia pneumoniae.

                             The therapeutic and vaccine products developed according to the terms of the Research and Development Agreement and pursuant to the CliniChem Programs are herein referred to as the "CliniChem Products". Unless BioChem and CliniChem agree otherwise and subject to pre-existing third-party rights and receipt of certain third-party consents, all of the CliniChem Products will be licensed to CliniChem pursuant to the Technology License Agreement. Such license will be limited for each CliniChem Product to a particular Field of Use. See "The Agreements and the Purchase Option--Technology License Agreement."

                             The Research and Development Agreement provides that CliniChem will fund Research and Development Costs from the date of the declaration of the Dividend. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of the Available Funds. See "The Agreements and the Purchase Option--Research and Development Agreement".

                             Under the BioChem/CliniChem Agreements:

                             (i) BioChem will grant CliniChem an exclusive,
                                 worldwide, royalty free license to all BioChem Technology used in the CliniChem Programs, except for technology licensed to BioChem under certain excluded agreements, in return for which CliniChem will pay BioChem the Technology Fee;

                             (ii) CliniChem will contract with BioChem for
                                  BioChem to perform the research and
                                  development associated with the CliniChem
                                  Programs and CliniChem shall pay all
                                  associated Research and Development Costs;

                             (iii) any intellectual property arising from
                                   BioChem's activities under the Research and Development Agreement will belong to BioChem but will be included in the license of BioChem Technology to CliniChem;

                             (iv) BioChem will have an option to terminate the
                                  licenses granted to CliniChem on a
                                  product-by-product and country-by-country basis in return for ongoing royalty payments to CliniChem;

                             (v) BioChem will have the right to buy out the
                                 ongoing royalty payment stream for a one time cash payment; and

                             (vi) BioChem will provide certain administrative
                                  services for CliniChem in return for cash payments.

                             At the time of the capital contribution, BioChem will record an investment in CliniChem of $150 million. Under Canadian Generally Accepted Accounting Principles ("GAAP"), BioChem will charge the carrying value of the distribution to retained earnings on the date of the declaration of the Distribution. Under U.S. GAAP, BioChem will charge the fair market value of the distribution to retained earnings and will expense the excess of the carrying value of its investment in CliniChem Common Shares over the fair market value of these shares. The fair market value of the CliniChem Common Shares will be determined by BioChem based on their closing price on relevant stock exchanges on the Distribution Date. This difference between the Canadian and U.S. GAAP treatment of the Distribution will be disclosed in a reconciling note to BioChem's financial statements. BioChem will recognize as revenue the payments from CliniChem under the Research and Development Agreement and Research and Development Costs incurred by BioChem to perform its obligations under the Research and Development Agreement will be expensed as research and development expenses under Canadian and U.S. GAAP.

                             If BioChem exercises its Purchase Option, the purchase price will be allocated between capitalized intangibles (for the value of completed products) and in-process research and development (for the value of research and development programs). Under Canadian GAAP, the value attributed to in-process research and development will be amortized over the period to be benefitted. Under U.S. GAAP, it will be immediately written off as an expense.

                             CliniChem is not expected to generate net income for the forseeable future and perhaps not at all.

CliniChem Board of
Directors..................  All the current directors of CliniChem are also officers, directors or employees of BioChem.
                             Subsequent to the Distribution, two of the current directors will resign as directors of CliniChem and will be replaced by independent directors. As the holder of the majority of the outstanding Class B Shares, BioChem has the right to elect one director. See "Business of CliniChem--Executive Officers and Directors" and "Description of CliniChem's Share Capital."

No Fractional Shares.......  No fractional CliniChem Common Shares will be distributed. Fractional CliniChem Common Shares will be rounded up to a whole share by CliniChem's transfer agent and distribution agent for the Distribution, General Trust of Canada (the "Distribution Agent").

Reasons for the
Distribution...............  BioChem believes that the research and development work it has undertaken, directly and through
                             collaborators, in the therapeutic and vaccine areas has yielded results which justify further research and development. However, a substantial amount of additional research and development effort is required to further develop the CliniChem Products to their potential commercialization. Such opportunities involve significantly different risk/reward profiles as compared to BioChem's established therapeutic, vaccine and diagnostic businesses. BioChem believes that the arrangements with CliniChem will significantly benefit BioChem shareholders by:

                             - separating the risks associated with conducting the CliniChem Programs from those associated with BioChem's established therapeutic, vaccine and diagnostic businesses;

                             - allowing individual shareholders of BioChem to increase or decrease their level of participation in the business of conducting the CliniChem Programs by varying their level of investment in CliniChem;

                             - obtaining for BioChem the exclusive right to commercialize worldwide (subject to pre-existing third-party rights) any developed CliniChem Product, assuming BioChem's exercise of the Product Option with respect to such product or exercise of the Purchase Option, thereby making it possible for BioChem to capture a potentially greater return on the products developed with CliniChem than would otherwise be possible from products developed for commercialization in conjunction with other third parties; and

                             - allowing BioChem's near-term financial results to continue to reflect principally its established therapeutic, vaccine and diagnostic businesses through CliniChem's payment to BioChem for the Research and Development Costs.

                             The foregoing potential benefits to Holders of the arrangements with CliniChem may, however, be offset by certain costs and detriments, including but not limited to the following: BioChem's loss of control over research and development activities to be conducted by or on behalf of CliniChem, which instead will be overseen by CliniChem's Board of Directors; the administrative costs to BioChem relating to the establishment of CliniChem, including accounting and legal fees and costs; the potential cost of the exercise of any of BioChem's options and potential royalties to CliniChem; and the potential loss of income tax benefits to BioChem which may have been derived from deductions by BioChem rather than by CliniChem of research and development expenses attributable to the CliniChem Programs.

Technology License
  Agreement................  Pursuant to the Technology License Agreement,
                             BioChem has granted to CliniChem an exclusive perpetual license to use BioChem Technology solely to conduct the CliniChem Programs and related activities, and to manufacture and to commercialize the CliniChem Products worldwide. This license is subject to pre-existing third-party rights, receipt of certain third-party consents, the terms and conditions of the Research and Development Agreement and the Product Option. The license for each CliniChem Product shall be limited to a designated Field of Use. See "The Agreements and the Purchase Option--Technology License Agreement" and "--Third-Party Consents and Rights."

                             In consideration for the license to use BioChem Technology to conduct the CliniChem Programs, CliniChem will pay a fee (the "Technology Fee") to BioChem. The Technology Fee will be payable monthly at a rate of $352,000 per month over a period of 48 months; provided that the Technology Fee will no longer be payable at such time as the number of CliniChem Products being researched or developed by or on behalf of CliniChem, plus the number of CliniChem Products having been acquired by BioChem pursuant to the exercise of the Product Option, is less than two.

                             Pursuant to the terms of the Technology License Agreement, CliniChem's right to obtain manufacturing will be subject to a right of first offer and a right of first refusal on the part of BioChem to manufacture and, in the event BioChem does not exercise such right of first offer or right of first refusal, then BioChem has the right to approve any proposed manufacturer, which approval may be withheld only if any such manufacturer has insufficient or inadequate manufacturing capabil-ity (including lack of compliance with Good Manufacturing Practices ("GMP") regulations) or if any such manufacturer's activities are likely to have a material adverse effect on BioChem's overall competitive position in the pharmaceutical industry. In the event that BioChem exercises its right to reject a manufacturer, BioChem will be obligated to manufacture or obtain manufacturing for any such CliniChem Product for CliniChem at prevailing market rates, but not less than BioChem's cost of manufacture plus 15% of such cost.

                             Pursuant to the Technology License Agreement, CliniChem shall not have the right to grant a sublicense with respect to the BioChem Technology to anyone other than BioChem until such time as the Product Option with respect to any CliniChem Product in one or more countries expires unexercised. From and after the expiration of such Product Option in any such country, CliniChem may sublicense BioChem Technology to one or more third parties solely to the extent necessary to complete the development of, or to make or have made and use such Clinichem Product, or to sell or have sold such CliniChem Product in such country. BioChem shall have the right to approve any proposed sublicensee or any manufacturer on behalf of a sublicensee but such approval may only be withheld if any such sublicensee or manufacturer has insufficient manufacturing capability (including lack of compliance with GMP regulations) or if any such sublicensee's or manufacturer's activities are likely to have a material adverse effect on BioChem's overall competitive position in the pharmaceutical industry.

Research and Development
  Agreement................  CliniChem and BioChem have entered into the
                             Research and Development Agreement pursuant to which BioChem will conduct the CliniChem Programs.

                             Until the exercise or the expiration of the Purchase Option, CliniChem is required to utilize the Available Funds only in accordance with the Research and Development Agreement, the Technology License Agreement and the Services Agreement. CliniChem is expected to utilize substantially all of the Available Funds to make payments to BioChem for its Research and Development Costs. Research and Development Costs will be charged in a manner consistent with industry practices, and payments for all reasonable, fully-burdened costs plus 5% of such costs will be recognized by BioChem as contract research and development revenue.

                             The Research and Development Agreement provides that CliniChem will fund Research and Development Costs from the date of the declaration of the Distribution. It is anticipated that CliniChem will spend the Available Funds under the Research and Development Agreement over a period of approximately four to five years. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of the Available Funds. Currently, other than the Available Funds, CliniChem has no other source for the funding that may be needed to complete the development and commercialization of the CliniChem Products. CliniChem's use of the Available Funds is subject to the terms of the BioChem/CliniChem Agreements. All technology developed or otherwise obtained pursuant to the Research and Development Agreement ("Developed Technology") will be owned by BioChem and licensed to CliniChem pursuant to the terms of the Technology License Agreement.

                             The Research and Development Agreement will terminate upon the exercise or expiration of the Purchase Option, which will expire on the earlier of March 31, 2003 or 90 days after CliniChem provides BioChem with notification that there are less than $5.0 million of Available Funds (unless extended by BioChem but in no event beyond March 31, 2003). However, BioChem's obligation to make payments to CliniChem with respect to Acquired Products will continue if the Purchase Option expires unexercised. See "The Agreements and the Purchase Option--Research and Development Agreement."

Product Option.............  CliniChem has granted BioChem an option to acquire all rights to each CliniChem Product (the "Product Option"). Upon exercise of the Product Option, BioChem will make Product Payments to CliniChem with respect to each CliniChem Product as to which the Product Option is exercised (an "Acquired Product"). The Product Option for each CliniChem Product is exercisable on a country-by-country basis at any time until (i) with respect to the United States, 30 days after clearance by the United States Food and Drug Administration (the "FDA") to commercially market such CliniChem Product in the United States and (ii) with respect to any other country, 30 days after the clearance by the appropriate regulatory agency to commercially market the CliniChem Product in such country. The Product Option will expire, to the extent not previously exercised, 30 days after the expiration of the Purchase Option. If and to the extent the Product Option is exercised as to any Acquired Product, CliniChem's license to such Acquired Product in the country or countries as to which the Product Option is exercised shall terminate and BioChem shall be subject to the obligation to make Product Payments.

Product Payments...........  BioChem will make Product Payments to CliniChem with respect to each Acquired Product. Such payments will be a percentage of Net Sales and Licensing Revenues. Such payments will range from 1 to 6% of Net Sales and from 10 to 25% of Licensing Revenues and will be calculated as follows:

                             (a) royalties of up to a maximum of 6% of Net Sales
                                 of the Acquired Product determined as follows:
                                 (i) 1% of such Net Sales, plus (ii) an
                                 additional 0.1% of such Net Sales for each full $1 million of Research and Development Costs of the Acquired Product paid by CliniChem at the time BioChem exercised the Product Option with respect to such Acquired Product; plus

                             (b) licensing fees of up to a maximum of 25% of
                                 Licensing Revenues with respect to such
                                 Acquired Product determined as follows: (i) 10% of such Licensing Revenues, plus (ii) an additional 1% of such Licensing Revenues for each full $1 million of Research and Development Costs of the Acquired Product paid by CliniChem at the time BioChem exercised the Product Option with respect to such Acquired Product.

                             Because the marketing expenses associated with newly introduced products during the first few years after launch are generally significantly higher than those for established products, the Product Option provides that the Product Payments described above will be capped at 3% of Net Sales plus 12.5% of Licensing Revenues, on a quarterly basis, for the first twelve calendar quarters during which the Acquired Product is commercially sold in the first Major Market Country. Subject to BioChem's Product Payment Buy-Out Option described below, Product Payments will be payable, with respect to all countries for which the Product Option has been exercised, until 10 years after the first commercial sale of the Acquired Product in the first Major Market Country in which such product is commercially sold. To the extent BioChem does not exercise the Product Option with respect to any CliniChem Product, CliniChem will retain the rights to research and develop (subject to the terms of the Technology License Agreement and the Research and Development Agreement) and commercialize such CliniChem Product. Until the exercise or the expiration of the Purchase Option, all Product Payments paid to CliniChem as described above will become part of the Available Funds and may be used to pay BioChem for its Research and Development Costs.

Product Payment Buy-Out
  Options..................  BioChem has the option to buy out CliniChem's right to receive Product Payments for any Acquired
                             Product on a country-by-country or global basis. A country-by-country buy-out option may be exercised for any Acquired Product in any country at any time after the end of the twelfth calendar quarter following the date on which the Acquired Product was first commercially sold in such country. The buy-out price for an Acquired Product will be 15 times the total amount of Product Payments for such Acquired Product made by or due from BioChem to CliniChem with respect to such Acquired Products in such country for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised. The global buy-out option may be exercised for any Acquired Product, for all countries for which BioChem has exercised the Product Option, at any time after the end of the twelfth calendar quarter following the date on which the Acquired Product was first commercially sold in either the United States or two other Major Market Countries. The buy-out price for a global buy-out shall be calculated as if any previous country-by-country buy-outs had not been made by adding payments which would have been made had the country specific buy-out not occurred to the Product Payments used to calculate the buy-out price, and subtracting from the buy-out price the amounts paid by BioChem to exercise the country-by-country buy-outs. The buy-out price in the case of a global buy-out will be (i) 20 times
                             (a) the Product Payments made by or due from BioChem to CliniChem with respect to the Acquired Product, plus (b) such Product Payments as would have been made by or due from BioChem to CliniChem if BioChem had not exercised any country-specific buy-out option with respect to such Acquired Product, in each case for the four calendar quarters immediately preceding the quarter in which the global buy-out option is exercised, less (ii) any amount previously paid to exercise any country-specific buy-out option with respect to such Acquired Product. In either case, the buy-out price will be computed as if Product Payments were not limited to 3% of Net Sales or 12.5% of Licensing Revenues (as applicable) during early marketing as described above.

Purchase Option............  BioChem, as the holder of the majority of the outstanding Class B Shares after the Distribution, has the right, provided for in CliniChem's Articles, to acquire all (but not less than all) of the outstanding CliniChem Common Shares (the "Purchase Option"). The Purchase Option will be exercisable by written notice given at any time from and after the Distribution Date and ending on the earlier of (i) March 31, 2003 or (ii) the 90(th) day after the date CliniChem provides BioChem (as the holder of the majority of the outstanding Class B Shares) with quarterly financial statements of CliniChem showing cash or cash equivalents of less than $5.0 million, although BioChem may, at its election, extend such period by providing additional funding, including through loans, for the continued conduct of any or all of the CliniChem Programs (but in no event beyond March 31, 2003). If the Purchase Option is exercised, the Purchase Option Exercise Price will be the greatest of:

                             (a) (i) 25 times the aggregate of (a) all worldwide
                                 payments made by and all worldwide payments due to be made by BioChem to CliniChem with respect to all Acquired Products for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (the "Base Period") and (b) all payments that would have been made and all payments due to be made by BioChem to CliniChem during the Base Period if BioChem had not previously exercised its Product Payment Buy-Out Option with respect to any CliniChem Product; less (ii) any amounts previously paid to exercise any Product Payment Buy-Out Option for any CliniChem Product;

                             (b) the fair market value of 420,000 BioChem Common
                                 Shares;

                             (c) $175 million plus any additional funds
                                 contributed to CliniChem by BioChem, less the aggregate amount of all Technology Fee payments, Research and Development Costs and Services Agreement payments paid or incurred by CliniChem as of the date the Purchase Option is exercised; and

                             (d) $50 million.

                             In each case, the amount payable as the Purchase Option Exercise Price will be reduced (but not to less than $1.00) to the extent, if any, that CliniChem's liabilities at the time of exercise (other than liabilities under the Research and Development Agreement, the Services Agreement and the Technology License Agreement and any debt owed to BioChem) exceed CliniChem's cash and cash equivalents, and short-term and long-term investments (excluding the amount of Available Funds remaining at such time). BioChem may pay the Purchase Option Exercise Price in cash, in BioChem Common Shares or in any combination of cash and BioChem Common Shares. The per share Purchase Price of CliniChem Common Shares will be affected if CliniChem issues additional CliniChem Common Shares after the Distribution.

                             Under the Articles and the by-laws of CliniChem (the "By-laws"), CliniChem is prohibited from taking or permitting any action inconsistent with, or which would in any way alter, BioChem's rights under the Purchase Option. In addition, until the expiration of the Purchase Option, CliniChem may not, without the consent of BioChem as the sole holder of the majority of the outstanding Class B Shares, amalgamate or liquidate, amend its Articles to alter the Purchase Option, CliniChem's authorized capitalization, or certain provisions of its Articles governing the right of the holders of the majority of the outstanding Class B Shares to elect one director.

                             To the extent Rule 13e-3 ("Rule 13e-3") under the Exchange Act dealing with going private transactions by certain issuers or their affiliates is applicable at the time of any exercise of the Purchase Option, BioChem and CliniChem will comply with their respective obligations under Rule 13e-3, subject to any available exemptions from such obligations.

Income Tax
Considerations.............  The Distribution will be a taxable dividend to
                             Holders who are resident in Canada. The normal rules concerning the taxation of dividends paid by a taxable Canadian corporation to its shareholders will be applicable. A Holder who is not resident in Canada and receives CliniChem Common Shares as a dividend-in-kind will be subject to Canadian withholding tax. A portion of the CliniChem Common Shares otherwise deliverable to a non-resident Holder will be sold on behalf of the non-resident in order to pay any Canadian withholding tax for which such non-resident is otherwise liable. In the case of a U.S. Holder (as defined below), pursuant to the Canada-United States Income Tax Convention, the rate of withholding is generally 15%. In the case of U.S. Holders who hold their BioChem Common Shares through DTC, DTC will debit the broker-dealer's account for the amount of cash equal to 15% of the fair market value of the dividended shares and remit such amount to Revenue Canada. The broker-dealer will then debit the account of such Holder for a like amount. However, in the case of U.S. Holders who are registered holders (as opposed to beneficial owners who hold their shares through a depositary) ("Registered U.S. Holders"), BioChem needs to withhold 15% of the fair market value of the shares distributed to such Holders and remit the proceeds from the sale of such shares to Revenue Canada. Less than 1% of BioChem's Common Shares held by non-resident Holders are held by Registered U.S. Holders.

                             Accordingly, BioChem (or its transfer agent) will be making such sales on behalf of Registered U.S. Holders from whom shares have been withheld. Such sales of CliniChem Common Shares will be effected following the Distribution pursuant to Regulation S under the Securities Act in one or more offshore transactions, including open-market transactions on a Canadian stock exchange, which are not subject to the registration requirements of the Securities Act and applicable state securities laws. BioChem expects that such shares will be sold in market transactions on either the Montreal Exchange or The Toronto Stock Exchange in an orderly fashion during the first few weeks following commencement in trading of the CliniChem Common Shares or in one or more private transactions. See "Income Tax Considerations--Canadian Federal Income tax Considerations" and "The Distribution".

                             The Distribution of CliniChem Common Shares to a U.S. Holder will be treated as a dividend for United States Federal income tax purposes to the extent of BioChem's current and accumulated earnings and profits (as determined for United States tax purposes). Any excess of the value of the CliniChem Common Shares distributed over BioChem's current and accumulated earnings and profits will be treated first as a return of a U.S. Holder's tax basis in its BioChem Common Shares, and then (once such basis is reduced to zero) as a capital gain. For these purposes, a U.S. Holder will be considered to have received a distribution equal to the aggregate fair market value on the date of the Distribution of the CliniChem Common Shares actually received by such U.S. Holder plus those shares which are withheld to satisfy such U.S. Holder's Canadian withholding tax liability. BioChem believes that it does not have any accumulated earnings and profits, but cannot determine whether it has current earnings and profits until the close of its 1998 tax year. BioChem will notify the relevant depository agents of any amount which must be included in the income of the U.S. Holders as a dividend.

                             A. U.S. Holder will not be entitled to claim a dividends-received deduction with respect to the CliniChem Common Shares received in the Distribution, or on dividends, if any, that CliniChem pays on CliniChem Common Shares.

                             It is expected that CliniChem will initially be classified as a "passive foreign investment company" ("PFIC") for United States Federal income tax purposes. If CliniChem is so classified, a U.S. Holder of CliniChem Common Shares will be subject to a special United States tax regime with respect to certain distributions received from CliniChem as well as with respect to any gain from the disposition of CliniChem Common Shares, unless such U.S. Holder elects to include currently in gross income a pro rata share of the earnings of CliniChem each year (a "qualified election"). Failure to make such qualified election could be disadvantageous to certain United States investors. Therefore, prospective investors who are United States corporations, United States citizens or residents, or otherwise subject to the United States tax jurisdiction should consult their tax advisors to decide whether to make a qualified election with respect to their CliniChem Common Shares. See "Income Tax Considerations--United States Federal Income Tax Considerations."

                             The status of CliniChem as a foreign corporation may pose special tax risks to United States investors. Certain material United States Federal income tax consequences of the Distribution and receipt of CliniChem Common Shares are discussed under "Income Tax Considerations--United States Federal Income Tax Considerations."

                             A Registered U.S. Holder will be subject to Canadian withholding tax on the Distribution, and will have a portion of the CliniChem Common Shares otherwise deliverable to it withheld from the Distribution by the Distribution Agent, in order for some or all of such withheld shares to be sold and the proceeds used to satisfy Canadian withholding tax for which such U.S. Holder is liable. After sufficient shares are sold to satisfy such liability, any remaining withheld shares which have not been so sold will be distributed to such U.S. Holder. Such U.S. Holder will recognize a short-term capital gain or loss on the sale of such withheld shares equal to the difference between the sale price realized and the sum of the fair value of the shares on the Distribution Date plus any expenses incurred in relation to the sale. See "Income Tax Considerations" and "The Distribution."

                             HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION AND THE OWNERSHIP AND DISPOSITION OF CLINICHEM COMMON SHARES GIVEN THEIR PARTICULAR STATUS AND CIRCUMSTANCES.

Risk Factors...............  Ownership of CliniChem Common Shares involves a high degree of investment risk which should be considered carefully in evaluating the ownership of CliniChem Common Shares including:

                             (i) No prior operating history; no assurance of profitability;

                             (ii)      common management;

                             (iii)     lack of arm's-length negotiations;

                             (iv) exercise of the Product Option will give BioChem sole control of a product;

                             (v) the Purchase Option Exercise Price may not reflect the fair market value of the CliniChem Common Shares;

                             (vi)     no assurance of exercise of options;

                             (vii) no assurance of successful development of the CliniChem Products;

                             (viii)    no assurance of sufficient funds;

                             (ix) no assurance of successful manufacturing or marketing;

                             (x) failure to obtain third-party consents may prevent the marketing of certain CliniChem Products;

                             (xi)     potential competition from BioChem;

                             (xii) relationship between CliniChem and BioChem may limit CliniChem's activities and market value;

                             (xiii)    directors not initially elected by
                                       shareholders;

                             (xiv) limitation on CliniChem's ability to license products to third parties;

                             (xv)     uncertainty regarding sufficient
                                      availability of BioChem research and
                                      development personnel and facilities;

                             (xvi) limitation or termination of rights and obligations in bankruptcy;

                             (xvii)   dependence on BioChem;

                             (xviii) possible dilution; reduction of per share Purchase Option Exercise Price;

                             (xix) no assurance of trading value or markets for CliniChem Common Shares;

                             (xx) highly competitive industry; rapid and significant technological change;

                             (xxi)    government regulation;

                             (xxii)   uncertainty regarding patents and
                                      proprietary technology; unpredictability of patent protection;

                             (xxiii) uncertainty of pharmaceutical pricing and third-party reimbursement;

                             (xxiv)   product liability exposure and insurance;

                             (xxv)   development of new products; market
                                     acceptance of new products;

                             (xxvi)   risks associated with the
                                      commercialization of 3TC and lamivudine;

                             (xxvii) reliance on Glaxo Wellcome and other collaborative relationships;

                             (xxviii) uncertainties of financial results;

                             (xxix) volatility of the price of the common share of BioChem;

                             (xxx)   shares eligible for future sale;

                             (xxxi)   absence of dividends;

                             (xxxii)  international operation; currency
                                      fluctuations; and

                             (xxxiii) shareholder rights plan (anti-takeover
                                      protection). See "Risk Factors."

Principal Offices..........  CliniChem's registered and principal executive office is located at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada H7V 4A7.

Reasons for Furnishing this
  Prospectus...............  This Prospectus is being furnished solely to provide information for Holders, each of whom will receive CliniChem Common Shares in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any securities of CliniChem or BioChem. The information contained herein is provided as of the date of this Prospectus unless otherwise indicated.

                                    GLOSSARY

Acquired Product...........  A CliniChem Product as to which the Product Option has been exercised by BioChem.

Available Funds............  All of the funds contributed to CliniChem by
                             BioChem, plus any investment income earned thereon, less (i) Research and Development Costs, (ii) CliniChem's ongoing administrative expenses and income taxes paid (less income taxes refunded),
                             (iii) the Technology Fee, (iv) payments made pursuant to the Services Agreement and (v) reasonable amounts actually paid by CliniChem for consultants to advise the Board of Directors of CliniChem with respect to the CliniChem Products and the CliniChem Programs. Available Funds shall not include payments made by BioChem to CliniChem pursuant to the Product Option Agreement.

BioChem/CliniChem
  Agreements...............  The Research and Development Agreement, the
                             Technology License Agreement, the Product Option Agreement, the Services Agreement, the Distribution Agreement and the Purchase Option, collectively.

BioChem Technology.........  All proprietary technology, whether patented or unpatented, owned by, licensed to or controlled by BioChem and related to the CliniChem Programs, including any Developed Technology, which BioChem has the right to license or sublicense without the consent of any third party and without incurring additional liability to any third party, and any additional technology which BioChem chooses to designate as BioChem Technology.

Developed Technology.......  All technology developed or otherwise obtained pursuant to the Research and Development Agreement.

Distribution...............  BioChem's distribution of all the outstanding
                             CliniChem Common Shares to the Holders.

Distribution Agreement.....  The agreement between BioChem and CliniChem relating to the terms and conditions of the Distribution.


Distribution Date..........  June 26, 1998, the date of commencement of the
                             Distribution.


Field of Use...............  The treatment of a particular disease or, in the case of a vaccine, vaccination against a particular bacterium.

Holders....................  The holders of record, on the Record Date, of
                             BioChem Common Shares.

Licensing Revenues.........  Percentage-of-sales payments and Special Royalty
                             Payments received by BioChem from unrelated third parties with respect to Acquired Products.

Major Market Country.......  Any one of the following countries: Canada, France,
                             Germany, Italy, Japan, the United Kingdom or the United States.

Net Sales..................  The total amount invoiced, net of taxes, on sales of an Acquired Product by BioChem to unrelated third parties, such as wholesalers, hospitals distributors, marketing partners and others, in bona fide arm's-length transactions, less discounts, allowances, credits and charges for freight or insurance as customarily determined under BioChem's accounting policies.

Product Option.............  The option granted by CliniChem to BioChem to acquire all rights to each CliniChem Product (and to terminate CliniChem's corresponding license with respect thereto), exercisable on a product-by-product and country-by-country basis and freely assignable by BioChem.

Product Option Agreement...  The agreement between BioChem and CliniChem granting the Product Option.

Product Payment Buy-Out
  Option...................  BioChem's option to buy out CliniChem's right to receive Product Payments for any Acquired Product on a country-by-country or global basis.

Product Payments...........  Payments to be made by BioChem to CliniChem with respect to Net Sales of Acquired Products and Licensing Revenues with respect to Acquired Products.

Purchase Option............  The option of BioChem (as the holder of the majority of the outstanding Class B Shares) to acquire all (but not less than all) of the outstanding CliniChem Common Shares.

Purchase Option Exercise
  Price....................  The amount payable by BioChem to exercise the
                             Purchase Option.


Record Date................  June 22, 1998, the date as of which Holders will be eligible to receive CliniChem Common Shares in the Distribution.


Research and Development
  Agreement................  The agreement between BioChem and CliniChem providing for the conduct by BioChem of the CliniChem Programs.

Research and Development
  Costs....................  The fully-burdened cost of activities undertaken pursuant to the Research and Development Agreement plus 5% of such costs, including research expenses, general and administrative expenses, capital asset costs, costs for licenses or acquisition of technology, products or therapeutic agents from third parties for the CliniChem Programs and costs of third-party collaborations or contract research undertaken for the CliniChem Programs.

Services Agreement.........  The agreement between BioChem and CliniChem pursuant to which BioChem has agreed to provide CliniChem with administrative services.

Specialty Royalty
Payments...................  Front-end distribution fees, prepaid royalties, one-time, infrequent or special payments or non-monetary consideration (including licenses of technology) from a licensee, distributor or marketing partner to BioChem with respect to an Acquired Product but excluding any payments for research and development related services or capital expenditures. The fair market value of any such non-monetary consideration shall be assessed by a third-party expert mutually agreed to by BioChem and CliniChem.

Technology Fee.............  The payments to be made by CliniChem to BioChem in consideration for BioChem granting CliniChem a license to use existing BioChem Technology for the CliniChem Programs.

Technology License
Agreement..................  The agreement between BioChem and CliniChem pursuant to which BioChem has granted to CliniChem a license to use BioChem Technology solely to conduct research and development and related activities with respect to the CliniChem Programs, and a license to commercialize the CliniChem Products, in consideration for the Technology Fee.

                                  RISK FACTORS

     The following factors, in addition to the other information set forth in this Prospectus should be considered carefully in evaluating ownership of CliniChem Common Shares:

BUSINESS RISKS RELATED TO CLINICHEM

     No Prior Operating History; No Assurance of Profitability. CliniChem is a newly formed company and is subject to the risks inherent in the establishment of a new business enterprise in the biotechnology industry. CliniChem will incur substantial losses for several years due to the long-term nature of the research and development of the CliniChem Products, which losses may never be recovered. Further, there can be no assurance that the CliniChem Products being developed pursuant to the Research and Development Agreement can be licensed or marketed profitably, if at all. Even if such CliniChem Products are commercialized profitably, the initial losses may never be recovered. See "Business of CliniChem."

     Common Management. The BioChem/CliniChem Agreements, the By-laws and the Articles were approved by BioChem, as the sole shareholder of CliniChem. The members of the present Board of Directors of CliniChem are persons who are directors, officers or employees of BioChem or its affiliates. See "Business of CliniChem--Executive Officers and Directors."

     Lack of Arm's-Length Negotiations. The BioChem/CliniChem Agreements were not negotiated on an arm's-length basis and BioChem and CliniChem did not retain separate counsel in connection therewith. BioChem is the contractor under the Research and Development Agreement and will perform or participate in all development activities thereunder. CliniChem will be responsible for and will pay the Research and Development Costs that are incurred by BioChem under the Research and Development Agreement. BioChem will unilaterally determine certain activities to be undertaken under the Research and Development Agreement and in all events BioChem will have substantial influence over all activities and procedures (including the timing and priorities thereof) to be undertaken pursuant to the Research and Development Agreement as BioChem will have full discretion to determine, from time to time, the resources of BioChem (facilities, equipment and personnel) to be made available for activities under the CliniChem Programs and to determine, from time to time, the allocation of these resources among such activities. BioChem has no obligation to complete any development activity after all the Available Funds have been expended under the Research and Development Agreement. BioChem's own projects and other third-party projects may compete for time and resources with projects undertaken pursuant to the Research and Development Agreement and the resources BioChem expends under the Research and Development Agreement may therefore be limited. See "The Agreements and the Purchase Option--Research and Development Agreement."

     Exercise of the Product Option will give BioChem sole control of a product. If BioChem exercises the Product Option for one or more CliniChem Products, it will have sole discretion to control the commercialization of such CliniChem Product(s), including discretion to allocate its marketing resources among those CliniChem Product(s) and other BioChem products. See "The Agreements and the Purchase Option--Technology License Agreement."

     The Purchase Option Exercise Price may not reflect fair market value; Transferability of Class B Shares. The Purchase Option Exercise Price was not determined on an arm's-length basis. There can be no assurance that the Purchase Option Exercise Price will accurately reflect the fair market value of the CliniChem Common Shares at the time of exercise, if any, and that the Purchase Option Exercise Price will not be significantly higher or lower than such fair market value. The Purchase Option Exercise Price was determined by BioChem, giving consideration to the structure of the Distribution, CliniChem's planned business, the BioChem/CliniChem Agreements, advice given by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and such other factors as BioChem deemed appropriate. Furthermore, BioChem may transfer ownership of all or part of the Class B Shares at any time and there can be no assurance that the new holder would have the same financial resources or development, manufacturing or marketing capabilities as BioChem, which may have a material adverse effect on the likelihood of the exercise of the Purchase Option. In the event that a majority of the Class B Shares were to be transferred, the payment by the subsequent holder of the majority of the Class B Shares could be made in cash or, if such holder is a company whose common equity securities are listed on a national securities exchange in the United States, admitted to unlisted trading privileges or listed on the Nasdaq, or whose common equity securities are listed on The Toronto Stock Exchange or the Montreal Exchange, in the sole discretion of such holder, in shares of such listed common equity security. See "The Agreements and the Purchase Option--Purchase Option."

     No Assurance of Exercise of Options. BioChem is not obligated to exercise the Purchase Option or the Product Option, and it will exercise either or both of such options only if, in the opinion of BioChem, it is in BioChem's best interest to do so. Even if the CliniChem Products are developed and approved, if BioChem does not exercise the Product Option for a CliniChem Product and/or does not exercise the Purchase Option, CliniChem will be required to find alternative ways to commercially market or exploit such CliniChem Products and there can be no assurance that CliniChem will be able to do so. In the event BioChem fails to exercise the Purchase Option and CliniChem determines to market the CliniChem Products itself (other than any CliniChem Product as to which BioChem has exercised the Product Option), CliniChem will require substantial additional funds. There can be no assurance that such funds will be available on attractive terms, if at all. Similarly, if CliniChem determines to license the CliniChem Products to third parties, such arrangements, if available, may be on terms less favorable to CliniChem or its shareholders than would be the exercise of the Purchase Option. See "The Agreements and the Purchase Option--Purchase Option."

     No Assurance of Successful Development of the CliniChem
Products. CliniChem has agreed with BioChem that BioChem will use diligent efforts to conduct the CliniChem Programs in accordance with the terms of the Research and Development Agreement. BioChem's historical performance has no relationship to CliniChem's potential product development and is not indicative of the future performance of CliniChem. While certain research and development of the CliniChem Products have been conducted, additional research, clinical studies and product development are still to be undertaken. There can be no assurance that CliniChem or BioChem will be able to complete research, clinical development or product development, gain regulatory approval or successfully commercialize any of the CliniChem Products or that the CliniChem Products can be introduced within the anticipated cost estimates or time frames, if at all. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of the Available Funds. The successful development of any of the CliniChem Products will require, among other things, demonstration through human clinical studies that such CliniChem Products are safe and effective. See "The Agreements and the Purchase Option--Research and Development Agreement."

     No Assurance of Sufficient Funds. There can be no assurance that CliniChem will have sufficient funds to successfully develop any of the CliniChem Products. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of all of the Available Funds. Currently, other than the Available Funds, CliniChem has no other source for the funding that may be needed to complete the development and commercialization of the CliniChem Products. Therefore, if additional funding is necessary, such development and commercialization of the CliniChem Products may not be possible. While BioChem may provide additional funding, including through loans, at its absolute discretion, upon terms to be negotiated at such time, BioChem is under no obligation to provide such additional funds and there can be no assurance that it will provide such additional funds. See "The Agreements and the Purchase Option--Purchase Option."

     No Assurance of Successful Manufacturing or Marketing. CliniChem has no manufacturing or marketing capability. BioChem has vaccine manufacturing, quality control and warehousing operations in two locations in Canada, including its new facility in Ste-Foy in the Quebec City area. BioChem has marketing operations for its vaccines in Canada, Argentina and Spain. BioChem has no manufacturing facilities for commercial production of any of its therapeutic drugs approved or under development. Even if the CliniChem Products are developed and receive necessary regulatory clearances and approvals, there can be no assurance that the CliniChem Products will be successfully manufactured for clinical trials or successfully manufactured or marketed for commercial sale. To be successfully marketed, any CliniChem Product must be manufactured in commercial quantities in compliance with regulatory requirements and at a commercially viable cost. There can be no assurance that any CliniChem Product can be manufactured at a commercially viable cost. Any significant delays in the completion of validation and licensing of expanded or new facilities could have a material adverse effect on the ability to continue clinical trials of and ultimately to market the CliniChem Products on a timely and profitable basis. If BioChem does not exercise its Product Option for a CliniChem Product (and does not exercise the Purchase Option), CliniChem will have to make alternative arrangements for manufacturing and marketing that CliniChem Product, and there can be no assurance that CliniChem will be able to do so.

     If BioChem exercises its Product Option for any CliniChem Product, BioChem may need to develop and/or expand its marketing capabilities to commercialize such Acquired Product effectively. If BioChem exercises its Product Option for any CliniChem Product, and does not, at the time the product is to be commercialized, have a sales force in the relevant country or countries, BioChem may need to arrange for marketing by third parties. If BioChem does not exercise its Product Option for a CliniChem Product (and does not exercise the Purchase Option), CliniChem may need to find other means to commercialize that CliniChem Product not involving BioChem, and there can be no assurance that CliniChem will be able to do so.

     At the present time, CliniChem does not have, nor, through the development stage of the CliniChem Products, does it expect to develop, any manufacturing or marketing capability. If CliniChem decides to manufacture or market one or more CliniChem Products itself, CliniChem will need substantial additional funds. There is no assurance that additional funds will be available, or will be available on attractive terms, and BioChem has no obligation to supply any additional funds to CliniChem. In addition, prior to the exercise or expiration of the Purchase Option, CliniChem may not use the Available Funds for this purpose without BioChem's consent.

     If either BioChem or CliniChem seeks a third party to manufacture or market a CliniChem Product, there can be no assurance that satisfactory arrangements can be successfully negotiated or that any such arrangements will be on commercial terms acceptable to BioChem or CliniChem. In addition, even if CliniChem decides to license any CliniChem Product to a third party, agreements with that third party, if available, may be on terms less favorable to CliniChem than the terms of the BioChem/CliniChem Agreements.

     Even if acceptable manufacturing and marketing resources are available, there can be no assurance that any CliniChem Products will be accepted in the marketplace. There can be no assurance that there will be adequate reimbursement by health insurance companies or other third-party payors for any CliniChem Products that are marketed.

     CliniChem's right to obtain manufacturing will be subject to a right of first offer and a right of first refusal on the part of BioChem to manufacture and, in the event BioChem does not exercise such right of first offer or right of first refusal, then BioChem has the right to approve any proposed manufacturer, which approval may be withheld only if any such manufacturer has insufficient or inadequate manufacturing capability (including lack of compliance with GMP regulations) or if any such manufacturer's activities are likely to have a material adverse effect on BioChem's overall competitive position in the pharmaceutical industry. There can be no assurance that BioChem will not object to potential manufacturers on such grounds or that such objection will not have an adverse effect on CliniChem's ability to secure satisfactory manufacturing arrangements. See "The Agreements and the Purchase Option--Technology License Agreement."

     Failure to obtain certain Third-Party Consents may prevent the marketing of certain CliniChem Products. Under certain pre-existing agreements, BioChem may be required to obtain third-party consents in order to grant a sublicense to CliniChem in accordance with the Technology License Agreement.

     BioChem has licensed certain patents and technology related to adjuvants and biovectors from Pharmadigm Biosciences Inc. ("Pharmadigm") and Biovector Therapeutics, SA ("Biovector") (respectively the "Pharmadigm Agreement" and the "Biovector Agreement"). BioChem is currently evaluating the potential of these adjuvants and biovectors for incorporation into vaccines currently under development in the CliniChem Programs. In the event that (i) any such developed vaccine incorporates such adjuvants or biovectors, (ii) BioChem does not exercise the worldwide Product Option with respect to such vaccine and (iii) BioChem has not exercised the Purchase Option, it may be necessary for BioChem to obtain the consent of Pharmadigm and/or Biovector to sublicense such adjuvants or biovectors to CliniChem on commercial terms acceptable to BioChem or for CliniChem to obtain a license to such patents and technology prior to CliniChem's commercialization of such vaccines. There can be no assurance that BioChem or CliniChem would be able to obtain such consent or license or, if available, that it would be available on commercial terms acceptable to BioChem or CliniChem.

     BioChem has obtained a license from the University of Georgia Research Foundation, Inc. ("UGARF") and Yale University (the "UGARF Agreement") to certain patents and know-how related to the use of BCH-4556 for the treatment of cancer. The UGARF Agreement is silent as to whether BioChem may grant sublicenses to commercialize without the licensors' consent. In the event that BioChem does not exercise the Product Option with respect to BCH-4556 and does not exercise the Purchase Option, it may be necessary for BioChem to obtain the consent of the licensors to sublicense such patents and know-how to CliniChem or for CliniChem to obtain a license to such patents and know-how prior to CliniChem's commercialization of BCH-4556. There can be no assurance that such consent or license would be available, or if available, that it would be available on commercial terms acceptable to BioChem or CliniChem. See "The Agreements and the Purchase Option--Third-Party Consents and Rights."

     Potential Competition from BioChem. BioChem is engaged in ongoing licensing and development of new products. While BioChem has licensed the rights to conduct the CliniChem Programs and manufacture and commercialize the CliniChem Products to CliniChem, BioChem is not prohibited from developing other products, including those that may compete with the CliniChem Products, or from in-licensing or acquiring products that may compete with the CliniChem Products. BioChem's activities may, in some circumstances, lead to the development, in-licensing or acquisition of products that compete with the CliniChem Products being developed by or on behalf of CliniChem. It is possible that BioChem's rights with respect to such competitive products could reduce BioChem's incentive to exercise the Product Option or the Purchase Option. See "The Agreements and the Purchase Option--Research and Development Agreement."

     Relationship Between CliniChem and BioChem May Limit CliniChem's Activities and Market Value. The terms of the BioChem/CliniChem Agreements, the Articles and the By-laws were not determined on an arm's-length basis and certain terms may limit CliniChem's activities and its market value.

     The Articles and the By-laws prohibit CliniChem from taking or permitting any action that might impair BioChem's rights under the Purchase Option. Prior to the exercise or the expiration of the Purchase Option, CliniChem may not, without the consent of the holders of the majority of the outstanding Class B Shares, amalgamate or liquidate, or amend its Articles to alter the Purchase Option, CliniChem's authorized capitalization, or the provisions of the Articles governing the right of the holders of the majority of the outstanding Class B Shares to elect one director. Because BioChem will hold all of the outstanding Class B Shares following the Distribution, BioChem will be able to influence significantly or control the outcome of any of the foregoing actions requiring approval by the majority holders of the Class B Shares. The ability of BioChem to influence significantly or control such matters could affect the liquidity of the CliniChem Common Shares and have an adverse effect on the price of the CliniChem Common Shares, and may have the effect of delaying or preventing a change in control of CliniChem, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. Neither the terms of the BioChem/CliniChem Agreements nor the Articles prohibit BioChem from transferring its Class B Shares. The special rights accorded to the holders of the majority of the outstanding Class B Shares will expire upon expiration of the Purchase Option. See "The Agreements and The Purchase Option--Purchase Option" and "Description of CliniChem's Share Capital."

     So long as the Purchase Option is exercisable, the market value of the CliniChem Common Shares will be limited by the Purchase Option Exercise Price. The Purchase Option Exercise Price was determined by BioChem, giving consideration to the structure of the Distribution, CliniChem's planned business, the BioChem/CliniChem Agreements, advice given by Merrill Lynch, and such other factors as BioChem deemed appropriate. The Purchase Option Exercise Price was not determined on an arm's-length basis.

     The existence of the Purchase Option and BioChem's rights as holder of the majority of the outstanding Class B Shares may inhibit CliniChem's ability to raise capital. Additional capital raised by CliniChem, if any, would most likely reduce the per share proceeds available to holders of the CliniChem Common Shares if the Purchase Option were exercised. The existence of the Purchase Option and BioChem's rights as the holder of the majority of the outstanding Class B Shares may inhibit a change of control and may make an investment in the CliniChem Common Shares less attractive to certain potential shareholders, which could adversely affect the liquidity and market value of the CliniChem Common Shares.

     If BioChem exercises its Product Option for any CliniChem Products, BioChem will have the right to commercialize the product with third parties on such terms as BioChem deems appropriate. In such event, Product Payments from BioChem to CliniChem with respect to the CliniChem Product commercialized by such third parties will be based on Licensing Revenues received from such third parties.

     Directors Not Initially Elected by Shareholders. Dr. Francesco Bellini will remain a director of CliniChem following the Distribution in accordance with the rights of BioChem under the Articles as the sole holder of the majority of the outstanding Class B Shares. Subsequent to the Distribution, two of CliniChem's current directors will resign as directors and will be replaced by independent directors. The directors will not have been elected by the shareholders, and the holders of the CliniChem Common Shares will not have the opportunity to elect any members of the full Board of Directors until the first annual meeting of shareholders following the Distribution. See "Business of CliniChem--Executive Officers and Directors".

     Limitation on CliniChem's Ability to License Products to Third
Parties. CliniChem has granted BioChem the Product Option, which is exercisable on a product-by-product and country-by-country basis. During the term of the Product Option for each CliniChem Product, CliniChem will not be able to sublicense such CliniChem Product to any party other than BioChem. See "The Agreements and the Purchaser Option--Product Option Agreement."

     Uncertainty Regarding Sufficient Availability of BioChem Research and Development Personnel and Facilities. Although BioChem believes that its personnel, facilities and third-party arrangements currently are or, in the future, will be adequate for the performance of its duties to CliniChem under the Research and Development Agreement, its research personnel will perform services in the same facilities for BioChem and client companies of BioChem. In addition, conduct of the CliniChem Programs pursuant to the Research and Development Agreement will require BioChem to attract and retain additional personnel with particular scientific and management skills. The availability of such personnel is limited and there can be no assurance that such personnel will be available or that BioChem will be successful in attracting the necessary personnel to successfully develop any of the CliniChem Products. BioChem is not required to allocate any specified amount of time or resources to its duties under the Research and Development Agreement. BioChem's obligations to other present and future clients may restrict the amount of resources that otherwise could be devoted to its duties under the Research and Development Agreement. Subject to its obligation to use diligent efforts under the Research and Development Agreement, BioChem may allocate both its research personnel and its facilities as it deems appropriate under the circumstances. See "The Agreements and the Purchase Option--Research and Development Agreement."

     BioChem's success to date has resulted, in large part, from the particular scientific and management skills of its personnel. There can be no assurance that such personnel will continue to be available to BioChem or, were they to be no longer available, that BioChem would be able to attract and retain employees with similar skills. The continued availability of this group is important to the business of CliniChem.

     Limitation or Termination of Rights and Obligations in Bankruptcy. In the event that BioChem voluntarily or involuntarily is party to a bankruptcy, winding up, receivership, appointment of examiner or trustee, insolvency, compromise with creditors or similar proceeding, the liquidator, receiver, examiner, trustee or administrator of BioChem's business and properties may have broad powers to deal with such business and properties, including the ability to terminate certain contracts, in which case CliniChem's rights as they relate to the license granted pursuant to the Technology License Agreement or its right to receive Product Payments from BioChem pursuant to the terms of the Product Option Agreement may be adversely affected and any claims of CliniChem in such case will rank with other claims on an unsecured basis. See "The Agreements and the Purchase Option--Technology License Agreement" and "--Research and Development Agreement."

     Dependence on BioChem. Substantially all of the management and operating activities of CliniChem will be carried out by BioChem under the Research and Development Agreement and the Services Agreement. CliniChem is not expected to have its own research, development, clinical, licensing, administra-tion, manufacturing or marketing employees or facilities and thus will be entirely dependent on BioChem in these areas. Subject to their respective obligations under the Research and Development Agreement and the Services Agreement, consistent with commercially reasonable practices, BioChem will have sole discretion to determine the allocation of its research, development, clinical, licensing, administration, manufacturing and marketing employees and facilities. Although BioChem believes that its personnel, facilities and third-party arrangements currently are or, in the future, will be adequate for the performance of its duties under the Research and Development Agreement, BioChem's proprietary and collaborative development, licensing, manufacturing and marketing projects may compete for time and resources with projects undertaken by CliniChem pursuant to the Research and Development Agreement, thereby delaying development, manufacture and marketing of the CliniChem Products. Any material adverse change in the business or financial condition of BioChem would have a material adverse effect upon CliniChem. See "The Agreements and the Purchase Option--Research and Development Agreement."

     Possible Dilution; Reduction of Per Share Purchase Option Exercise
Price. All CliniChem Common Shares issued by CliniChem after the Distribution will be subject to the Purchase Option, and the Purchase Option Exercise Price will not increase as a result of any such issuance. Accordingly, if additional CliniChem Common Shares were to be issued, the percentage of the Purchase Option Exercise Price payable with respect to each CliniChem Common Share in the event BioChem exercises the Purchase Option would be reduced. Liabilities, including any debt issued by CliniChem, but excluding any debt owed to BioChem, will reduce the Purchase Option Exercise Price to the extent that such liabilities exceed CliniChem's cash, cash equivalents, and short-term and long-term investments (excluding the Available Funds), unless repaid or discharged by CliniChem prior to exercise of the Purchase Option.

     No Assurance of Trading Value or Markets for CliniChem Common Shares; Sale of Withheld Shares. Although it is expected that the CliniChem Common Shares will be traded on the Nasdaq, there can be no assurance that there will be an active trading market for the CliniChem Common Shares. See "Description of CliniChem's Share Capital." The sale of a portion of the CliniChem Common Shares distributed to non-Canadian resident Holders on such Holders' behalf in order to pay any Canadian withholding tax for which these Holders are liable, could negatively affect the market price of the CliniChem Common Shares. See "The Distribution."

BUSINESS RISKS RELATED TO BIOCHEM AND CLINICHEM

     Highly Competitive Industry; Rapid and Significant Technological
Change. The pharmaceutical industry is highly competitive and subject to rapid and significant technological change. BioChem and CliniChem anticipate that they will each face increased competition in the future as new products enter the market and advanced technologies become available. The CliniChem Programs currently face intense competition from other pharmaceutical concerns. Competitors of BioChem and CliniChem in North America and abroad are numerous and include, among others, major pharmaceutical and chemical companies, including without limitation some of the licensees (or potential licensees) of the CliniChem Products, specialized contract research and research and development firms, universities and other research institutions. Many of these competitors, particularly large pharmaceutical, vaccine and diagnostic companies, have substantially greater financial, technical and human resources than those of BioChem and CliniChem. In addition, many of these competitors have significantly greater experience than BioChem and CliniChem in undertaking research, pre-clinical studies and human clinical trials of new pharmaceutical products, obtaining FDA and other regulatory approvals, and manufacturing and marketing such products. There can be no assurance that BioChem's and CliniChem's competitors will not succeed in developing technologies and products that are as, or more, clinically or cost-effective than the BioChem Technology or the CliniChem Products or that would render the BioChem Technology and CliniChem Products obsolete or uncompetitive prior to BioChem's and CliniChem's recovering research, development or commercialization expenses incurred with respect to any such BioChem Technology or CliniChem Products. Such success by BioChem's and CliniChem's competitors in commercializing products more rapidly or effectively than BioChem and CliniChem could have a material adverse effect on each of BioChem's and CliniChem's business, financial condition or results of operations. See "Business of CliniChem."

     Government Regulation. Regulation by governmental authorities in Canada, the United States and other countries is a significant factor in the production and marketing of BioChem's products and the

CliniChem Products and in the conduct of BioChem's ongoing research and development programs and the CliniChem Programs.

     Pharmaceutical and biological products intended for diagnostic, therapeutic or prophylactic use for humans are governed by the FDA in the United States, by the Health Protection Branch (the "HPB") in Canada and by comparable agencies in other countries. For most of these products, the regulations require extensive clinical trials and other testing and government review and final approval prior to marketing the product. This procedure is likely to take a number of years and involves the expenditure of substantial resources. For example, as a general rule, before obtaining regulatory approval for the commercial sale of any BioChem product or CliniChem Product under development, Biochem and CliniChem must demonstrate through pre-clinical studies and clinical trials that the BioChem product or CliniChem Product is safe and efficacious. The results from pre-clinical studies and early clinical trials may not be predictive of results obtained in large scale clinical trials, and there can be no assurance that BioChem's and CliniChem's or their collaborators' clinical trials will demonstrate safety and efficacy, achieve regulatory approvals or result in marketable BioChem products or CliniChem Products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. In addition, government regulations specify standards for manufacturing and marketing pharmaceutical products.

     The Center for Biologics Evaluation and Research (the "CBER") in the United States, the Bureau of Biologics and Radiopharmaceuticals (the "BBR") in Canada, and similar agencies in other countries, regulate the manufacturing, marketing and use of vaccines. Product License Applications and Establishment License Applications or equivalent documentation are required to be submitted to the governmental authorities for review prior to obtaining marketing approval. Government regulations specify standards for manufacturing and marketing vaccines and biological products. These regulations set standards for proof of safety and effectiveness, establish good manufacturing practices, require inspection of vaccine manufacturing facilities and require reporting of adverse events to regulatory authorities. These government authorities also conduct pre-release testing of vaccines and authorize the sale of each lot of vaccines.

     Sales of therapeutic and vaccine products outside Canada and the United States are subject to regulatory requirements that vary from country to country. Whether or not FDA, HPB, CBER or BBR approval has been obtained, final approval of a product by comparable regulatory authorities of other countries must be obtained prior to the commencement of marketing the product in those countries. The time required to obtain any such approval may be longer or shorter than that required for FDA, HPB, CBER or BBR approval.

     Any failure by BioChem and CliniChem or their collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of any CliniChem Products and CliniChem's ability to receive product or royalty revenue. There can be no assurance that any of CliniChem's planned products will be approved by the FDA, HPB, CBER or BBR or any other governmental agency on a timely basis, if at all. See "Business of CliniChem--Government Regulation."

     Uncertainty Regarding Patents and Proprietary Technology; Unpredictability of Patent Protection. BioChem's and CliniChem's success will depend, in part, on BioChem's ability to obtain and enforce patents, protect trade secrets and other proprietary information and operate without infringing on the proprietary rights of others. There can be no assurance that patent applications for a BioChem product or a CliniChem Product will be approved, that BioChem or CliniChem will develop any BioChem product or CliniChem Product or process to the point that it is patentable, that any issued patents for a BioChem product or a CliniChem Product will provide BioChem or CliniChem with adequate protection or will not be challenged by others, or that the patents of others will not impair the ability of BioChem or CliniChem to do business. Furthermore, there can be no assurance that others have not or will not independently develop similar products, duplicate any unpatented BioChem products or CliniChem Products or design around any patented BioChem products or CliniChem Products in development or marketed by BioChem or CliniChem.

     BioChem currently holds a United States patent claiming BCH-4556 and related compounds, as well as issued patents and pending applications covering BCH-4556 and methods of using the same in numerous countries. Emory University of Atlanta, Georgia has filed an opposition to BioChem's granted European patent application covering BCH-4556. BioChem is vigorously defending its application.

     An examined patent application, claiming use of stress proteins for the preparation of vaccines, filed by the Whitehead Institute for Biomedical Research, has been published for opposition in Europe. Oppositions to this application have been filed by BioChem as well as another party and BioChem is vigorously opposing this application. There is no assurance, however, that BioChem will be successful in defeating these claims. The Whitehead Institute holds a corresponding patent in Canada and may have pending applications in other countries. In the event that BioChem were to be unsuccessful in challenging the broad claims in the Whitehead patents, there is no assurance that BioChem would be able to obtain a license to these patents, which may be required to commercialize a Streptococcus pneumoniae vaccine based on the HSP72 heat shock protein.

     BioChem and CliniChem are aware of certain issued patents and patent applications of others, and there may be other patents and patent applications, containing subject matter which BioChem or CliniChem or their licensees or collaborators may require in order to research, develop or commercialize certain of BioChem's products or the CliniChem Products. There can be no assurance that BioChem or CliniChem or their collaborators will be able to obtain a license to any third-party technology or patents that they may require to conduct BioChem's research and development programs or the CliniChem Programs or that such technology or patents can be licensed at a reasonable cost. Failure by BioChem, CliniChem or their collaborators to obtain a license to any technology or patents that they may need to commercialize BioChem's products, the BioChem Technology or the CliniChem Products may result in delays in marketing BioChem's products or the CliniChem Products or the inability to proceed with the development, manufacture or sale of Biochem's products or the CliniChem Products requiring such licenses and may have a material adverse effect on either BioChem or CliniChem.

     Litigation, which could result in substantial cost to BioChem, may also be necessary to enforce any patents issued to BioChem or to determine the scope and validity of other parties' proprietary rights, which may affect the CliniChem Products and the likelihood that BioChem would exercise the Product Option with respect to such products. If the outcome of any such litigation is adverse to BioChem, either BioChem's or CliniChem's business could be materially adversely affected.

     BioChem also relies upon trade secrets, know-how, and continuing technological advancement to develop and maintain its competitive position. Disclosure and use of BioChem's know-how is generally controlled in part under confidentiality agreements with the parties involved. In addition, BioChem has confidentiality agreements with its key employees, consultants, officers and directors. There can be no assurance, however, that all confidentiality agreements will be honored, that others will not independently develop equivalent technology, that disputes will not arise as to the ownership of intellectual property, or that disclosure of BioChem's trade secrets will not occur. Furthermore, there can be no assurance that others have not obtained or will not obtain patent protection that will exclude BioChem from using its trade secrets and confidential information. BioChem supports and collaborates in research conducted in universities and in government research organizations. There can be no assurance that BioChem will have or be able to acquire exclusive rights to inventions or technical information derived from such collaboration or that disputes would not arise as to rights in derivative or related research programs conducted by BioChem. In addition, in the event of BioChem's contractual breach or bankruptcy, certain of BioChem's collaborative research contracts provide for transfer of technology (including any patents or patent applications) to the collaborators. To the extent that consultants or research collaborators use intellectual property owned by others in their work with BioChem, disputes may also arise as to the rights to related or resulting know-how or inventions. See "Business of CliniChem--Patents."

     Uncertainty of Pharmaceutical Pricing and Third-Party Reimbursement. The business and financial condition of diagnostic, pharmaceutical, vaccine and biotechnology companies will continue to be affected by the efforts of governments and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and BioChem and CliniChem expect that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing. While neither Biochem nor CliniChem can predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on its business, the announcement of such proposals and the adoption of such proposals or efforts could have a material adverse effect on either BioChem's or CliniChem's business and financial condition. Further, to the extent such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for either BioChem or CliniChem, BioChem's or CliniChem's ability to establish a strategic alliance may be adversely affected. In addition, in Canada, the United States and elsewhere, sales of prescription pharmaceuticals, vaccines and diagnostic products are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. To the extent BioChem or CliniChem succeed in bringing products to market, there can be no assurance that these products will be considered cost-effective and that reimbursement to consumers will be available or will be sufficient to allow either BioChem or CliniChem to sell its products on a competitive basis.

     Product Liability Exposure and Insurance. The use of any of BioChem's products or CliniChem Products in clinical trials, and the sale of any of BioChem's products or CliniChem Products, may expose BioChem or CliniChem to liability claims resulting from the use of Biochem's products or the CliniChem Products. These claims might be made directly by consumers, healthcare providers or by pharmaceutical companies or others selling such products. Neither BioChem nor CliniChem currently have liability insurance with respect to sales of BioChem's products or CliniChem Products. There can also be no assurance that BioChem or CliniChem will be able to obtain or maintain commercially reasonable product liability insurance for any of BioChem's products or CliniChem Products approved for marketing. A successful product liability claim or a series of claims brought against BioChem or CliniChem could have a material adverse effect on its business, financial condition or results of operations.

BUSINESS RISKS RELATED TO BIOCHEM

     Development of New Products; Market Acceptance of Products. Except for 3TC, BioChem's potential therapeutic products, including lamivudine for use as a treatment against chronic hepatitis B, are in research or development. In addition, except for several vaccines and other diagnostic products which BioChem currently markets, potential vaccine and diagnostic products are in research or development. BioChem is devoting its efforts to the research and development of potential therapeutic, vaccine and diagnostic products based upon various technological approaches. The development of new products is subject to a number of significant risks. Potential products that appear to be promising in various stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential product will be found ineffective or unduly toxic during preclinical or clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture in a large scale, will be uneconomical to market or not achieve market acceptance, or will be precluded from commercialization by proprietary rights of third parties. Competitive products may render BioChem's technology and products obsolete and non-competitive prior to potential products reaching the market. Most of BioChem's potential products will require significant additional research and development efforts and significant additional preclinical and clinical testing, prior to any commercial use. In addition, there can be no assurance that BioChem will successfully address any of these technological challenges, or others that may arise in the course of development. In addition, there can be no assurance that any of BioChem's products in development will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of BioChem's product candidates, and the establishment and demonstration of the potential advantages over existing and new treatment methods and reimbursement policies of government and third-party payors. There can be no assurance that physicians, patients, payors or the medical community in general will accept and utilize any existing or new products that may be developed by BioChem.

     Risks Associated with the Commercialization of 3TC and lamivudine. BioChem's ability to maintain profitability will depend in large part on Glaxo Wellcome's ability to continue successful commercialization of 3TC. The degree of continued market acceptance of 3TC will depend upon a number of factors, including ongoing demonstration in the medical community of the clinical efficacy and safety of 3TC, the potential advantages over existing and new treatment methods and reimbursement policies of various governments and third-party payors. There can be no assurance as to the extent to which physicians, patients, payors or the medical community in general will continue to accept and utilize 3TC. Third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that 3TC will continue to be considered cost-effective and that reimbursement to consumers will be available or will be sufficient to allow BioChem or Glaxo Wellcome to continue to sell 3TC on a competitive basis.

     Glaxo Wellcome, BioChem's partner for the development and commercialization of lamivudine, has filed for regulatory approval for the commercialization of lamivudine in some 30 countries worldwide. Glaxo Wellcome is currently completing the Phase III clinical trial program of lamivudine for chronic hepatitis B infection. To date, a total of nine Phase III clinical trials have been initiated and almost all completed. Overall, studies confirm that lamivudine has an excellent safety and efficiency profile across diverse hepatitis B patient groups from Europe, Asia and North America. BioChem expects lamivudine to be approved in its first markets during 1998 and believes that it will be a significant step forward in the treatment of chronic hepatitis B. However, there can be no assurance that regulatory approval will ever be granted to market and sell lamivudine in any country in which such approval has been sought. In addition, there can be no assurance of market acceptance of lamivudine for the treatment of chronic hepatitis B in any country in which regulatory approval is granted.

     Reliance on Glaxo Wellcome and Other Collaborative Relationships. BioChem is almost totally reliant on third parties for the manufacturing and marketing of its therapeutic products. BioChem's development and commercialization agreements with Glaxo Wellcome provide Glaxo Wellcome with worldwide rights, with the exception of Canada, to develop, manufacture and market 3TC and lamivudine and certain related compounds (the "3TC Products"). Rights for the Canadian market were licensed to Glaxo Wellcome, to be exploited in a partnership between Glaxo Wellcome and BioChem, which markets 3TC in Canada. Glaxo Wellcome has agreed to manufacture all of the 3TC Products required to be supplied in Canada. BioChem also entered into a series of agreements with Astra AB providing for the research, development and commercialization of a new class of analgesic compounds for the control of pain. There can be no assurance that BioChem will be able to negotiate other acceptable arrangements in the future or that any existing or future collaborations will be successful. Furthermore, there can be no assurance that the collaborators' interests are or will remain consistent with those of BioChem or that they will succeed in developing any new marketable products or obtaining requisite government approvals. Should BioChem and its collaborators fail to develop any new marketable products, obtain the requisite regulatory approvals or market any of such products successfully, BioChem's business, financial condition and results of operations may be materially and adversely affected. In addition, BioChem cannot control the amount and timing of resources which its collaborators devote to BioChem's programs. Certain of these agreements do not prevent the collaborators from pursuing alternative technologies that could result in their developing products competitive with those products developed under BioChem's collaborative agreements. The agreements may be terminated by the collaborators in certain circumstances with limited notice, and the collaborators may thereupon acquire certain rights to the products under development.

     Uncertainties of Financial Results. BioChem's ability to maintain profitability in the foreseeable future depends on the continued commercial success of 3TC. BioChem's operating results are dependent upon the marketing efforts of Glaxo Wellcome, and may lag actual sales of 3TC due to reporting delays from Glaxo Wellcome to BioChem. Consequently, revenues are difficult to predict and may fluctuate substantially from period to period. In addition, other BioChem development programs will require substantial additional investment, including the cost of clinical trials, obtaining additional regulatory approvals, if necessary, the completion of commercial-scale vaccine manufacturing facilities and marketing and sales expenses associated with potential new product introductions. There can be no assurance if or when BioChem will successfully develop, receive regulatory approvals for or manufacture or market any new products. The research, development, production and marketing of new products will require the application of considerable technical and financial resources by BioChem and its collaborators, while revenues that are generated by such products, if successfully developed and marketed, may not be realized for several years. In addition, involvement in any patent litigation may materially adversely affect BioChem's future business, financial condition and results of operations. No assurance can be given that BioChem will be able to sustain profitability.

     Volatility of BioChem Common Share Price. The market prices for the securities of biopharmaceutical and biotechnology companies, including BioChem, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in BioChem's operating results, announcements of technological innovations or new therapeutic products by BioChem or its competitors, clinical trial results, governmental regulation, developments in patent or other proprietary rights, public concern as to safety of drugs developed by BioChem, CliniChem or others and general market conditions can have an adverse effect on the market price of the BioChem Common Shares and the CliniChem Common Shares. In particular, the realization of any of the risks described herein could have a material adverse impact on such market price.


     Shares Eligible for Future Sale. As of June 9, 1998, there were 108,323,990 BioChem Common Shares outstanding. BioChem, as the holder of the majority of the outstanding Class B Shares after the Distribution, has the right, provided for in CliniChem's Articles, to acquire all (but not less than all) of the outstanding CliniChem Common Shares. BioChem may pay the Purchase Option Exercise Price in cash, in BioChem Common Shares or in any combination of cash and BioChem Common Shares. The issuance of BioChem Common Shares in connection with the exercise of the Purchase Option would result in a dilution in the percentage ownership of BioChem's shareholders in BioChem at the time of issuance and could negatively affect the market price of BioChem Common Shares. See "The Agreements and the Purchase Option -- Purchase Option."


     Absence of Dividends. BioChem has never paid any cash dividends on the BioChem Common Shares. BioChem currently anticipates that it will retain all available funds for use in its business and does not expect to pay any cash dividends in the foreseeable future.

     International Operations; Currency Fluctuations. Most of BioChem's diagnostic and therapeutic product sales are made, and BioChem expects that they will continue to be made, in international markets, including the United States. Sales of BioChem's products in international markets are subject to certain risks common to such sales, including government regulation, export and import license requirements, risks of tariffs or trade barriers and political and economic instability. Although these risks have not had any material effect on BioChem to date, there can be no assurance these risks will not materially adversely affect BioChem in the future.

     BioChem generally prices its diagnostic and therapeutic products in the currency of the country in which they are sold. Accordingly, the prices of such products in Canadian dollars will vary as the value of the Canadian dollar fluctuates against such local currencies. In addition, royalty payments made to BioChem by Glaxo Wellcome on 3TC sales worldwide (excluding Canada) are made as a percentage of sales of 3TC denominated in the currency of the country where sales are made. There can be no assurance that there will not be increases in the value of the Canadian dollar against such currencies, reducing the Canadian dollar return to BioChem on the sales of its products. Furthermore, there can be no assurance that significant fluctuations in foreign currency values will not occur that will create sufficient differences in the relative prices of the products in different countries, such that BioChem or Glaxo Wellcome will find it necessary to reduce its prices in certain local currencies in order to bring the relative cost of its products into line. Although BioChem may seek to implement hedging techniques with respect to its foreign currency transactions in the future, it does not currently do so and there can be no assurance that such techniques would be successful.

     Shareholder Rights Plan (Anti-takeover Provisions). On June 7, 1995 the shareholders of BioChem approved a Shareholder Rights Plan (the "Rights Plan") and on April 21, 1998 amended the Rights Plan. Under the Rights Plan, one common share purchase right was issued on April 28, 1995 in respect of each outstanding BioChem's Common Share and became issuable in respect of each BioChem Common Share issued thereafter. The Rights Plan expires on June 30, 2003 unless terminated earlier by BioChem Board of Directors. The effect of the Rights Plan is to require anyone who seeks to acquire 20.0% or more of BioChem's voting shares, or anyone holding at least 20.0% of BioChem's voting shares who seeks to acquire an additional 1.0%, to make a bid complying with specific provisions. The provisions of the Rights Plan could prevent or delay the acquisition of BioChem by means of a tender offer, a proxy contest or otherwise in which shareholders might receive a premium over the current market price.

                                THE DISTRIBUTION

     The Board of Directors of BioChem has declared a distribution, payable to Holders, of one CliniChem Common Share for every 40 BioChem Common Shares owned by such Holder on the Record Date. As a result of the Distribution, all of the then outstanding CliniChem Common Shares will be distributed to the Holders. Neither BioChem nor CliniChem will receive any proceeds in connection with the Distribution. After the Distribution, BioChem will hold all of the authorized and issued Class B Shares. See "Description of CliniChem's Share Capital."


     Subject to certain conditions set forth in the Distribution Agreement, BioChem will effect the Distribution (expected to be on or about June 26, 1998) by delivering all of the CliniChem Common Shares to the Distribution Agent. Commencing on or about the Distribution Date, the Distribution Agent will begin distributing share certificates reflecting ownership of CliniChem Common Shares to Holders.


     No fractional shares will be issued as part of the Distribution. Fractional CliniChem Common Shares will be rounded up to a whole share by the Distribution Agent.


     A total of approximately 2,724,200 CliniChem Common Shares, being all of the CliniChem Common Shares then held by BioChem are expected to be distributed, assuming 108,323,990 BioChem Common Shares (the number of BioChem Common Shares outstanding on June 9, 1998) are outstanding on the Record Date. No Holder will be required to pay any cash or other consideration for the CliniChem Common Shares received in the Distribution (exclusive of applicable Canadian withholding taxes), nor will any action be required to be taken by any Holder in order to receive CliniChem Common Shares.


     However, Canadian withholding taxes will be payable. A portion of the CliniChem Common Shares otherwise deliverable to certain Holders who are not residents of Canada will be withheld and sold on such Holders' behalf in order to pay any Canadian withholding tax for which such Holder is liable. In the case of a U.S. Holder, pursuant to the Canada-United States Income Tax Convention, the rate of withholding is generally 15%. Revenue Canada will not accept CliniChem Common Shares in satisfaction of the withholding obligation and thus BioChem will remit the proceeds from market sales of withheld shares to satisfy such obligation. In the case of U.S. Holders who hold their BioChem Common Shares through DTC, DTC will debit the broker-dealer's account for the amount of cash equal to 15% of the fair market value of the dividended shares and remit such amount to Revenue Canada. The broker-dealer will then debit the account of such Holder for a like amount. However, in the case of Registered U.S. Holders, BioChem needs to withhold 15% of the fair market value of the shares distributed to such Holders and remit the proceeds from the sale of such shares to Revenue Canada. Less than 1% of BioChem's Common Shares held by non-resident Holders are held by Registered U.S. Holders. Such sales of CliniChem Common Shares will be effected following the Distribution pursuant to Regulation S under the Securities Act in one or more offshore transactions, including open-market transactions on a Canadian stock exchange, which are not subject to the registration requirements of the Securities Act and applicable state securities laws. The distribution of the CliniChem Common Shares withheld may be effected from time to time in one or more transactions on behalf of the Holder (which may include block transactions) on either the Montreal Exchange or The Toronto Stock Exchange, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Income Tax Considerations."

     The general terms and conditions of the Distribution and the arrangements between BioChem and CliniChem are set forth in the BioChem/CliniChem Agreements. See "The Agreements and the Purchase Option."

     Shareholders of BioChem with inquiries regarding the Distribution should contact BioChem's principal executive office: BioChem Pharma Inc., 275 Armand-Frappier Blvd., Laval, Quebec, Canada H7V 4A7, Attn: Investor Relations;
Telephone: (514) 978-7771.

                       CLINICHEM PRO FORMA CAPITALIZATION

     The following table sets forth the pro forma capitalization and certain other balance sheet data of CliniChem as of February 6, 1998, as adjusted to give effect to the contribution to capital by BioChem of $150 million by BioChem to the capital of CliniChem, the filing of an amendment to the Articles and the issuance to BioChem of CliniChem Common Shares and Class B Shares prior to the Distribution. The data set forth below should be read in conjunction with the Financial Statements and related Notes included elsewhere in this Prospectus.


                                                                        AS AT              PRO FORMA
                                                      AUTHORIZED   FEBRUARY 6, 1998   FEBRUARY 6, 1998(1)
                                                      ----------   ----------------   -------------------
                                                                      (audited)           (unaudited)
Cash................................................                 $      1,000        $150,001,000
                                                                     ============        ============
Shareholder's equity:
  Common Shares.....................................      1,000             1,000           --
                                                                    (1,000 shares)
  Class A Common Shares.............................  Unlimited          --                       167
                                                                                       (2,724,200 shares)
  Class B Common Shares(2)..........................      1,000          --                       833
                                                                                        (1,000 shares)
  Contributed Surplus...............................                     --               150,000,000
                                                                     ------------        ------------
Total shareholders' equity..........................                 $      1,000        $150,001,000
                                                                     ============        ============


---------------
(1) See footnotes (a) and (b) to the Pro Forma Balance Sheet on page F-7 for a description of the pro forma adjustments reflected in the adjusted balances.

(2)  All Class B Shares issued and outstanding are held by BioChem.

              REASONS FOR THE DISTRIBUTION AND EFFECTS ON BIOCHEM

     BioChem is a leading biopharmaceutical company engaged in the research, development and marketing of therapeutic products and the research, development, manufacturing and marketing of vaccine and diagnostic products for a wide range of infectious and other diseases. For the fiscal year ended December 31, 1997, BioChem had operating revenue of $280.8 million and net income of $79.8 million. At December 31, 1997, BioChem shareholders' equity was $498.1 million.

     BioChem conducts its business through BioChem Therapeutic Inc., BioChem Vaccines Inc., BioChem ImmunoSystems Inc. and BioChem's foreign subsidiaries. BioChem's most significant therapeutic product is a novel nucleoside analog, marketed under the brand name of 3TC, developed with Glaxo Wellcome for the treatment of patients with HIV infection, including AIDS. The nucleoside analog is marketed under the brand names 3TC or Epivir. Lamivudine, a different dosage regimen of 3TC, is also being developed with Glaxo Wellcome as a treatment for chronic hepatitis B infection, including in the pre- and post-liver transplant setting to prevent graft re-infection by human hepatitis B virus. BioChem has also developed, and is manufacturing and marketing, a line of vaccines including whole virus and split virus influenza vaccines, a combined diphtheria tetanus vaccine and a vaccine to prevent tuberculosis. BioChem has also developed and is manufacturing an immunotherapeutic product used in the treatment of certain superficial bladder cancers. BioChem's diagnostics operations are engaged in the research, development, manufacturing and marketing of a wide range of diagnostic products and automated laboratory analyzers for the detection of a variety of infectious diseases, and for use in immunology, endocrinology and hematology.

     At the time of the capital contribution, BioChem will record an investment in CliniChem of $150 million. Under Canadian GAAP, BioChem will charge the carrying value of the distribution to retained earnings on the date of the declaration of the Distribution. Under U.S. GAAP, BioChem will charge the fair market value of the distribution to retained earnings and will expense the excess of the carrying value of its investment in CliniChem Common Shares over the fair market value of these shares. The fair market value of the

CliniChem Common Shares will be determined by BioChem based on their closing price on relevant stock exchanges on the Distribution Date. This difference between the Canadian and U.S. GAAP treatment of the Distribution will be disclosed in a reconciling note to BioChem's financial statements. BioChem will recognize as revenue the payments from CliniChem under the Research and Development Agreement and Research and Development Costs incurred by BioChem to perform its obligations under the Research and Development Agreement will be expensed as research and development expenses under Canadian and U.S. GAAP.

     If BioChem exercises the Purchase Option, the Purchase Option Exercise Price will be allocated between capitalized intangibles (for the value of completed CliniChem Products) and in-process research and development (for the value of research and development on-going under the CliniChem Programs). Under generally accepted accounting principles in the United States, the value attributed to in-process research and development will be immediately written off as an expense, while under generally accepted accounting principles in Canada it will be amortized over the period benefitted.

     BioChem believes that the research and development work it has undertaken, directly and through collaborators, in the therapeutic and vaccine areas has yielded results which justify further research and development. However, a substantial amount of additional research and development effort is required to further develop the CliniChem Products to their potential commercialization. Such opportunities involve significantly different risk/reward profiles as compared to BioChem's established therapeutic, vaccine and diagnostic businesses.

     To continue the advancement of, and in certain cases accelerate, these projects and programs, BioChem seeks strategic collaborations and ventures, such as the Glaxo Wellcome collaboration, to provide complementary financing. BioChem's strategy also involves actively seeking outside product opportunities through joint ventures, licensing, acquisitions and strategic alliances with both technology, marketing and geographic partners.

     BioChem believes that the formation of CliniChem to conduct the CliniChem Programs by BioChem, and the arrangements between BioChem and CliniChem, will provide BioChem with the opportunity to continue to pursue and expand its product commercialization business. BioChem believes that the arrangements with CliniChem will significantly benefit BioChem shareholders:

     - separating the risks associated with conducting the CliniChem Programs from those associated with BioChem's established therapeutic, vaccine and diagnostic businesses;

     - allowing individual shareholders of BioChem to increase or decrease their level of participation in the business of conducting the CliniChem Programs by varying their level of investment in CliniChem;

     - obtaining for BioChem the exclusive right to commercialize worldwide (subject to pre-existing third-party rights) any developed CliniChem Product, assuming BioChem's exercise of the Product Option with respect to such product or exercise of the Purchase Option, thereby making it possible for BioChem to capture a potentially greater return on the products researched and developed with CliniChem than may otherwise be possible from products researched and developed for commercialization in conjunction with other third parties; and

     - allowing BioChem's near-term financial results to continue to reflect principally its established therapeutic, vaccine and diagnostic businesses, through CliniChem's payment to BioChem for the Research and Development Costs.

     The foregoing potential benefits to BioChem shareholders of the arrangements with CliniChem may, however, be offset by certain costs and detriments, including but not limited to the following: BioChem's loss of control over research and development activities to be conducted by or on behalf of CliniChem, which instead will be overseen by CliniChem's Board of Directors; the administrative costs to BioChem relating to the establishment of CliniChem, including accounting and legal fees and costs; the potential cost of the exercise of any of BioChem's options and potential royalties to CliniChem; and the potential loss of income tax benefits to BioChem which may have been derived from deduction by BioChem rather than CliniChem of research and development expenses attributable to the CliniChem Programs.

     After reviewing BioChem's goals and objectives and considering other possible methods of expanding its product line with proprietary therapeutic and vaccine products that provide distinctive pharmaceutical and economic benefit, BioChem's management and Board of Directors believe that continuing to pursue the research and development of such products through the formation of CliniChem and the Distribution will significantly benefit the BioChem shareholders. The Board of Directors' final approval of this transaction was conditioned upon the advice and the delivery of a written opinion of Merrill Lynch. Merrill Lynch has delivered an opinion dated June 10, 1998, substantially to the effect that, based upon the factors recited in such opinion and the actions described below,
(i) from a financial point of view, the Distribution provides a reasonable structure to pursue the financial objectives of BioChem set forth above and (ii) from a financial point of view, the Distribution is fair to Holders.


     In delivering its opinion, Merrill Lynch has undertaken, among other things, the following actions: (a) a review of this Prospectus and certain other material documents; (b) discussions with members of senior management of BioChem with respect to the businesses and prospects of BioChem and CliniChem and the strategic objectives of each; (c) discussions concerning the Distribution with other representatives and advisors of BioChem; (d) a review of financial and other information concerning BioChem (with and without CliniChem) that was either publicly available or was furnished to it by BioChem; (e) a review of historical prices and trading volumes of the BioChem Common Shares; (f) a review of the terms and conditions of transactions that are similar to the transactions contemplated in connection with the Distribution; and (g) a review of such other financial studies and analyses as it deemed to be appropriate.

     The opinion states that Merrill Lynch has relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available (including the information contained in this Prospectus), and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of BioChem (with or without CliniChem) or been furnished with any such evaluation or appraisal. In connection with this opinion, Merrill Lynch has not been asked to, nor has it provided any opinion as to, the valuation or future performance of CliniChem as an independent public company following the Distribution.

     In its opinion, Merrill Lynch does not opine on or give assurances of the price at which the BioChem Common Shares will actually trade after announcement of the Distribution or the price at which the CliniChem Common Shares will actually trade after the Distribution. The opinion notes that such trading following the Distribution may be characterized by a redistribution among existing shareholders and other investors and that, accordingly, the BioChem Common Shares and the CliniChem Common Shares may trade during such period at prices below those at which they would trade on a fully distributed basis. In addition, the opinion does not address whether the funds invested by BioChem or CliniChem will be adequate to accomplish the objective of successfully conducting the CliniChem Programs.

     BioChem will pay Merrill Lynch a fee of US$2.5 million for its services in connection with the Distribution. The receipt of this fee is contingent upon the consummation of the Distribution. Merrill Lynch will also be reimbursed for up to US$200,000 of expenses that it has incurred or will incur in rendering its services. BioChem has agreed to indemnify Merrill Lynch against certain liabilities and expenses in connection with its services as financial advisor. Merrill Lynch may actively trade BioChem Common Shares and may, in the future, trade CliniChem Common Shares for its own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     BioChem selected Merrill Lynch as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Distribution.

     Although Merrill Lynch participated in certain of the discussions regarding the Distribution, the terms of the Distribution were determined by BioChem's Board of Directors.

     Hambrecht & Quist LLC was also retained by Biochem in connection with this transaction.

                             BUSINESS OF CLINICHEM

GENERAL

     CliniChem was incorporated by articles of incorporation under the Canada Business Corporations Act (the "CBCA") by BioChem in January 1998 to conduct research and development of potential human therapeutic and vaccine products primarily for the treatment of cancer and HIV infection, including AIDS, and the prevention of certain infectious diseases. CliniChem has not conducted any business to date and has no employees. Its three officers are full-time employees of BioChem. CliniChem does not intend to perform any research, development or other activities itself, but rather will contract with BioChem to perform all such activities pursuant to the terms of the Research and Development Agreement. The CliniChem Programs initially to be conducted under the Research and Development Agreement are the development of (i) BCH-4556, a novel nucleoside analog to treat various forms of cancer, (ii) BCH-10652, a novel nucleoside analog to treat HIV infection, including AIDS (iii) small molecules to treat solid cancer tumors by inhibiting angiogenesis through the antagonism of the a(n)b(3) receptor, (iv) recombinant protein vaccines to prevent infection by: (a) Neisseria meningitidis, (b) Streptococcus pneumoniae,
(c) Neisseria gonorrhoeae, (d) Haemophilus influenzae non typeable, (e) Streptococcus Group B and (f) Chlamydia pneumoniae. BioChem has the right, with the consent of the Board of Directors of CliniChem, to expand the scope of the CliniChem Programs and to select additional development programs to be conducted as substitutes for, or in addition to, the Therapeutic Program and the Vaccine Program.

     In order to clinically test, manufacture and market drug products for therapeutic use, rigorous mandatory procedures and standards established by the regulatory agencies must be satisfied. See "--Government Regulation".

     CliniChem's belief in the potential efficacy of some of the CliniChem Products is based upon pre-clinical studies performed by BioChem or other third parties. Neither BioChem nor CliniChem has received FDA approval to begin clinical trials on any CliniChem Product other than BCH-4556, and neither CliniChem nor BioChem has received FDA approval for the manufacturing and/or marketing of any of the CliniChem Products. Consequently, there can be no assurance that the CliniChem Products or any other products selected for research and development will receive the necessary FDA approvals, that either CliniChem or BioChem will commence manufacturing or marketing of any of the CliniChem Products or as to when manufacturing and marketing of the CliniChem Products will commence.

     In order to conduct its business, CliniChem will depend substantially on BioChem and BioChem's licensors for rights to use BioChem Technology, for research and development activities, for administrative services and, if BioChem exercises the Product Option, for the commercialization of CliniChem Products. After the expiration of the Product Option for a CliniChem Product, CliniChem may also perform directly, or engage other third parties to perform on its behalf, the commercialization of such CliniChem Product. However, it is likely that BioChem will be responsible for executing substantially all of the operational activities necessary for CliniChem's business following the Distribution and continuing through completion of the development stage of the CliniChem Products, and that the Available Funds will be used primarily to fund these activities under the Research and Development Agreement and the Services Agreement and to pay the Technology Fee. CliniChem's Board of Directors will be responsible for determining which products will be pursued, and for approving the work plans and other cost estimates therefor. CliniChem's Board of Directors will supervise and review BioChem's ongoing activities on behalf of CliniChem. See "Risk Factors--Dependence on BioChem"; "--Uncertainty Regarding Sufficient Availability of BioChem Research and Development Personnel and Facilities."

     Prior to the Distribution, BioChem will contribute $150 million in cash to CliniChem as a capital contribution. As the holder of the majority of the outstanding Class B Shares following the Distribution, BioChem will have the option to acquire all (but not less than all) of the outstanding CliniChem Common Shares under specified conditions. BioChem has also granted certain technology licenses and agreed to make specified payments on sales of certain products in consideration, inter alia, for the payment by CliniChem of the Technology Fee. In the early years, CliniChem's revenues are expected to be primarily derived from investment income. In later years, if BioChem were to exercise its Product Option for any CliniChem Product, or if a CliniChem Product were commercialized by CliniChem itself or by a third party on behalf of

CliniChem, CliniChem would derive revenues and/or royalties from sales of the CliniChem Products or from amounts paid to CliniChem by BioChem or third parties for the rights to commercialize such CliniChem Products. Until the exercise or the expiration of the Purchase Option, all such amounts paid to CliniChem by BioChem will constitute Available Funds.

     Unless otherwise indicated, information regarding the number of persons diagnosed with a particular disease, fatality rates associated with a particular disease or indication or potential size of a market for treatment of a particular disease has been obtained from sources published by the World Health Organization (the "WHO") and the Centers for Disease Control in the United States (the "CDC").

THE CLINICHEM PROGRAMS

     BCH-4556

     BCH-4556 is a nucleoside analog being developed to treat various forms of cancer. Nucleoside analogs, such as gemcitabine and Ara-C, are used in the treatment of cancer. Nucleoside analogs inhibit tumor growth by preventing cell replication. Currently marketed nucleoside analogs have two major disadvantages that impair their anti-cancer activity and have limited their use to date. First, they are rapidly deaminated, which leads to a loss of efficacy and to the resistance of the cancer to treatment. Second, existing nucleoside analogs are typically unable to completely stop cell division and therefore do not optimally treat cancer. BCH-4556 is a nucleoside analog which CliniChem believes will provide significant benefits in treating various forms of cancer due to its novel structure. Discovered and synthesized by BioChem scientists, BCH-4556 is structurally different from currently marketed nucleoside analogs. BCH-4556 is not vulnerable to deamination and may be able to completely stop cell division. CliniChem believes that both of these characteristics could lead to improved efficacy compared to other currently marketed nucleoside analogs. CliniChem plans to administer BCH-4556 initially by intravenous injection, but is also examining an oral formulation.

     BCH-4556 was selected for clinical development based on the activity it demonstrated against a variety of human tumors grown in immunocompromised mice and against human tumor cells taken directly from patients. Phase I safety and pharmacokinetic studies are currently in progress in advanced stage cancer patients with solid cancer tumors. A single dose regimen is being evaluated in collaboration with the National Cancer Institute of Canada. Two additional multiple dose regimens are being conducted in the United States. CliniChem plans to conduct Phase II clinical trials with BCH-4556 in 1998 targeting various types of cancer (e.g. renal, prostate, breast, ovarian, colorectal, non-small cell lung, pancreatic, head and neck, leukemia and melanoma). CliniChem hopes the initial pilot Phase II studies to demonstrate the types of cancer in which BCH-4556 shows activity. If it obtains positive results, CliniChem will then focus on certain types of cancer in the Phase II/III trials.

     According to Data Monitor Healthcare Reports, 1997; Cancer to 2005, approximately 8 million people worldwide are diagnosed each year with cancer. The worldwide market for anti-cancer treatments in 1996 was approximately US$10.2 billion, or 4.3% of the global pharmaceutical market. In 1996, the anti-cancer market grew by approximately 12% over the previous year. Factors influencing the strong growth in the cancer market include: (a) increased incidence of cancer; (b) improved diagnosis; and (c) development of effective adjunct therapies which enable more intense, more effective and more widespread use of chemotherapy. The increased incidence of cancer is due to many factors, including: (a) worldwide population growth; (b) longer life expectancies; and
(c) increased exposure to carcinogenic environmental or dietary factors.

     BCH-10652

     BCH-10652 is a compound being developed for the treatment of HIV infection and AIDS which has been shown to stop the replication of the HIV virus in vitro. BCH-10652 is a nucleoside analog with a novel structure which targets the HIV reverse transcriptase enzyme. By targeting the reverse transcriptase enzyme, BCH-10652 appears to interfere with the transcription of viral RNA to viral DNA, a process necessary for HIV replication. Other nucleoside analogs, such as AZT and 3TC, also inhibit the reverse transcriptase enzyme. However, BCH-10652 appears to be capable of inhibiting the replication of HIV viruses that have become resistant to 3TC and AZT and to some protease inhibitors. In addition, based on in vitro studies, resistance to BCH-10652 appears slow to develop. CliniChem believes these properties may give BCH-10652 a role in the treatment of both HIV-infected patients in whom standard triple combination regimens are no longer effective and patients who have never received anti-HIV therapy (first-line therapy). The current approach to HIV treatment usually relies on triple combination therapy, typically two nucleoside analogs and a protease inhibitor.

     Various pre-clinical tests performed to assess the safety of BCH-10652 have indicated a good safety profile for this compound. Because of the long-term use of HIV infection treatments, a safe compound has a significant competitive advantage. A Phase I clinical trial in healthy volunteers was initiated in the U.S. on May 6, 1998. This study is to assess the safety and pharmacokinetics of BCH-10652. The results of this trial should enable CliniChem to select two or three doses for the subsequent Phase II trials, which will be designed to assess the safety and efficacy of BCH-10652 in HIV-infected individuals.

     According to Worldwide Antiretroviral Sales, IMS Report, 1997, in 1997, the antiretroviral (anti-HIV) market was approximately US$2 billion in sales, divided between reverse transcriptase inhibitors (US$1.2 billion) and protease inhibitors (US$800 million). The vast majority of the sales were generated in North America, Western Europe and Japan. The WHO estimates that, as of the end of 1997, over 30 million people worldwide had been infected with HIV, the virus that causes AIDS. It is generally believed that the vast majority of individuals infected with HIV will ultimately develop AIDS, which currently has a very high fatality rate. Assuming that trends in many parts of the world will continue, the WHO estimates that, by the year 2000, more than 40 million people worldwide will have been infected with HIV.

ANGIOGENESIS INHIBITORS

     Angiogenesis is the process whereby new blood vessels are formed. Over the last few years, it has been recognized that tumor growth is dependent upon the formation of new blood vessels to supply the cancer mass with oxygen and nutrients and to remove carbon dioxide and other metabolic products. Consequently, angiogenesis is required for the growth and proliferation of cancer tumors. The inhibition of angiogenesis, therefore, may prevent tumor growth.

     One of the required elements of the angiogenic process is the activation of the a(n)b(3) receptor. BioChem is pursuing the discovery and development of small molecules that block the receptor and thus should inhibit solid cancer tumor growth and progression. Such molecules are expected to be utilized in combination with standard chemotherapeutic agents to treat a wide variety of solid cancer tumors. BioChem scientists are currently collaborating with Beth Israel Deaconess Hospital in Boston, Massachusetts to develop assays and with Amrad Natural Products Pty Ltd ("ANP") in Melbourne, Australia to identify and characterize novel, small molecules that inhibit tumor-associated angiogenesis. To date, BioChem has identified two classes of small molecules that have demonstrated activity in in vitro angiogenesis models through a(n)b(3) antagonism. CliniChem will continue to pursue the angiogenesis inhibitor program with the objective of identifying drug candidates suitable for clinical development.

     There is no product currently marketed which has been approved for the treatment of cancer by inhibiting angiogenesis. However, there are a number of agents in pre-clinical and clinical development which are being studied alone or in conjunction with chemotherapeutic agents. Due to the nature of the angiogenic process, these agents are likely to be administered over a long period of time to prevent angiogenesis. If effective in preventing the recurrence of cancer tumors, CliniChem believes that the market for these angiogenesis inhibitors may be substantial. CliniChem also believes that such products, if successfully developed, could be used as: (a) an adjunct to chemotherapy or radiotherapy; (b) a follow-up to chemotherapy to prevent recurrence of the tumors and metastases;
(c) therapy for large, slow-growing tumors that are less responsive to cytotoxic chemotherapy; and (d) first-line therapy to bypass drug resistance.

VACCINES

     Vaccines are antigens, frequently formulated with an adjuvant (an agent added to antigens to enhance their immunogenicity), that stimulate the immune system to induce protective immunity. CliniChem intends to develop recombinant protein vaccines against numerous bacterial infections for which there are no vaccines currently available or for which existing vaccines have low efficacy. CliniChem will initially focus its efforts on the development of candidate vaccines against bacterial diseases related to infections of Neisseria meningitidis

(bacterial meningitis) and Streptococcus pneumoniae (pneumonia, meningitis, otitis media (acute middle ear infections)) and will be also developing vaccines against infections of Neisseria gonorrhoeae (gonorrhea), Haemophilus influenzae non typeable (otitis media), Streptococcus Group B and Chlamydia pneumoniae.

     Most bacterial vaccines available today are polysaccharide vaccines or conjugate polysaccharide vaccines. Polysaccharide vaccines suffer from a number of disadvantages. First, polysaccharide vaccines are T-cell independent antigens, which give rise to no immune memory effect. They therefore only produce short-term immunity. Second, the existing polysaccharide vaccines generally are poorly immunogenic in children. Therefore, they do not produce strong or long lasting immunity in young children, and are non-immunogenic in children under two years of age. Third, they do not elicit good secondary responses and, therefore, they cannot be used to produce a booster effect. Furthermore, there is a strong antigenic variation between the polysaccharides of different bacterial strains of the same bacteria which necessitates the combination of multiple antigens to ensure a broader immunity. In other words, different bacterial strains have unique polysaccharides, making it difficult for a single polysaccharide vaccine to provide global protection against a broad range of strains of bacterium. Consequently, numerous polysaccharide antigens must be administered to protect against multiple strains of a bacterium. The production of such multi-valent vaccines is time consuming and expensive. Finally, there are certain infections for which no polysaccharide vaccines currently exist.

     In part to overcome certain limitations of polysaccharide-based vaccines, conjugate polysaccharide vaccines have been and are currently being developed. One such vaccine to protect against Haemophilus influenzae type B is currently marketed. These conjugate polysaccharide vaccines couple a polysaccharide-based vaccine with a protein carrier. Because of the protein carrier, conjugate polysaccharide vaccines induce a T-cell dependent response, which induces a memory effect and can be used to produce a booster effect. These conjugate polysaccharide vaccines, however, have their own limitations. Because of the limited number of conjugate polysaccharide vaccines that can be combined in a single dose, current conjugate polysaccharide vaccines provide protection against only a limited number of strains of a bacterium. In addition, because of the conjugation process, conjugate polysaccharide vaccines are expensive, time consuming and difficult to manufacture.

     BioChem is currently developing recombinant protein vaccines that attempt to overcome the problems and limitations of both polysaccharide vaccines and conjugate polysaccharide vaccines. BioChem's recombinant protein vaccines are T-cell dependent. CliniChem hopes these vaccines will produce (a) immunogenicity in children under the age of two and (b) a better and long-lasting immunity in people of all ages. In addition, CliniChem believes that the development of a vaccine based on a common and conserved antigen in all the strains of a given bacteria should allow the design of a single protein vaccine that could provide global protection against multiple strains of a bacterium. Furthermore, such vaccines should be easier to manufacture and could be more easily combined with other existing or developed vaccines for other diseases.

     BioChem is working on the development of recombinant protein vaccines against the following bacterial infections:

     Neisseria meningitidis

     Neisseria meningitidis ("N. meningitidis") causes both endemic and epidemic disease, principally meningitis and meningococcal septicemia. The current polysaccharide vaccine has antigens associated with only four (A, C, W135 and Y) of the twelve serogroups (groups of bacterial strains that share a common capsular polysaccharide antigen) of N. meningitidis. BioChem has discovered a protein that appears to hold potential for the development of a new human vaccine against all strains of N. meningitidis, including serogroup B strains, which are prevalent and for which no vaccine currently exists. CliniChem believes that this protein is present in all meningococcal isolates and that it is exposed at the surface of intact meningococcal cells, where it is accessible to antibodies. CliniChem believes that this vaccine will have all the benefits of recombinant protein vaccines described above.

     In research expirements, BioChem used its candidate vaccine to immunize mice in order to evaluate the vaccine's ability to confer protection against an infection by injection of a lethal dose of N. meningitidis strain of serogroup
B. This pre-clinical work showed that the purified protein was immunogenic and protective when administered with an adjuvant. The antibodies present in the serum fraction of the blood obtained from the immunized mice recognized BioChem's recombinant protein as well as the native N. meningitidis protein. Work done in research laboratories showed that the antibodies killed N. meningitidis bacteria. This type of bactericidal activity is commonly recognized as being indicative of protection. The recombinant vaccine was also injected into monkeys. The monkeys, like the mice, developed antibodies that were shown to kill N. meningitidis bacteria. BioChem has developed a manufacturing process in anticipation of clinical trials which CliniChem expects to begin towards the end of 1998 should the ongoing pre-clinical development program confirm the safety and efficiency of the vaccine.

     Acute meningitis and meningococcal septicemia have a high rate of mortality. The latest outbreak in Sub-Saharan Africa, in 1996, affected over 100,000 people and claimed at least 10,000 lives. The WHO estimates that approximately 35,000 of the 310,000 cases reported worldwide each year are fatal. The development of a highly effective vaccine against meningococcal infection is a research priority identified by the WHO and by the Committee of the Children's Vaccine Initiative of the United States.

     In the United States, infection by N. meningitidis is the second most common cause of bacterial meningitis (approximately 20% of all cases), affecting approximately 4,000 people each year. The fatality rate is approximately 10% for meningococcal meningitis and 20% for meningococcal septicemia, despite therapy with antimicrobial agents such as penicillin. The incidence of endemic meningococcal meningitis is highest among children aged 6-12 months and then steadily declines with age. By 5 years of age, the incidence approximates that for adults. Serogroup B, for which no vaccine exists, accounts for about 50%-55% of all cases of infection by N. meningitidis. While serogroup A causes only a small portion of endemic disease in the United States, it is the most common cause of epidemics in developing countries.

     Streptococcus pneumoniae

     Streptococcus pneumoniae ("S. pneumoniae") infections are among the leading causes worldwide of illness and death in young children, persons with underlying debilitating medical conditions, and the elderly. S. pneumoniae infection is a cause of meningitis, pneumonia and otitis media. S. pneumoniae has 90 different serotypes. A polysaccharide vaccine against the 23 most common serotypes has been available since the early 1980s. It is only 60% effective in preventing S. pneumoniae-caused meningitis and pneumonia and is not currently used to prevent otitis media. BioChem has discovered two promising candidate protein vaccines. Further work to confirm the protection potential of the proteins is ongoing. This project is at an early stage.

     Each year, S. pneumoniae accounts for three to six thousand cases of meningitis, 500,000 cases of pneumonia and seven to ten million cases of otitis media in the United States alone. Case fatality rates vary by age and the underlying illness of the patient. According to the CDC the case fatality rates for some immunocompromised and other high-risk patients have been reported to be higher than 55% for meningitis and 40% for pneumonia, despite appropriate antibiotic therapy. In children, S. pneumoniae causes approximately 30% of otitis media.

     CliniChem believes that S. pneumoniae-caused diseases will become more difficult to effectively manage as strains resistant to antibiotic therapies become more prevalent. In the past, S. pneumoniae was almost uniformly susceptible to penicillin, allowing most physicians to treat persons with severe infections with penicillin alone without testing for antibiotic resistance. However, since the late 1980s, resistance to penicillin and other antibiotic agents has spread rapidly. Investigations by CDC of S. pneumoniae-caused diseases have revealed that, in some areas of the United States, as many as 30% of disease causing S. pneumoniae strains are not susceptible to penicillin. A smaller percentage of disease causing S. pneumoniae strains are also resistant to multiple antibiotic therapies.

     Neisseria gonorrhoeae

     Infections due to Neisseria gonorrhoeae ("N. gonorrhoeae") are a major cause of pelvic inflammatory disease, tubal infertility, ectopic pregnancy and chronic pelvic pain in the United States. Based upon evaluations made by the CDC, approximately 326,000 cases of gonorrhea were reported in the United States in 1996, a rate of 124 cases per 100,000 persons. Because 29% of the N. gonorrhoeae isolates collected in 1996 were resistant to penicillin, tetracycline or both, antimicrobial resistance remains an important consideration in the treatment of gonorrhea.

     BioChem believes it has discovered a conserved surface protein that is a candidate for a recombinant vaccine against infection by N. gonorrhoeae. This protein is present at the surface of all gonococcal strains evaluated by BioChem to date. BioChem scientists have sequenced the gene coding for this conserved protein and have injected animals with the recombinant protein.

     In pre-clinical work, BioChem used its candidate recombinant vaccine to immunize mice in order to evaluate the protein's ability to confer protection against bacterial infection of N. gonorrhoeae in an animal model. This pre-clinical work showed that the recombinant gonococcal protein was immunogenic in mice. BioChem is evaluating this recombinant gonococcal protein in further experimental animal models of injection.

     Haemophilus influenzae

     Haemophilus influenzae ("H. influenzae") is a bacterium that is considered a major human pathogen. There are two types of H. influenzae: the encapsulated form that has six antigenetically distinct capsular types (types a to f) and the unencapsulated form (non typeable) that may cause diseases of less virulence than the encapsulated form. The unencapsulated form is recognized as responsible for acute respiratory infections, chronic bronchitis, otitis media (40% of all cases), bacteremia and meningitis (5% of all cases). H. influenzae non typeable is among the five most common causes of community-acquired pneumonia (between 5% to 15% of the 500,000 hospital admissions annually in the United States). Annually, there are typically approximately 4,000 cases of invasive disease in adults including bacteremic pneumonia (70%), obstetric infections, epiglottis, meningitis and tracheobronchitis listed to H. influenzae non-typeable. A conjugate polysaccharide vaccine effective against H. influenzae type B exists but there is no vaccine currently available against H. influenzae non typeable.

     BioChem has identified a membrane surface exposed protein of H. influenzae that is highly conserved at the surface of various H. influenzae strains. CliniChem believes that this protein is common and conserved in all the strains of H. influenzae.

     In pre-clinical work, BioChem used its candidate recombinant vaccine to immunize mice in order to evaluate the protein's ability to confer protection against H. influenzae bacteria. This pre-clinical work showed that the HI-15 protein used with QuilA as an adjuvant is immunogenic in mice. Vaccination of mice with the HI-15 recombinant protein enhanced respiratory clearance in an experimental animal model of pulmonary infection. In a similar experimental model, intravenous administration of specific antibodies to the HI-15 protein was also shown to increase respiratory clearance. In a systemic model of infection, vaccination with the recombinant HI-15 protein conferred protection against injection of a lethal dose of H. influenzae.

     Streptococcus Group B

     Streptococcus Group B ("Strep B") is classified under seven serotypes based on their capsular polysaccharide antigenicity and two subtypes based on the antigenic characteristics of their surface proteins. Strep B causes invasive disease and is the most common cause of sepsis and meningitis in newborns in the United States. Two of every 1,000 infants in the United States develop Strep B infection within the first three months of life. Case fatality rates are estimated to be between 5% and 20% for newborns and between 15% and 32% for adults.

     In pre-clinical work, BioChem used its candidate recombinant vaccine to immunize mice in order to evaluate the protein's ability to confer protection against Strep B bacteria. This pre-clinical work showed that the recombinant GBS-1 protein is immunogenic and protective in mice. The protein has been sequenced by BioChem scientists. The presence of the protein has been observed so far in all serotypes evaluated.

     Chlamydia pneumoniae

     According to 1994 estimates of the American Heart Association, approximately 57.5 million Americans have one or more forms of cardiovascular disease, among whom approximately 13.7 million have coronary heart disease and approximately 3.9 million have strokes. Cardiovascular diseases claimed approximately 955,000 lives in 1994. Coronary heart disease is most commonly caused by atherosclerotic narrowing of the coronary arteries. It is likely to produce angina pectoris, heart attack or both.

     Chlamydia pneumoniae ("C. pneumoniae") infections may play a role in atherosclerosis in heart diseases. The organism is often presented in upper and lower respiratory tract infections and has been thought recently to contribute to the process of atherosclerosis. However, substantially more research will be needed in order to confirm this hypothesis. A vaccine against C. pneumoniae would offer a viable alternative or supplement to current management of heart diseases.

     BioChem's research program on Chlamydia pneumoniae is at an early stage.

POTENTIAL RESEARCH AND DEVELOPMENT EXPENDITURES

     The following is a preliminary budget of anticipated expenditures by CliniChem with respect to the conduct of the initial CliniChem Programs. CliniChem expects that substantial additional funding will still be required to commercialize all of the CliniChem Products. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of all of the Available Funds. See "Risk Factors--No Assurance of Sufficient Funds." Due to the long-range nature of the development plans, CliniChem, in consultation with BioChem, reserves the right to reallocate funds as it deems appropriate, including investments in additional products.

                                                                           CALENDAR YEAR
                                            ----------------------------------------------------------------------------
                                              1998         1999         2000         2001         2002          TOTAL
                                            ---------    ---------    ---------    ---------    ---------    -----------
                                                                      (in millions of dollars)
CliniChem Programs:
Therapeutic Program.....................    $    17.9    $    19.6    $    18.7    $    20.7    $    15.9    $      92.8
Vaccine Program.........................         11.2         14.3         15.0         14.3         14.4           69.2
                                            ---------    ---------    ---------    ---------    ---------    -----------
Total Research and Development Costs....    $    29.1    $    33.9    $    33.7    $    35.0    $    30.3    $     162.0
                                            =========    =========    =========    =========    =========    ===========

     The estimated Research and Development Costs set forth above are based upon projected development of the CliniChem Products in accordance with the Research and Development Agreement and pursuant to the CliniChem Programs. Research and Development Costs include costs of pre-clinical studies; costs of Phase I, Phase II and Phase III human clinical trials; and costs of filing with the FDA and/or the HPB (or similar governmental bodies in other countries). The above estimates will change as CliniChem Products are researched and developed. Because of the long-range nature of any pharmaceutical product research and development plan, research and development of a particular product or products could accelerate, slow down or be discontinued; research and development with respect to additional CliniChem Products could be commenced; technology or products could be purchased or licensed; and other unforeseen events could occur, all of which would significantly affect the timing and amount of expenditures. See "Risk Factors--No Assurance of Successful Final Development of the CliniChem Products."

PATENTS

     BioChem has been granted certain patents worldwide and has pending patent applications worldwide relating to the CliniChem Programs. It is expected that BioChem will attempt to secure patent coverage to protect each of the CliniChem Products. Any such patents will be owned by BioChem, included among the Developed Technology and licensed to CliniChem pursuant to the Technology License Agreement. BioChem believes that these current patents, and patents relating to the CliniChem Programs that may be obtained in the future, are important to its future operations and to CliniChem.

     BioChem currently holds a United States patent claiming BCH-4556 and related compounds, as well as issued patents and pending applications in numerous countries covering BCH-4556 and methods of using the same. BioChem also holds a United States patent claiming processes for preparing BCH-4556 and related compounds, and numerous issued patents and pending applications worldwide claiming processes of preparing BCH-4556 and related compounds.

     BioChem holds an issued patent in the United States claiming BCH-10652 and related compounds, as well as issued patents and pending applications in numerous countries claiming BCH-10652, processes of preparation and methods of using the same to treat viral infections, including HIV.

     BioChem has numerous patent applications pending worldwide claiming proteins of N. meningitidis and N. gonorrhoeae and vaccines containing such proteins. BioChem also has numerous patent applications pending worldwide claiming the HSP72 heat shock protein of S. pneumoniae and its use in vaccines.

     Patent protection generally has been important in the pharmaceutical industry, and the commercial success of the CliniChem Products may depend, in part, upon BioChem's ability to obtain and enforce patent protection. Although BioChem's existing patents, pending patents, and any patents obtained in the future may be of importance to CliniChem, there can be no assurance that any additional patents will be issued or that any patents now or hereafter issued will be of commercial benefit.

     The grant of a patent is not conclusive as to such validity or enforceability of the claims therein. The validity and enforceability of a patent after its issuance by the United States Patent Office can be challenged in litigation and reexamination proceedings, and the validity of a patent granted by the European Patent Office can be challenged through opposition proceedings. If the outcome of such litigation or proceeding is adverse to the owner of the patent, third parties may then be able to use the invention pertaining to the patent, in some cases without payment. There can be no assurance that patents covering the CliniChem Products, if and when issued, will not be infringed or successfully avoided through design innovation.

     As of the date of this Prospectus, to the knowledge of CliniChem, the only significant proceeding against BioChem in relation to the CliniChem Programs is that Emory University of Atlanta, Georgia has filed an opposition to BioChem's granted European patent application covering BCH-4556. BioChem is vigorously defending its application.

     It is also possible that third parties will obtain patents or other proprietary rights that might be necessary or useful to BioChem or CliniChem in connection with the CliniChem Programs. An examined patent application, claiming use of stress proteins for the preparation of vaccines, filed by the Whitehead Institute for Biomedical Research, has been published for opposition in Europe. Oppositions to this application have been filed by BioChem as well as another party and BioChem is vigorously opposing this application. There is no assurance, however, that BioChem will be successful in defeating these claims. The Whitehead Institute holds a corresponding patent in Canada and may have pending applications in other countries. In the event that BioChem were to be unsuccessful in challenging the claims in the Whitehead patents, there is no assurance that BioChem would be able to obtain a license to these patents, which may be required to commercialize the S. pneumoniae vaccine based on the HSP72 heat shock protein. In cases where third parties are the first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent BioChem or CliniChem from using certain BioChem Technology or from marketing certain CliniChem Products. If licenses from third parties are necessary and cannot be obtained, commercialization of such CliniChem Products could be delayed or prevented. Third parties may claim that the CliniChem Products infringe their patents; in such event BioChem or CliniChem would need to defend against such claims. Defense of such claims could be costly and time consuming. If licenses to the third party's patents are available, the payments required by the third parties could be significant.

     In addition, CliniChem may use unpatented technology. There can be no assurance that others will not develop similar technology. Under the terms of certain of the license and collaboration agreements to which BioChem is a party and which relate to the CliniChem Programs, BioChem is obligated to exercise diligence and make certain royalty and milestone payments as well as incur costs related to filing and prosecuting the underlying patents. Certain agreements are terminable by either party upon notice if the other party defaults in its obligations. Should BioChem default under any of its agreements, BioChem and therefore CliniChem may lose its right to market and sell CliniChem Products based upon such licensed technology. In addition, there can be no assurance that BioChem's licensors will meet their obligations to BioChem pursuant to such licenses. In such event, CliniChem's results of operations and business prospects would be materially and adversely affected. See "The Business of CliniChem--The CliniChem Programs." See "Risk Factors--Uncertainty Regarding Patents and Proprietary Technology; Unpredictability of Patent Protection."

     CliniChem will substantially depend on BioChem Technology licensed to CliniChem pursuant to the Technology License Agreement. Some of the BioChem Technology is licensed to BioChem by third parties. BioChem does not expect the termination of such third party licenses to interfere with the CliniChem Programs.

FACILITIES AND PERSONNEL

     CliniChem is not expected to hire any employees or to acquire any real property or tangible assets prior to completion of the development stage of the CliniChem Products. However, pursuant to the Research and Development Agreement, BioChem has been engaged by CliniChem to conduct the CliniChem Programs under work plans and cost estimates recommended by BioChem and accepted by CliniChem. Decisions as to whether and/or when to hire employees, purchase property or assets, perform administrative functions, engage BioChem to perform administrative services under the Services Agreement, engage others to do so or engage third parties other than or in addition to CliniChem to perform research and development activities will be made by CliniChem. BioChem believes that its facilities are sufficient for the current development of the CliniChem Programs but expects that additional facilities and personnel will be required for the long-term development of such programs. The timing and extent of such additional facilities will turn, in large part, on the success of CliniChem in pursuing the CliniChem Programs.

GOVERNMENT REGULATION

     Regulation by governmental authorities in Canada, the United States and other countries will be a significant factor in the production and marketing of the CliniChem Products and in the conduct of the CliniChem Programs.

     The laws of most countries require the licensing of manufacturing facilities, carefully controlled research and extensive testing of products. Biopharmaceutical companies must establish production complying with good manufacturing practices, the safety and efficacy of their new products and control over marketing activities before being allowed to market their products. The safety and efficacy of a new drug must be shown through clinical trials of the drug carried out in accordance with the mandatory procedures and standards established by regulatory agencies.

     In Canada, the manufacture and sale of new drugs are controlled by the HPB. New drugs must pass through a number of testing stages including pre-clinical testing and clinical trials. Pre-clinical testing involves testing pharmacology and toxicology in vitro and in animals. Successful results (i.e., potentially valuable pharmacological activity combined with an acceptable level of toxicity) can lead to investigational new drug ("IND") status. This enables the manufacturer of the new drug to begin clinical trials.

     In order to achieve IND status in Canada, and IND submission must be filed with the HPB. The IND submission must contain specified information, including the results of the pre-clinical test completed prior to the IND submission, together with any available information regarding the use of the drug in humans. In addition, since the method of manufacture may affect the efficacy and safety of a drug, information on manufacturing methods and standards and the stability of the drug substance and dosage form must be presented so that the HPB can ensure that the product that may eventually be sold to the public has the same composition as that determined to be effective and safe in the clinical trials. Production methods and quality control procedures must be in place to ensure a relatively pure compound, essentially free of contamination and uniform with respect to all quality aspects.

     Once the HPB accepts the IND submission, the clinical trials presented in the IND can begin. Clinical trials are carried out in three phases. Phase I involves pharmacological studies to evaluate toxicity in humans. The new drug is administered to human patients or healthy volunteers to determine rates of uptake and distribution, tolerance and prevalence of adverse side effects. Phases II and III involve therapeutic studies on the new drug. In Phase II, the drug's efficacy, dosage, side effects and safety are established in a small number of patients who have the disease or disorder that the drug is intended to treat. In Phase III, there are controlled clinical trials in which the drug is administered to a large number of patients who are likely to receive benefit from the drug. In Phase III, the effectiveness of the new drug is also compared to a control treatment, either placebo or standard therapy, in the anticipation that statistically significant clinical efficacy can be demonstrated.

     If the clinical studies prove that the new drug has therapeutic value, the manufacturer submits a new drug submission ("NDS") to the HPB for marketing approval. The NDS contains all information known about the drug including the results of pre-clinical testing and clinical trials. Information contained in the NDS about the drug includes its proper name, its chemical name, details on method of manufacturing and purification and its biological, pharmacological and toxicological properties. The NDS also provides information about the dosage form of the drug, including the quantitative listing of all ingredients used in the formulation, its methods of manufacture, packaging and labeling, the results of stability tests, and its diagnostic or therapeutic claims and side effects as well as details of the clinical studies to support the safety and efficacy of the drug. All aspect of the NDS are reviewed by the HPB. If the NDS is found to be satisfactory, a notice of compliance is issued permitting the manufacturer to sell the drug product for a specific indication.

     As a condition of issuing a notice of compliance, the HPB may also require the sponsor to conduct a Phase IV post-marketing surveillance study. This Phase IV study is usually required when the HPB is interested in additional evidence of the long term safety and efficacy of the drug when administered to large numbers of patients. In a Phase IV study, any new information concerning side effects and all adverse reactions must be reported to the HPB on a periodic basis while the drug is being marketed.

     The regulatory controls on a new drug do not cease once it is on the market. A new drug may remain in IND status for a number of years until the HPB is confident that sufficient information concerning the safety and efficacy of the drug has been accumulated from its general use to release it from the controls that are applied to all new drugs. Among other things, a manufacturer of a new drug must report any new information received concerning serious side effects, including the failure of the new drug to produce its desired effects. As well, if the HPB determines it to be in the interest of the public health, a notice of compliance for a new drug may be suspended and the new drug can be removed from the market.

     The regulations under the Food and Drugs Act (Canada) permit the sale to physicians of drugs which have not received regulatory approval for emergency treatment of seriously ill patients. This permission is frequently given for drugs used in the treatment of serious, life threatening conditions prior to the HPB's approval of the drug. In addition, if a product under clinical investigation is requested by a physician and specific patient requirements are met, Canadian Food and Drug regulations permit emergency drug release.

     In addition, regulatory control exists in Canada for the pricing of patented medicines. All patented medicines sold in Canada are subject to pricing review by the Patented Medicines Prices Review Board.

     The Canadian regulatory approval requirements for new drugs outlined above are similar to those of other major pharmaceutical markets, including the United States and Europe. Canada has a "fast track" program similar to the United States "fast track" program described below.

     In the United States, the manufacture and sale of new drugs are controlled by the FDA. Prior to commercial sale, new drugs require FDA approval of a marketing application (i.e. a new drug application or product license application). Obtaining marketing approval requires data from adequate and well-controlled clinical investigations demonstrating to the FDA's satisfaction a new drug's safety and effectiveness for its intended use. Such data are generated in studies conducted pursuant to an IND submission, similar to that required in Canada. As in Canada, clinical studies are characterized as Phase I, Phase II and Phase III trials or a combination thereof. In a marketing application, the manufacturer must also demonstrate the identity, potency, quality and parity of the active ingredients of the new drug involved, and the stability of those ingredients. Furthermore, the manufacturing facilities, equipment, processes and quality controls for the new drug must comply with GMP regulations for drugs or biologic products both in a prelicensing inspection and in subsequent periodic inspections after licensure. In the case of a biologic product, an establishment license must be obtained prior to marketing and batch releasing.

     A five-year period of market exclusivity for a drug comprising a new chemical entity ("NCE") is available to an applicant that succeeds in obtaining FDA approval of an NCE, provided that the active ingredient of the NCE has never before been approved in a new drug application. During this exclusivity period, the FDA may not accept for review any abbreviated application filed by another sponsor for a generic version of the NCE. Further, a three-year period of market exclusivity for a new use or indication for a previously approved drug is available to an applicant that submits new clinical studies that are essential to support the new use or indication. During the latter period of exclusivity, the FDA may not approve an abbreviated application filed by another sponsor for a generic version of the product for that use or indication.

     The FDA has "fast track" regulations intended to accelerate the approval process for the development, evaluation and marketing of new drugs used to diagnose or treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. "Fast track" designation affords early interaction with the FDA in terms of protocol design and permits, although it does not require the FDA to issue marketing approval after completion of early stage clinical trials (although the FDA may require subsequent clinical trials or even post-approval efficacy studies).

     There are three procedures for obtaining a marketing authorization in Europe. First, an applicant may apply for a marketing authorization in each individual country. Such applications may need specific documentation tailored to each country's language and requirements.

     Alternatively, an applicant who has obtained approval in one country can expedite subsequent approvals through use of a multi-state procedure. Under this multi-state procedure, the member states to which a marketing authorization application has been made are required to grant authorization to market the product or otherwise formulate reasoned objections. In determining whether to raise any objections, the member states typically review the documentation presented to the country that granted the original marketing authorization and generally take into account the fact that such authorization was granted by the original country. Where an objection is raised, the matter is referred to the Committee for Proprietary Medicinal Products (the "CPMP") of the European Medicines Evaluation Agency which then considers the objection and issues a non-binding opinion. Each member state must determine whether it will adopt the CPMP's opinion. This procedure is typically used in respect of generic drugs produced by a manufacturing process similar to that of a previously-approved branded drug.

     The third possible procedure consists of a centralized process in which applicants apply directly to the CPMP, which then issues an opinion binding on all member states. This centralized procedure is mandatory in respect of biotechnology products and is available in respect of other NCEs or new formulations of existing approved products that offer a significant improvement in efficacy or safety over the existing product.

     The process of completing clinical trials and obtaining regulatory approval for a new drug will, in general, take a number of years and require the expenditure of substantial resources. Even after initial approval has been obtained, further studies, including post-marketing studies, may be required to provide additional data on safety necessary to gain approval for the use of the new drug as a treatment for clinical indications other than those for which the new drug was initially tested. Also, regulatory agencies may require post-marketing surveillance programs to monitor a new drug's side effects. Results of post-marketing programs may limit or expand the further marketing of new drugs. A serious safety or effectiveness problem involving an approved new drug may result in a regulatory agency requiring withdrawal of the new drug from the market and possible civil action.

     In addition to the regulatory product approval framework, biotechnology companies are subject to regulation under provincial, state and federal law, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other existing and future local, provincial, state, federal and foreign regulation, including possible future regulation of the biotechnology industry.

     A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. In addition, government regulations specify standards for manufacturing and marketing pharmaceutical products.

     The CBER, the BBR and similar agencies in other countries regulate the manufacturing, marketing and use of vaccines. CliniChem Product License Applications and Establishment License Applications or equivalent documentation are required to be submitted to the governmental authorities for review prior to obtaining marketing approval. Government regulations specify standards for manufacturing and marketing vaccines and biological products. These regulations set standards for proof of safety and effectiveness, establish good manufacturing practices, require inspection of vaccine manufacturing facilities and require reporting of adverse events to regulatory authorities. These government authorities also conduct pre-release testing of vaccines and authorize the sale of each lot of vaccines.

     Sales of therapeutic and vaccine products outside Canada and the United States are subject to regulatory requirements that vary from country to country. Whether or not FDA, HPB, CBER or BBR approval has been obtained, final approval of a product by comparable regulatory authorities of other countries must be obtained prior to the commencement of marketing the product in those countries. The time required to obtain any such approval may be longer or shorter than that required for FDA, HPB, CBER or BBR approval.

     CliniChem will also be subject to various Canadian federal, provincial, and local laws, regulations, and recommendations relative to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with BioChem's and CliniChem's research. CliniChem may be subject to additional government regulations resulting from future legislation or administrative action.

EXECUTIVE OFFICERS AND DIRECTORS

     The following table provides information concerning the current officers and directors of CliniChem. The current officers and the current directors of CliniChem are also officers and employees of BioChem. As the holder of all the issued and outstanding Class B Shares, BioChem has the right to elect one director. CliniChem has no employees. Its three officers are full-time employees of BioChem.

NAME AND MUNICIPALITY OF RESIDENCE             POSITION WITH CLINICHEM
----------------------------------             -----------------------
Francesco Bellini, Ph.D......................  Chairman and President
Town of Mount Royal, Quebec
Frederick J. Andrew..........................  Chief Financial Officer and Director
Morin Heights, Quebec
Francois Legault.............................  Director
Outremont, Quebec
Charles-A. Tessier...........................  General Counsel and Secretary
Ile-Bizard, Quebec

     Following the completion of the Distribution, Messrs. Andrew and Legault will resign as directors of CliniChem and the Honorable Celine Hervieux-Payette, P.C. and Ms. Elizabeth Greetham, each of whom has agreed to serve as a director, will be appointed to the Board of Directors of CliniChem. Their respective nominations will become effective immediately upon the completion of the Distribution.

     FRANCESCO BELLINI, PH.D., a co-founder of BioChem, joined BioChem as President and Chief Executive Officer in 1986. From 1984 to 1986, Dr. Bellini was the Director of the Biochemicals Division at the Institut Armand-Frappier, and from 1968 to 1984, he was a research scientist with Ayerst Laboratories. Dr. Bellini is a director of North American Vaccines, Inc. Dr. Bellini received a B.Sc. in chemistry from Loyola College in Montreal in 1972 and a Ph.D. in chemistry from the University of New Brunswick in 1977.

     FREDERICK J. ANDREW, joined BioChem in 1997 as Chief Financial Officer. Prior to joining BioChem, he was Vice-President and Treasurer of BCE Inc. from 1991 to 1997, Corporate Treasurer of Bell Canada from 1984 to 1991 and occupied various positions within the BCE Inc. group of companies from 1964 to 1984. Mr. Andrew received a B.A. in economics from York University in 1964.


FRANCOIS LEGAULT joined BioChem in 1987 and is currently Executive Vice-President, Investments and Subsidiaries. Prior to joining BioChem, he was Finance Director of Societe Quebecoise des Transports from 1984 to 1987, and was a chartered accountant with Coopers & Lybrand from 1978 to 1984. Mr. Legault received a BAA in business and accounting from Ecole des Hautes Etudes Commerciales in Montreal in 1978 and was admitted as a Chartered Accountant to the Ordre des Comptables Agrees du Quebec in 1980.


     CHARLES-A. TESSIER joined BioChem as Vice-President, Legal Affairs and Corporate Secretary in March 1996. From 1988 to 1996, prior to joining BioChem, he was Vice-President, Secretary and General Counsel of DMR Group Inc., a multinational company in information technology and, from 1979 to 1988, he practiced commercial law. Mr. Tessier received a B.A. in Administration in 1976 and a law degree in 1979 from the University of Ottawa. He is a member of the Barreau du Quebec and the Canadian Bar Association.

     ELIZABETH GREETHAM is a portfolio manager with the Weiss, Peck & Greer Investments' Life Sciences Fund, L.P. and its Institutional Life Sciences Fund, L.P. Ms. Greetham has over 25 years experience as a portfolio manager and health care analyst. Ms. Greetham earned a B.Sc. and an MA (Hons.) from the University of Edinburgh.

     THE HONORABLE CELINE HERVIEUX-PAYETTE, P.C. has served in a variety of political capacities for the province of Quebec and the federal government of Canada. Ms. Hervieux-Payette has also twice served as Chair of the Standing Committee on Policy Development of the Liberal Party of Canada, and also served as Co-Chair of the Platform Committee. In March 1995, Ms. Hervieux-Payette was appointed to the Senate of Canada by Prime Minister Jean Chretien and asked to manage the 1997 federal election campaign as National Campaign Co-Chair. In the Senate, Sen. Hervieux-Payette sits on the Standing Committee on Banking, Trade and Commerce, and is Co-Chair of the Standing Committee on Scrutiny and Regulations. Ms. Hervieux-Payette has also served in a variety of private capacities, including Vice-President, Regulatory and Legal Affairs, with telecommunications company Fonorola, Inc. from 1991 until March 1995. In 1995, she joined the Montreal office of Martineau Walker as Counsel. Ms. Hervieux-Payette sits on the board of Innovitech Inc. and AXA Canada Inc.

     For as long as the Board of Directors of CliniChem is composed of three directors, the Board of Directors shall assume and fulfill the duties of the audit committee of CliniChem.

     Currently, all the officers of CliniChem are also officers of BioChem and do not receive any compensation from CliniChem for their services to CliniChem. See "The Agreements and The Purchase Option--Services Agreement."

     Each director of CliniChem who is not an officer or a salaried employee of BioChem is expected to be paid an annual fee of $18,000 and a further attendance fee of $1,000 for each meeting of the Board of Directors of CliniChem.

PRINCIPAL SHAREHOLDERS OF CLINICHEM

     Immediately prior to the Distribution, all of the outstanding CliniChem Common Shares will be held by BioChem. The following table sets forth the projected beneficial ownership of CliniChem Common Shares following the Distribution by all the directors and the officers of CliniChem as a group, as well as by any person who, on a pro forma basis, will beneficially own more than 10% of the outstanding CliniChem Common Shares.

                                                                CLINICHEM COMMON SHARES
                                                                    PROJECTED TO BE
                                                                   BENEFICIALLY OWNED
                                                              ----------------------------
                            NAME                              NUMBER(1)   PERCENT OF CLASS
                            ----                              ---------   ----------------
Glaxo Wellcome Inc. ........................................   396,272          14.6%
  7333 Mississauga Road North
  Mississauga, Ontario
  L5N 6L4
All directors and officers of CliniChem as a group..........    74,172           2.7
  (4 persons)
                                                               -------          ----
                                                               470,444          17.3%
                                                               =======          ====

---------------

(1) Reflects, in each case, the number of BioChem Common Shares beneficially owned as of January 31, 1998, excluding shares issuable upon exercise of options, divided by 40. In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named persons' immediate household who share that household with the named person, and shares held in family trusts.

                      SELECTED FINANCIAL DATA OF CLINICHEM

                                                              FEBRUARY 6, 1998
                                                              ----------------
BALANCE SHEET DATA:
Cash........................................................    $     1,000
Shareholders' Equity........................................    $     1,000

------------------

(1) CliniChem was incorporated in January 1998. BioChem contributed $1,000 in February 1998 in exchange for 1,000 common shares. CliniChem will have no operations through the Distribution Date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     CliniChem was incorporated in January 1998. Prior to the Distribution, BioChem will contribute a total of $150 million in cash to CliniChem as a capital contribution. CliniChem's funds are expected to be used primarily to fund activities to be conducted under the Research and Development Agreement with BioChem, including Research and Development Costs relating to the CliniChem Programs from the date of the declaration of the Distribution. Such Research and Development Costs will be the fully burdened cost of the research and development activities conducted pursuant to the CliniChem Programs plus 5% of such costs (to reflect an appropriate portion of BioChem's general corporate overhead allocated to projects undertaken by BioChem on behalf of CliniChem. Such corporate overhead includes, inter alia, human resources, payroll, legal, accounts payable, procurement and tax). Research and Development Costs will include, among other costs, the costs of seeking regulatory approvals, payments to third party research collaborators, purchase of chemicals, biological materials and other supplies, purchases of equipment and patent and trademark filing costs. Indirect costs, estimated to be 20-35% of direct costs, include salaries and fringe benefits of person managing and supporting those working directly on CliniChem Programs, general supplies and chemicals, general information systems and communications support, general equipment depreciation, general facilities depreciation, utilities, rent, miscellaneous indirect expenses and miscellaneous general and administrative expenses. BioChem's capital contribution, together with any investment interest earned thereon, is expected to fund such activities for approximately four to five years. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of the Available Funds. Currently, other than the Available Funds, CliniChem has no other source for the funding that may be needed to complete the development and commercialization of the CliniChem Products. CliniChem is not expected to require facilities or capital equipment of its own during the term of the Research and Development Agreement. Pending the use of CliniChem's cash resources for the research and development activities described in this Prospectus, CliniChem will invest such resources in interest-bearing, investment-grade securities.

     There can be no assurance, particularly given the existence of the BioChem/CliniChem Agreements, that CliniChem will be able to raise any additional capital. Such additional capital, if raised, may reduce the per share proceeds available to holders of CliniChem Common Shares if the Purchase Option were to be exercised. See "The Agreements and the Purchase Option--Purchase Option."

     CliniChem will be dependent on BioChem's computer systems. BioChem, along with many other companies worldwide, is exposed to the risks and uncertainties associated with the Year 2000 problem, where a computer may erroneously interpret the years "2000" and "1900." BioChem is currently in the process of evaluating the potential impact relating to the Year 2000 issue. BioChem is assessing both internal and external risks associated with the Year 2000. More specifically, the internal risks include mainly computers hardware and software, diagnostic instrumentation and other electronic equipments. External risks relate to BioChem's relationship with third party such as major suppliers and strategic collaborators. This assessment, which is expected to be completed shortly, will determine BioChem's action plan to rectify any issues. BioChem expects that any conversion required will be completed before the year 2000. Presently, BioChem does not believe that compliance will result in material investments, nor does BioChem anticipate that this problem will have material adverse effects on the business operations or financial performance. However, there can be no assurance that this problem will not adversely affect BioChem, its business, or CliniChem.

OPERATIONS

     Prior to the Distribution, CliniChem will not have conducted any operations. After the Distribution and continuing through completion of the development stage of the CliniChem Products, CliniChem's operations will be conducted largely pursuant to the BioChem/CliniChem Agreements. See "The Agreements and the Purchase Option."

     In its early years, CliniChem revenues are expected to be primarily derived from investment income (which will become part of the Available Funds). In later years, CliniChem could receive revenues through the commercialization of the CliniChem Products either from BioChem in the form of Product Payments if BioChem were to exercise its Product Option for any CliniChem Product, or otherwise if BioChem's Product Option for any CliniChem Product were to expire unexercised and CliniChem were to commercialize the Product alone or with a third party. However, CliniChem is not expected to earn substantial revenues unless or until the CliniChem Products are successfully commercialized, which is not expected to occur prior to the expenditure of all the Available Funds. As a result of the foregoing factors, it is anticipated that CliniChem will incur substantial losses which will likely be recurring.

     CliniChem's expenses largely will be incurred under the BioChem/CliniChem Agreements. CliniChem will have research and development expenses as a result of
(i) the payment of Research and Development Costs under the Research and Development Agreement and (ii) payment of the Technology Fee to BioChem under the Technology License Agreement and the Services Agreement. The Technology License Agreement provides that the Technology Fee will be payable monthly at a rate of $352,000 per month over a period of 48 months; provided that the Technology Fee will no longer be payable at such time as the number of CliniChem Products being researched or developed by or on behalf of CliniChem plus the number of CliniChem Products having been acquired by BioChem pursuant to the exercise of the Product Option is less than two. CliniChem will account for the Technology Fee as research and development expense on a straightline basis over the five year life of the Technology Agreement.

     Pursuant to the Services Agreement, CliniChem will pay $400,000 annually to BioChem for administrative services provided by BioChem.

     Pursuant to the Research and Development Agreement, BioChem will charge CliniChem for both "direct" and "indirect" Research and Development Costs on a fully-burdened basis. Direct costs will include fully absorbed cost of labor, third-party contract costs, such as those expenses paid to outside vendors and licensors, raw materials, drug substances, drug products, clinical supplies, compound library, assay acquisition and all other costs which can be directly identified to a CliniChem Program. Of the approximately $29.1 million fiscal 1998 budget, approximately $20 million is expected to be paid pursuant to third-party agreements. Indirect costs will include lease payments, building allocations, equipment allocations, administration services and all other indirect costs.

     The indirect costs are estimated to be approximately 20% to 35% of direct costs. The indirect cost allocations are based upon BioChem's historical overhead experience arising from its research and development activities.

     CliniChem's future cash flow obligations will derive largely from the BioChem/CliniChem Agreements. CliniChem is required to expend the Available Funds only in accordance with the Research and Development Agreement and to pay the Technology Fee and to pay for services provided under the Services Agreement. However, the rate at which Available Funds are expended will derive from work plans and cost estimates approved by CliniChem.

                     THE AGREEMENTS AND THE PURCHASE OPTION

TECHNOLOGY LICENSE AGREEMENT

     CliniChem and BioChem have entered into a Technology License Agreement pursuant to which BioChem has granted to CliniChem an exclusive perpetual license, to use BioChem Technology (including any trade secrets, technical information and data regarding product composition, manufacturing, dosage or efficacy, drug formulations, and other proprietary pre-clinical, clinical, pharmacological, toxicological, chemical, physical and analytical safety and quality control data and information, as well as rights under patents held by BioChem related to the CliniChem Programs) solely to conduct the CliniChem Programs and related activities, and to manufacture and to commercialize the CliniChem Products worldwide. The Technology License Agreement is subject to pre-existing third-party rights and the receipt of certain third-party consents; it is further subject to the Research and Development Agreement and the Product Option Agreements and limited for each CliniChem Product, to a particular Field of Use. See "--Third-Party Rights and Consents."

     Pursuant to the Technology License Agreement, BioChem is obligated to use commercially reasonable efforts to obtain the consent of:

     - Pharmadigm, to grant a sublicense to CliniChem (on commercial terms reasonably acceptable to BioChem) to any adjuvant licensed by BioChem from Pharmadigm and incorporated in a CliniChem Product;

     - Biovector, to grant a sublicense to CliniChem (on commercial terms reasonably acceptable to BioChem) to any biovector licensed by BioChem from Biovector and incorporated in a CliniChem Product; and

     - UGARF and Yale University, to grant a sublicense to CliniChem (on commercial terms reasonably acceptable to BioChem) in connection with the BCH-4556 CliniChem Product;

provided that, in each case, the relevant CliniChem Product incorporating such licensed technology has received regulatory approval for commercial marketing in at least one country, BioChem has not exercised the worldwide Product Option with respect to such CliniChem Product and BioChem has not exercised the Purchase Option. Any costs associated with a consent obtained or sublicense granted pursuant to this provision shall be paid by CliniChem and any such sublicense shall terminate on the exercise by BioChem of the worldwide Product Option for such product or the Purchase Option.

     The following table sets out the Field of Use for the CliniChem Programs.

                   PROGRAM                                     FIELD OF USE
---------------------------------------------  ---------------------------------------------
Development of BCH-4556......................  Treatment of cancer
Development of BCH-10652.....................  Treatment of HIV infection
Development of a(n)b(3) antagonists to
  prevent angiogenesis.......................  Treatment of cancer
Development of recombinant protein             To protect against infections by N.
  vaccines...................................  meningitidis, S. pneumoniae, N. gonorrhoeae,
                                               H. influenzae, Strep B and C. pneumoniae

     Pursuant to the terms of the Technology License Agreement, CliniChem's right to obtain manufacturing will be subject to a right of first offer and a right of first refusal on the part of BioChem to manufacture and, in the event BioChem does not exercise such right of first offer and right of first refusal, then BioChem will have the right to approve any proposed manufacturer, which approval may be withheld only if any such manufacturer has insufficient or inadequate manufacturing capability (including lack of compliance with GMP regulations) or if any such manufacturer's activities are likely to have a material adverse effect on BioChem's overall competitive position in the pharmaceutical industry. In the event that BioChem exercises its right to reject a manufacturer, BioChem will be obligated to manufacture or obtain manufacturing for any such CliniChem Product for CliniChem at prevailing market rates, but not less than BioChem's cost of manufacture plus 15% of such cost.

     Pursuant to the Technology License Agreement, CliniChem shall not have the right to grant a sublicense under the BioChem Technology to anyone other than BioChem until such time as the Product Option with respect to any CliniChem Product in one or more countries expires unexercised. From and after the expiration of such Product Option in any such country, CliniChem may sublicense BioChem Technology to one or more third parties solely to the extent necessary to complete the development of, or to make or have made and use such CliniChem Product, or to sell or have sold such CliniChem Product in such country. BioChem shall have the right to approve any proposed sublicensee or any manufacturer on behalf of a sublicensee but such approval may only be withheld if any such sublicensee or manufacturer has insufficient manufacturing capability (including lack of compliance with GMP regulations) or if any such sublicensee's or manufacturer's activities are likely to have a material adverse effect on BioChem's overall competitive position in the pharmaceutical industry.

     In consideration for the license to use the existing BioChem Technology relating to the CliniChem Programs, CliniChem will pay the Technology Fee to BioChem. The Technology Fee will be payable monthly at a rate of $352,000 per month over a period of 48 months ; provided that the Technology Fee will no longer be payable at such time as the number of CliniChem Products being developed by CliniChem plus the number of CliniChem Products having been acquired by BioChem pursuant to the exercise of the Product Option is less than two.

     Either BioChem or CliniChem may terminate the Technology License Agreement upon the occurrence of a material breach of the Technology License Agreement or the Product Option Agreement by the other party which continues for 60 days after written notice. The Technology License Agreement will automatically terminate upon termination by BioChem of the Research and Development Agreement due to a breach thereof by CliniChem or CliniChem's entering into any proceeding in bankruptcy, reorganization of creditors' rights or similar arrangement. The Technology License Agreement shall terminate on a product-by- product and country-by-country basis in connection with BioChem's corresponding exercise of the Product Option.

RESEARCH AND DEVELOPMENT AGREEMENT

     Under the Research and Development Agreement, BioChem has agreed to perform diligently all work necessary to conduct the activities agreed upon by BioChem and CliniChem pursuant to the CliniChem Programs. BioChem is not required to devote any specific amount of time or resources to conduct the CliniChem Programs under the Research and Development Agreement, and BioChem expects to devote a substantial amount of its time and resources to activities for its own account. Activities under the Research and Development Agreement will be undertaken pursuant to work plans and cost estimates proposed by BioChem and accepted by CliniChem. CliniChem may approve all or any portion of a proposed work plan and cost estimate or may determine not to approve any proposed work plan and cost estimate. If CliniChem rejects three consecutive work plans in whole or in substantial part, BioChem and CliniChem shall resolve the dispute through arbitration and, pending resolution, BioChem may perform under the most recently approved work plan and CliniChem will be obligated to pay Research and Development Costs incurred therewith. CliniChem is not obligated to fund development of the CliniChem Programs in excess of amounts reflected in approved work plans and cost estimates. BioChem is not required to undertake activities that would result in Research and Development Costs exceeding those in approved work plans and cost estimates.

     Under the Research and Development Agreement, CliniChem is expected to utilize substantially all of the Available Funds to make payments to BioChem for its Research and Development Costs.

     Payments to BioChem under the Research and Development Agreement will be the full amount of all Research and Development Costs incurred by BioChem in performing these activities, and BioChem will recognize the payment of such amounts as research and development revenue. Such costs will consist of direct costs, including collaborative research agreement payments, payments for compound supply, payments for biologicals, drug substances and drug products, payments for chemical precursors, payments for assay acquisitions, payments for clinical studies, payments for toxicological and pharmacokinetic studies, process development contracts, manufacturing of batches of vaccines for clinical trials, immunological studies and other outside services, payments for other BioChem functions (non-research and development) which provide services, payments for investigation or research grants, payments for consulting services, hiring expenses, salaries and fringe benefits for people who will work directly on CliniChem Programs, milestone payments to third parties, project travel, entertainment and related expenses, capital equipment and other materials purchased exclusively for CliniChem Programs, miscellaneous project expenses, regulatory and filing fees, telephone and communications, patent and trademark expenses including the cost of prosecution, defense and maintenance of intellectual property rights, software, payments for clinical research organizations, payments for monitoring, payments for data management and insurance, and indirect costs including salaries and fringe benefits of people managing and supporting those working directly on CliniChem Programs, general supplies and chemicals, general information systems and communications support, general equipment depreciation, general facilities depreciation, utilities, rent, miscellaneous indirect expenses and miscellaneous general and administrative expenses. The corresponding research and development expenses of BioChem will offset this revenue. Under the Research and Development Agreement, BioChem also may license technology or products used to conduct the CliniChem Programs from third parties and may conduct the CliniChem Programs in combination with third parties and the costs of such licensing or conduct will be paid by CliniChem. BioChem may enter into research contracts with third parties in its own name, but on behalf of CliniChem as agent.

     The Research and Development Agreement provides that CliniChem will fund Research and Development Costs from the date of the declaration of the Distribution.

     CliniChem has agreed to use diligent efforts to conduct the CliniChem Programs in accordance with approved work plans and cost estimates under the Research and Development Agreement by contracting with BioChem to perform research and development services. CliniChem is required to utilize the Available Funds only in accordance with the Research and Development Agreement, the Technology License Agreement and the Services Agreement. It is anticipated that CliniChem will utilize the Available Funds over a period of approximately four to five years. Prior to expenditure, CliniChem will invest Available Funds in interest-bearing, investment-grade securities. CliniChem may not encumber, pledge or otherwise take any action with respect to Available Funds that could prevent the full expenditure of such funds under the Research and Development Agreement. Subject to the terms of the BioChem/CliniChem Agreements, there are no restrictions on CliniChem's use of its funds other than the Available Funds to conduct its business as it determines. Based on CliniChem's current development schedule, CliniChem does not expect that most of the CliniChem Products will reach commercial marketability prior to expenditure of the Available Funds.

     As between BioChem and CliniChem, BioChem will own all Developed Technology, including patents, and such Developed Technology, as is required for the Field of Use of the CliniChem Products, shall be licensed to CliniChem pursuant to the Technology License Agreement. BioChem will determine whether and to what extent to seek patent protection for Developed Technology. If BioChem declines to seek patent protection for any technology, CliniChem will not have the right to do so.

     No more than once in each calendar year upon reasonable notice and during regular business hours, (i) at CliniChem's expense, BioChem is required to make available for inspection by the auditors of CliniChem such records of BioChem as may be necessary to verify the accuracy of reports and payments made under the Research and Development Agreement, and (ii) at BioChem's expense, CliniChem is required to make available for inspection by the auditors of BioChem such records of CliniChem as may be necessary to verify the accuracy of the application of the Available Funds.

     The Research and Development Agreement will terminate upon the exercise or expiration of the Purchase Option. Either party may terminate the Research and Development Agreement if the other party (i) breaches the Research and Development Agreement, Product Option Agreement or any material obligations thereunder (if such breach continues for 60 days after written notice by the terminating party), or (ii) enters into any proceeding, whether voluntary or involuntary, in bankruptcy, reorganization of creditors' rights or similar arrangement for the benefit of creditors. In addition, CliniChem's product license in any country with respect to a particular CliniChem Product will terminate after BioChem's exercise of the Product Option for such product in such country.

PRODUCT OPTION AGREEMENT

     Pursuant to the Product Option Agreement, CliniChem has granted the Product Option to BioChem pursuant to which BioChem may, on a product-by-product and country-by-country basis, terminate CliniChem's license to the Acquired Product, and sell and have sold the Acquired Product in the country or countries as to which the Product Option is exercised (the "Territory"). BioChem may exercise the Product Option with respect to any CliniChem Product on a country-by-country basis at any time until (i) with respect to the United States, 30 days after FDA clearance to market such CliniChem Product in the United States and (ii) with respect to any other countries, 30 days after the clearance by the appropriate regulatory agency to commercially market such CliniChem Product in such country. The Product Option will expire, to the extent not previously exercised, 30 days after the expiration of the Purchase Option. BioChem must exercise the Product Option for any country prior to the date of the first commercial sale of the CliniChem Product in such country.

     If BioChem exercises the Product Option for a CliniChem Product, BioChem will be required to use diligent efforts to complete the research and development of and to commercialize such Acquired Product in each Major Market Country in which the Product Option has been exercised. BioChem will devote to its commercialization efforts the same resources as other biopharmaceutical companies of similar size devote to products with similar market potential and similar relative importance in their product portfolios and may use reasonable discretion in allocation of its resources in performing such obligations.

     BioChem will make Product Payments to CliniChem with respect to each Acquired Product. Such payments will be a percentage of Net Sales and Licenses Revenue. It is common for biopharmaceutical companies to enter into marketing agreements, which provide that the marketing partner pay a percentage of its sales and/or up front payments to the biopharmaceutical company. If BioChem exercises the Product Option, it may enter into such agreements and receive such payments. Such payments would be included in the definition of "Licensing Revenues." See "Glossary." Such payments will range from 1 to 6% of Net Sales and from 10 to 25% of Licensing Revenues, calculated as follows: (a) royalties of up to a maximum of 6% of Net Sales of the Acquired Product determined as follows: (i) 1% of such Net Sales, plus (ii) an additional 0.1% of such Net Sales for each full $1 million of Research and Development Costs of the Acquired Product paid by CliniChem at the time BioChem exercised the Product Option with respect to such Acquired Products; plus (b) licensing fees of up to a maximum of 25% of Licensing Revenues with respect to such Acquired Product determined as follows: (i) 10% of such Licensing Revenues, plus (ii) and additional 1% of Licensing Revenues for each full $1 million of Research and Development Cost of the Acquired Product paid by CliniChem at the time BioChem exercised the Product Option with respect to such Acquired Products. Because the marketing expenses associated with a newly introduced product during the first few years after launch are generally significantly higher than those for an established product, the Product Payments will not exceed 3% of Net Sales plus 12.5% of Licensing Revenues, on a quarterly basis, for the first twelve calendar quarters during which the Acquired Product is commercially sold in the first Major Market Country. As a result of this provision, if an Acquired Product were to be cleared for marketing in a country or countries that are not Major Market Countries prior to marketing clearance in the first Major Market Country and Product Payments in such countries would exceed 3% of Net Sales plus 12.5% of Licensing Revenues (as applicable), the Product Payment rates in such countries will be reduced to 3% of Net Sales plus 12.5% of Licensing Revenues for the first twelve calendar quarters during which the Acquired Product is commercially sold in the first Major Market Country.

     In determining the payments due to CliniChem with respect to any Acquired Product, Net Sales by and Licensing Revenues of BioChem will be reduced by the amount of any license or similar payments made by or due from BioChem to third parties with respect to sales of such Acquired Product in the Territory. It is possible that, to develop the CliniChem Products, additional licenses or other arrangements with third parties may be necessary or appropriate. Such arrangements could also require payments by BioChem that would reduce the Product Payments owed to CliniChem.

     Subject to BioChem's buy-out option described below, Product Payments will commence on the date of the first commercial sale of such Acquired Product in any country for which the Product Option has been exercised. BioChem will make such Product Payments, with respect to all countries for which the Product Option has been exercised, until 10 years after the first commercial sale of the Acquired Product in the first Major Market Country in which such product is commercially sold (the "Payment Period").

     BioChem has the option to buy out CliniChem's right to receive Product Payments for any Acquired Product on either a country-by-country or global basis. A country-specific buy-out option may be exercised for any Acquired Product at any time after the end of the twelfth calendar quarter following the date on which the Acquired Product was first commercially sold in such country. The global buy-out option may be exercised for any Acquired Product, for all countries for which BioChem has exercised the Product Option, at any time after the end of the twelfth calendar quarter following the date on which the Acquired Product was first commercially sold in either the United States or two other Major Market Countries. The buy-out price for an Acquired Product in the case of a country-specific buy-out will be 15 times the total amount of Product Payments for such product made by or due from BioChem to CliniChem with respect to such Acquired Product in such country for the four calendar quarters immediately preceding the quarter in which the buy-out option is exercised. The buy-out price for a global buy-out shall be calculated as if any previous country-by-country buy-outs have not been made by adding payments which would have been made had the country-by-country buy-out not occurred into the Product Payments used to calculate the buy-out price, and subtracting from the buy-out price the amounts paid by BioChem to exercise the country-by-country buy-outs. The buy-out price in the case of a global buy-out will be (i) 20 times
(a) the Product Payments made by or due from BioChem to CliniChem with respect to the Acquired Product, plus (b) such Product Payments as would have been made by or due from BioChem to CliniChem if BioChem had not exercised any country-specific buy-out option with respect to such Acquired Product, in each case for the four calendar quarters immediately preceding the quarter in which the global buy-out option is exercised, less (ii) any amount previously paid to exercise any country-specific buy-out option with respect to such Acquired Product. In either case, the buy-out price will be computed as if Product Payments were not limited to 3% of Net Sales, plus 12.5% of the Licensing Revenues (as applicable) during early marketing as described above. At the time BioChem exercises the global buy-out option for any Acquired Product, the Product Option for such product will expire for all countries for which it had not been previously exercised.

     If BioChem exercises the Product Option for any CliniChem Product, BioChem will continue to own and have the right to use any clinical supplies, materials and other tangible assets purchased, manufactured or developed for use exclusively in the development of such CliniChem Product under approved work plans and cost estimates (the "Development Assets"), without any additional payment to or reimbursement of CliniChem. To the extent BioChem does not exercise the Product Option for any CliniChem Product prior to its expiration, or to the extent BioChem notifies CliniChem that it will not exercise its Product Option for any CliniChem Product, BioChem must make Development Assets exclusively relating to such CliniChem Product available to CliniChem at no charge to the extent such assets are being used by CliniChem and will not be used under the Research and Development Agreement.

     During the Payment Period for an Acquired Product, BioChem will provide quarterly reports to CliniChem detailing payments due for such period with respect to the Acquired Product. Such reports will be due 90 days after the end of each calendar quarter and will indicate the quantity and dollar amount of Net Sales of or Licensing Revenue relating to the Acquired Product, or other consideration in respect of Net Sales, during the quarter covered by such report. No more than once in each calendar year upon reasonable notice and during regular business hours, at CliniChem's expense, BioChem is required to make available for inspection by the auditors of CliniChem such records of BioChem as may be necessary to verify the accuracy of reports and payments made under the Product Option Agreement.

     To the extent BioChem does not exercise the Product Option with respect to any CliniChem Product, CliniChem will retain exclusive rights (subject to pre-existing third-party rights and subject to receipt of certain third-party consents) to develop and commercialize such CliniChem Product.

PURCHASE OPTION

     The Purchase Option is set forth in CliniChem's Articles. Pursuant to the Purchase Option, BioChem, as the holder of all the majority of the outstanding Class B Shares, has the right to acquire all, but not less than all, of the issued and outstanding CliniChem Common Shares. The Purchase Option will be exercisable by written notice given at any time from and after the Distribution Date and ending on the earlier of (i) March 31, 2003 or (ii) the 90(th) day after the date CliniChem provides BioChem (as the holder of the majority of the outstanding Class B Shares) with quarterly financial statements of CliniChem showing cash or cash equivalents of less than $5.0 million, although BioChem may, at its election, extend such period by providing additional funding, including through loans, for the continued conduct of any or all of the CliniChem Programs (but in no event beyond March 31, 2003). All certificates evidencing CliniChem Common Shares will bear a legend indicating that such CliniChem Common Shares are subject to the Purchase Option.

     If the Purchase Option is exercised, the Purchase Option Exercise Price will be the greatest of:

     (a) (i) 25 times the aggregate of (a) all worldwide payments made by and all worldwide payments due to be made by BioChem to CliniChem with respect to all Acquired Products for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (the "Base Period") and (b) all payments that would have been made and all payments due to be made by BioChem to CliniChem during the Base Period if BioChem had not previously exercised its Payment Buy-Out Option with respect to any product; less (ii) any amounts previously paid to exercise any payment buy-out option for any CliniChem Product;

     (b) the fair market value of 420,000 BioChem Common Shares determined as of the date BioChem provides notice of its intention to exercise its Purchase Option;

     (c) $175 million plus any additional funds contributed to CliniChem by BioChem less the aggregate amount of all Technology Fee payments, Research and Development Costs and Services Agreements payments paid or incurred by CliniChem as of the date the Purchase Option is exercised; and

     (d)  $50 million.

     In each case, the amount payable as the Purchase Option Exercise Price will be reduced (but not to less than $1.00) to the extent, if any, that CliniChem's liabilities at the time of exercise (other than liabilities under the Research and Development Agreement, the Services Agreement and the Technology License Agreement and any debt owed to BioChem) exceed CliniChem's cash and cash equivalents and short-term and long-term investments (excluding the amount of Available Funds remaining at such time). For this purpose, liabilities will include, in addition to liabilities required to be reflected on CliniChem's financial statements under generally accepted accounting principles, certain contingent liabilities relating to guarantees and similar arrangements.

     BioChem may pay the Purchase Option Exercise Price in cash, in BioChem Common Shares, or in any combination of cash and BioChem Common Shares. For the purpose of determining either the Purchase Option Exercise Price or the fair market value of the BioChem Common Shares to be issued in payment thereof, the fair market value of BioChem Common Shares shall be deemed to be the average of the closing sales price of BioChem Common Shares on the Nasdaq converted to Canadian dollars using the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the day on which each such closing sales price occurred for the 20 trading days ending with the trading day that is two trading days prior to the date of exercise of the Purchase Option.

     The closing of the acquisition of the CliniChem Common Shares pursuant to exercise of the Purchase Option will take place on a date selected by BioChem, but no later than 60 days after the exercise of the Purchase Option unless, in the judgment of BioChem, a later date is required to satisfy any applicable legal requirements or to obtain required consents. Between the time of exercise of the Purchase Option and the time of closing of the acquisition of the CliniChem Common Shares, CliniChem may not, without BioChem's consent as the holder of the majority of the outstanding Class B Shares, incur additional debt, dispose of assets, pay or declare any dividends or operate its business other than in the ordinary course.

     In the event that prior to BioChem's exercise of the Purchase Option, the number of outstanding BioChem Common Shares is increased by virtue of a stock split or a dividend payable in BioChem Common Shares or the number of such shares is decreased by virtue of a combination or reclassification of such shares, then the number of BioChem Common Shares used to compute the Purchase Option Exercise Price (if the Purchase Option Exercise Price is the fair market value of 420,000 shares of BioChem Common Shares) shall be increased or decreased, as the case may be, in proportion to such increase or decrease in the number of outstanding BioChem Common Shares.

     To the extent Rule 13e-3 under the Exchange Act dealing with going private transactions by certain issuers or their affiliates is applicable at the time of any exercise of the Purchase Option, BioChem and CliniChem will comply with their respective obligations under Rule 13e-3, subject to any available exemptions from such obligations.

DISTRIBUTION AGREEMENT

     Under the Distribution Agreement, BioChem will contribute $150 million in cash to CliniChem as a capital contribution and will subsequently distribute the CliniChem Common Shares to the Holders. Under the Distribution Agreement, BioChem has agreed to indemnify CliniChem's officers and directors to the same extent such persons are entitled to indemnification under CliniChem's By-laws if BioChem exercises the Purchase Option.

SERVICES AGREEMENT

     CliniChem and BioChem have entered into a Services Agreement pursuant to which BioChem has agreed to provide CliniChem with administrative services, including accounting and legal services, and other services for an annual fee of $400,000.

     The Services Agreement expires six months after the expiration of the Purchase Option. CliniChem may terminate the Services Agreement at any time upon 60 days' written notice.

THIRD-PARTY CONSENTS AND RIGHTS

     Certain of the CliniChem Products are subject to existing third-party rights, or would require the consent of a third party in order for BioChem to sublicense certain rights to CliniChem. Under the Technology License Agreement, BioChem is obligated, in certain circumstances, to use commercially reasonable efforts to obtain such consents. See "The Agreements and the Purchase Option--Technology License Agreement."

     Under the UGARF Agreement, BioChem has obtained a license to certain patents and know-how related to the use of BCH-4556 for the treatment of cancer. The UGARF Agreement is silent as to whether BioChem may grant sublicenses to commercialize under these patents and know-how without the licensors' consent. It may be necessary for CliniChem to obtain a license to such patents and know-how to CliniChem, or for BioChem to obtain the consent of the licensors to grant a sublicense to CliniChem, prior to commercializing BCH-4556 for the treatment of cancer. See "Risk Factors."

     Under a collaboration agreement between BioChem and ANP, ANP has agreed to screen compounds in the a(n)b(3) assays for biological activity. Under this agreement, ANP will be granted an exclusive license in Australia and New Zealand to any product developed for human health care which results from such screening. CliniChem will not possess any rights to any product developed for human health care resulting from such screening in Australia and New Zealand.

     BioChem has entered into certain research agreements and licensing agreements which provide third parties non-exclusive rights to use certain existing or future technology for research purposes. CliniChem's license is subject to such rights.

     Prior to CliniChem's commercialization of any vaccine incorporating the adjuvants or biovectors licensed to BioChem pursuant to the Pharmadigm or Biovector Agreements, it may be necessary for BioChem to obtain the consent of Pharmadigm or Biovector to grant a sublicense to CliniChem or for CliniChem to obtain an independent license from Pharmadigm or Biovector for such adjuvants or biovectors. See "Risk Factors."

     Patheon Inc. holds a conditional right of first refusal to bid on the commercial manufacturing of BCH-10652 in dosage form under a pre-existing agreement. CliniChem's license to manufacture BCH-10652 will be subject to Patheon's right of first refusal.

                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Stikeman, Elliott, Canadian counsel to CliniChem, the following are the principal Canadian federal income tax considerations generally applicable to Holders who receive a dividend in the form of the CliniChem Common Shares and who, at all relevant times, for purposes of the Income Tax Act (Canada) the ("Tax Act"), hold the BioChem Common Shares, and will hold the CliniChem Common Shares, as capital property and deal with each of BioChem and CliniChem at arm's length. BioChem Common Shares and CliniChem Common Shares will generally constitute capital property to a holder unless the holder holds such shares in the course of carrying on a business or the holder has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. This discussion is based on the current provisions of the Tax Act, the regulations thereunder, counsel's understanding of current administrative and assessing policies of Revenue Canada and all specific proposals to amend the Tax Act publicly announced or released by or on behalf of the Minister of Finance (Canada) before the date of this prospectus ("Tax Proposals").

     The Tax Act contains certain provisions relating to securities held by certain financial institutions (the "Mark-to-Market Rules"). This discussion does not take into account these Mark-to-Market Rules or any amendments thereto contained in the Tax Proposals and taxpayers that are "financial institutions" for purposes of those rules should consult their own tax advisors.

     This discussion is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, nor does it take into account tax legislation of any province, territory or foreign jurisdiction. This discussion is of a general nature only and is not intended to be, nor should it be construed as, legal or tax advice to any particular holder of BioChem Common Shares and CliniChem Common Shares.

     RESIDENTS

     The following discussion is relevant to a holder of BioChem Common Shares and CliniChem Common Shares who, for purposes of the Tax Act and any applicable tax treaty or convention, is resident in Canada at all relevant times.

     CliniChem Common Shares

     The distribution of the CliniChem Common Shares as a dividend-in-kind will be a taxable dividend to Holders. The amount of that dividend will be equal to the fair market value of the CliniChem Common Shares at the time of payment. Where the Holder is an individual, the amount of the dividend will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from taxable Canadian corporations. Subject to the potential application of subsection 55(2) discussed below, where the Holder is a corporation, the dividend will be included in computing its income and generally will be deductible in computing taxable income. Private corporations and certain other corporations controlled by or for the benefit of an individual or a related group of individuals generally will be liable for the refundable tax on dividends under Part IV of the Tax Act levied at a rate of 33 1/3%. In certain circumstances, subsection 55(2) treats a dividend (other than a dividend subject to Part IV tax that is not refunded as part of the same series of transactions) received by a corporation as proceeds of disposition or a capital gain. Although counsel does not believe subsection 55(2) should apply to the dividend of the CliniChem Common Shares, corporate shareholders should consult their own tax advisers with respect to the potential application of subsection 55(2) to that dividend. CliniChem Common Shares received by a Holder will have a cost to the holder for tax purposes equal to their fair market value at the time of payment.

     On a disposition or deemed disposition of a CliniChem Common Share, the Holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for the CliniChem Common Share exceed (or are less than) the aggregate of any costs of disposition and the adjusted cost base to the holder of the CliniChem Common Share immediately before the disposition.

     Tax Treatment of Capital Gains and Capital Losses

     A holder of CliniChem Common Shares will be required to include in income three-quarters of the amount of any capital gain (a "Taxable capital gain") and may deduct three-quarters of the amount of any capital loss (an "Allowable capital loss") against Taxable capital gains realized by the holder in the year of the disposition. Allowable capital losses in excess of Taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

     A Canadian-controlled private corporation will also be subject to a refundable tax of 6 2/3% on taxable capital gains realized on the disposition of CliniChem Common Shares that will be refunded when the corporation pays taxable dividends (at a rate of $1.00 for every $3.00 of taxable dividend paid).

     In the case of a holder of CliniChem Common Shares that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of a CliniChem Common Share may be reduced by the amount of dividends previously received or deemed to have been received thereon. Any such restriction will not occur where the corporate holder owned the CliniChem Common Share for 365 days or longer and such holder (together with any persons with whom it did not deal at arm's length) did not own more than 5% of the shares of any class or series of CliniChem at the time the relevant dividends were received or deemed to have been received. Analogous rules apply where a corporation is a member of a partnership or a beneficiary of a trust which owns CliniChem Common Shares.

     NON-RESIDENTS

     The following discussion is relevant to a holder of BioChem Common Shares and CliniChem Common Shares, who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, is a non-resident or is deemed to be a non-resident of Canada and does not use and is not deemed to use or hold BioChem Common Shares and CliniChem Common Shares in the course of carrying on a business in Canada. Special rules, which are not discussed below, may apply to a non-resident that is an insurer which carries on business in Canada and elsewhere.

     CliniChem Common Shares

     A non-resident Holder who receives CliniChem Common Shares as a dividend-in-kind will be considered as having received a dividend equal to the fair market value of the CliniChem Common Shares on the date of payment. Under the Tax Act, dividends paid or credited to a non-resident are subject to withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced or eliminated pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the non-resident. For example, for persons who are resident in the United States for purposes of the Canada-United States Income Tax Convention, (the "Convention") the rate of withholding tax on dividends is reduced to 15% generally and 5% when the United States resident is a company that beneficially owns at least 10% of the voting stock of the company paying the dividends. See "The Distribution" as to how the withholding obligation will be satisfied.

     Under the Convention, dividends paid to certain religious, scientific, charitable and other similar tax-exempt organisations and certain organisations that are resident in, and exempt from tax in, the United States are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures designed to establish with the Canadian tax authorities the right of such entities to benefit from this withholding tax exemption are complied with by the tax-exempt entities prior to the Distribution, BioChem would not be required to withhold such tax on such payment. Alternatively, the above described tax-exempt entities may claim a refund of Canadian withholding tax otherwise withheld by Biochem on the Distribution.

     The CliniChem Common Shares received by a Holder including any CliniChem Common Shares sold on behalf of the Holder to pay the Canadian withholding tax for which the Holder is liable will have a cost to the Holder for Canadian tax purposes equal to the fair market value of such CliniChem Common Shares on the date of the dividend. A Holder will be treated as if it had acquired the CliniChem Common Shares sold on its behalf and had disposed of such shares for the amount received on their sale. Consequently, such a Holder may realize a capital gain or capital loss, as discussed below.

     On a disposition or deemed disposition of a CliniChem Common Share, a non-resident holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for the CliniChem Common Share exceed (or are less than) the aggregate of any costs of disposition and the adjusted cost base to the non-resident holder of the CliniChem Common Share immediately before the disposition.

     Tax Treatment of Capital Gains

     A non-resident of Canada is liable for Canadian income tax on a capital gain realized on the disposition of property only where that property constitutes "taxable Canadian property". Three-quarters of any capital gain from the disposition of taxable Canadian property is subject to Canadian tax.

     Under the Tax Act, shares of CliniChem will not constitute taxable Canadian property unless, at any time, in the five years immediately preceding the disposition, the non-resident holder, either alone or together with persons with whom the non-resident does not deal at arm's length, owned (or had a right to acquire) more than 25% of the shares of any class (or series) of CliniChem. Even in circumstances where shares of CliniChem are taxable Canadian property to a non-resident holder, the non-resident holder may be entitled to relief from Canadian tax on any capital gain realized on the disposition thereof pursuant to the terms of an applicable tax treaty between Canada and the country of residence of the non-resident. For example, the Convention provides that gains realized by a resident of the United States on the disposition or deemed disposition of shares of a company will generally not be subject to tax under the Tax Act, provided that the value of the shares is not derived principally from real property situated in Canada. CliniChem believes that the value of its shares is not currently derived principally from real property situated in Canada and it does not expect this to change in the foreseeable future.

     Provided that the CliniChem Common Shares remain listed on a prescribed stock exchange (including the Montreal Exchange, the Toronto Exchange and the Nasdaq National Market System), a non-resident holder who disposes of CliniChem Common Shares will not be required to comply with the Canadian notification procedures generally applicable to dispositions of taxable Canadian property.

     Taxation of Dividends

     Dividends paid by CliniChem to a non-resident of Canada will be subject to Canadian withholding tax at the rate described above under "CliniChem Common Shares."

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes certain material United States Federal income tax consequences to a U.S. Holder of the receipt, ownership and disposition of CliniChem Common Shares. The discussion is limited to certain material United States Federal income tax consequences to holders that are individuals, corporations, estates or trusts, and that hold the CliniChem Common Shares as capital assets. The discussion does not address the tax consequences to special categories of investors such as dealers, traders, holders of securities as part of a synthetic, integrated or derivative investment, tax-exempt holders, other types of entity or holders which are subject to special taxation regimes such as banks, real estate investment trusts, regulated investment companies or insurance companies. The discussion also does not address United States state and local taxes.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury (the "Treasury Department") now in effect, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will take a similar view of the tax consequences of the receipt, ownership and disposition of the CliniChem Common Shares. U.S. Holders are urged to consult their own tax advisers concerning the specific United States Federal, state and local consequences of the receipt, ownership and disposition of the CliniChem Common Shares given their particular status and circumstances.

     The term "U.S. Holder" means a holder of either BioChem Common Shares or CliniChem Common Shares, as applicable, that is, for United States Federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, limited liability company, partnership or other entity created or organized under the laws of the United States or of any political subdivision thereof, (c) an estate, the income of which is subject to United States Federal income taxation regardless of source, or (d) a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions.

     CONSEQUENCES OF DISTRIBUTION

     The Distribution of CliniChem Common Shares will be taxable to a U.S. Holder as a dividend to the extent of BioChem's current and accumulated earnings and profits ("E&P"). A U.S. Holder will not be entitled to a dividends-received deduction in relation to any part of the Distribution which must be included as a dividend. Any excess of the value of the CliniChem Common Shares distributed over BioChem's E&P will be treated as a return of basis in a U.S. Holder's BioChem Common Shares, and the U.S. Holder's tax basis in the BioChem Common Shares will be reduced by the amount of such excess. Once a U.S. Holder's tax basis in the BioChem Common Shares has been reduced to zero, any additional excess will be taxable to the U.S. Holder as a capital gain, long- or short-term depending upon whether the U.S. Holder has held the BioChem Common Shares for more than one year. A U.S. Holder who is an individual will qualify for the lowest capital gain rate only if such U.S. Holder has held the BioChem Common Shares for more than eighteen months on the date of the Distribution. For purposes of the foregoing rules, a U.S. Holder will be considered to have received a distribution equal to the aggregate fair market value on the Distribution Date of the CliniChem Common Shares actually received plus those withheld to satisfy such U.S. Holder's Canadian withholding tax liability.

     BioChem does not believe it has any accumulated E&P through December 31, 1997. BioChem will not be able to calculate its current E&P until the end of the current tax year. BioChem will notify the relevant depository agents in early 1999 of the amount, if any, of the Distribution which must be included in the income of U.S. Holders as a dividend.

     The Distribution will be treated as a dividend-in-kind under Canadian tax law, and consequently will be subject to Canadian withholding tax. See "Income Tax Considerations--Canadian Federal Tax Considerations." Although such withholding tax will be creditable under United States Federal tax law, a U.S. Holder's ability to claim a foreign tax credit against its United States taxes is subject to several limitations. In particular, a U.S. Holder may only claim a foreign tax credit against the portion of its United States Federal income tax liability allocable to foreign source income. Consequently, if some or all of the Distribution is not taxed as a dividend (because BioChem has insufficient E&P), a U.S. Holder may not be able to credit the full withholding tax against its United States tax liability unless it has other foreign source income to which the foreign withholding tax can be applied.

     In order to satisfy a Registered U.S. Holder's liability for the Canadian withholding tax, a portion of the CliniChem Common Shares otherwise deliverable to such U.S. Holder will be withheld by the Distribution Agent. Such shares so withheld will be sold on behalf of such U.S. Holder as is necessary, given the price actually received and any expenses of sale, to realize sufficient proceeds to satisfy the Canadian withholding tax liability. A U.S. Holder will recognize a short-term capital gain or loss on the sale of such withheld shares equal to the difference between the sale price realized and the sum of the fair value of the shares on the date of the distribution plus any expenses incurred in connection with such sale. Any withheld shares remaining unsold after sufficient proceeds are realized will be distributed to the U.S. Holder. A U.S. Holder will not recognize any gain or loss upon receipt of such remaining unsold shares.

     A U.S. Holder's tax basis in the CliniChem Common Shares (including the shares withheld to satisfy such U.S. Holder's Canadian withholding tax liability) will be equal to their value on the Distribution Date. The U.S. Holder's holding period of the CliniChem Common Shares including such withheld shares will begin on the Distribution Date.

     TAXATION OF CLINICHEM COMMON SHARES

     Sale, Exchange or Other Disposition.

     Subject to the discussion under "Passive Foreign Investment Company Considerations" below, a U.S. Holder will recognize capital gain or loss on the sale or other disposition of a CliniChem Common Share equal to the difference between the amount received and such U.S. Holder's tax basis in the CliniChem Common Share. Such gain or loss will be long-term if the U.S. Holder has held the CliniChem Common Share for more than one year. A U.S. Holder that is an individual will qualify for the lowest capital gain rate only if such U.S. Holder has held the CliniChem Common Share for more than 18 months.

     Taxation of Dividends.

     A U.S. Holder will not be entitled to claim a dividend received deduction with respect to dividends paid by CliniChem on CliniChem Common Shares.

     U.S. Gift and Estate Tax.

     An individual U.S. Holder of CliniChem Common Shares will be subject to U.S. gift and estate taxes with respect to the CliniChem Common Shares in the same manner and to the same extent as with respect to other types of personal property.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS.

     A PFIC is any foreign corporation if, after the application of certain "look-through" rules, (i) at least 75% of its gross income in any taxable year is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets that produce "passive income" or that are held for the production of "passive income." Whether BioChem or CliniChem is a PFIC in any year and the tax consequences relating to PFIC status will depend on the composition of the income of BioChem or CliniChem, as the case may be. This discussion assumes, and BioChem believes, that BioChem has not been a PFIC for any prior year and will not be a PFIC during the current year. Because CliniChem is expected initially to receive the majority of its income from passive sources, it is expected that CliniChem will initially be a PFIC. If so, a U.S. Holder receiving CliniChem Common Shares in the Distribution will be subject to the PFIC taxation rules regardless of whether CliniChem continues to be a PFIC in any subsequent year. Under the PFIC taxation rules, a U.S. Holder owning shares of a PFIC is subject to a special United States federal income tax regime with respect to certain distributions received from the PFIC and with respect to gain from the sale or disposition of PFIC stock.

     If CliniChem is a PFIC for any taxable year during which a U.S. Holder holds CliniChem Common Shares, unless such U.S. Holder makes the qualified election described below, such U.S. Holder will generally be subject to various adverse United States tax consequences. Generally, a direct or indirect U.S. holder of a PFIC must either (i) elect to have the PFIC treated, with respect to the holder's shareholding, as a "Qualified Electing Fund" and to report currently such holder's pro rata share of the PFIC's ordinary earnings and net capital gain even if such holder does not receive distribution (the "qualified election"), or (ii) upon disposition of the shares of the PFIC, including a disposition pursuant to an otherwise tax-free reorganization, or receipt of an "excess distribution" (generally the amount of each distribution received by the holder in any year that is greater than its ratable share of 125% of the average annual distributions received by such holder in the three preceding years or its holding period, if shorter), be subject generally to tax at the highest applicable rate or rates of tax imposed on ordinary income as if the gain or distribution were earned ratably over the period in which the PFIC shares were held (including payment of an interest charge at the rate equal to the charge generally applicable to underpayment of tax, on the deferred tax). A shareholder that makes a qualified election may recognize ordinary income or loss as a result of currency fluctuations between the dates of deemed and actual distributions from the PFIC.

     The qualified election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the Internal Revenue Service. Each Holder of CliniChem Common Shares should consult with his own tax advisor to decide whether to make the "qualified election." This election is made by attaching the shareholder election statement, the PFIC annual information statement and Form 8621 to such shareholder's timely filed income tax return with a copy of the shareholder election statement and Form 8621 being sent to the Internal Revenue Service Center, P.O. Box 21086, Philadelphia, Pennsylvania 19114. CliniChem will supply the PFIC annual information statement to all shareholders of record for each year. Copies of the Form 8621 must also be filed every year during which the "qualified election" is outstanding, both with such shareholder's tax return and with the Internal Revenue Service Center in Philadelphia.

     THE FOREGOING SUMMARY OF CANADA AND UNITED STATES TAX CONSEQUENCES IS BASED ON THE APPLICABLE INCOME TAX CONVENTION, ESTATE TAX CONVENTION, UNITED STATES LAW, CANADIAN LAW, AND REGULATIONS, ADMINISTRATIVE RULINGS AND PRACTICES OF THE UNITED STATES, AND CANADA, ALL AS THEY EXIST AS OF THE DATE OF THIS PROSPECTUS. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO PROSPECTIVE INVESTORS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF PROVINCIAL, STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE LAWS.

                    EXCHANGE CONTROLS AND OTHER LIMITATIONS
                           AFFECTING SECURITY HOLDERS

     There are currently no limitations imposed by Canadian federal of provincial laws on the rights of non-resident or foreign owners of Canadian securities to hold or vote the securities held. There are also no such limitations imposed by the Articles and the By-laws with respect to the CliniChem Common Shares.

                    DESCRIPTION OF CLINICHEM'S SHARE CAPITAL


     The authorized share capital of CliniChem consists of an unlimited number of CliniChem Common Shares and 1,000 Class B Shares. As of the date of this Prospectus, there were 2,708,100 CliniChem Common Shares outstanding and 1,000 Class B Shares outstanding.


CLINICHEM COMMON SHARES

     Holders of CliniChem Common Shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders, except matters submitted to the consent or the vote of the holders of a majority of the outstanding Class B Shares. Holders of CliniChem Common Shares do not have cumulative voting rights. Holders of CliniChem Common Shares are entitled to receive such dividends, if any, as may be declared by the Board of Directors of CliniChem out of funds legally available therefor. It is expected that CliniChem will not pay dividends on the CliniChem Common Shares. Upon the liquidation, dissolution or winding up of CliniChem, the holders of CliniChem Common Shares are entitled to receive the assets of CliniChem on a pro rata basis. In the event of the liquidation, dissolution or winding up of CliniChem, the Class B Shares shall have priority over the CliniChem Common Shares with respect to return of capital. Holders of CliniChem Common Shares have no preemptive, subscription, redemption or conversion rights.

     The rights of the holders of CliniChem Common Shares are subject to the rights of the holders of any Class B Shares which are currently, or may in the future, be issued.

     All of the CliniChem Common Shares will be subject to the Purchase Option whereby the holder of the majority of the outstanding Class B Shares can require holders of the CliniChem Common Shares to sell their CliniChem Common Shares to the holder of the majority of the outstanding Class B Shares at the Purchase Option Exercise Price. The decision to exercise the Purchase Option by the holder of the majority of the outstanding Class B Shares will depend on the circumstances prevailing at the time consideration is given to its exercise and will be based on a number of factors which are currently unknown, including the extent to which CliniChem is successful in pursuing the CliniChem Programs and whether or not the CliniChem Programs will fit such holder's business strategies at that time. The Class B Shares are freely transferable. Any subsequent holder of a majority of the outstanding Class B Shares may not possess the financial resources necessary to exercise the Purchase Option and may be unable or unwilling to register securities issued by it upon exercise of the Purchase Option in exchange for the CliniChem Common Shares.

CLASS B SHARES

     All the currently issued and outstanding Class B Shares are held by BioChem. Holders of Class B Shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of the majority of the outstanding Class B Shares are entitled to elect one director. Holders of Class B Shares do not have cumulative voting rights. Holders of Class B Shares are entitled to receive such dividends, if any, as may be declared by the Board of Directors of CliniChem out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of CliniChem, the Class B Shares shall be entitled to receive, in preference and priority over the CliniChem Common Shares, an amount equal to the consideration received by ClinChem upon the issuance of the Class B Shares. CliniChem does not presently intend to issue additional Class B Shares. The holders of a majority of the issued and outstanding Class B Shares have, upon certain conditions, an option to purchase all, but not less than all, of the CliniChem Common Shares issued and outstanding. See "The Agreements and the Purchase Options--Purchase Option."

     Until the exercise or the expiration of the Purchase Option, CliniChem may not authorize or permit, without the prior written approval of the holders of a majority of the outstanding Class B Shares, any amalgamation or liquidation of CliniChem, and any amendments to the CliniChem Articles that would alter the Purchase Option, CliniChem's authorized capitalization, or the provisions of the CliniChem Articles governing the right of the holders of the majority of the outstanding Class B Shares to elect one director. See "The Agreements and the Purchase Options--Purchase Option", "Risk Factors--Relationship Between CliniChem and BioChem May Limit CliniChem's Activities and Market Value."

     Thus BioChem, as the holder of a majority of the outstanding Class B Shares, could preclude the holders of a majority of the outstanding CliniChem Common Shares and the Board of Directors of CliniChem from taking any of the foregoing actions during such period. In addition, until the expiration of the Purchase Option, any resolution to liquidate, dissolve or wind up CliniChem will confer upon the holders of the Class B Shares a right to vote and such Class B Shares will carry a number of votes equal to the total number of votes carried by the CliniChem Common Shares at the time outstanding.

SHAREHOLDER MEETINGS

     Under applicable Canadian securities legislation and the CBCA, a meeting of the shareholders of a company must be convened at least once every calendar year. Meetings of shareholders of CliniChem shall be held at the place within Canada provided in the By-laws of CliniChem or, in the absence of such provision, at the place within Canada that the directors determine. Notice of all general and special meetings of the shareholders of CliniChem must be furnished to shareholders entitled to vote thereat, specifying the place, the day and the hour of the meeting and the general nature of the business to be considered.

NUMBER OF DIRECTORS; RESIDENCY REQUIREMENTS; VACANCIES; REMOVAL

     CliniChem's Articles provide that there shall be a minimum of three directors and a maximum of 15 directors. See "Business of CliniChem--Executive Officers and Directors." The exact number of directors is fixed by the Board of Directors, subject to the requirement of the CBCA that CliniChem have a minimum of three directors, at least two of whom are not officers or employees of CliniChem or its affiliates. The CBCA provides that a majority of the directors of a corporation must be Canadian residents, defined to include Canadian citizens and permanent residents ordinarily resident in Canada.

     The CBCA provides that a vacancy on the Board of Directors may be filled by a quorum of directors, except for a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the Articles. In the event of a vacancy of the director to be elected by the holders of the majority of the outstanding Class B Shares, the Articles provide that such a vacancy shall only be filled by a vote of the majority of the holders of the outstanding Class B Shares.

     The directors of a CBCA corporation may be removed from office by a resolution passed by a majority of the votes cast at a special meeting of shareholders, subject to applicable class voting rights.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

     The CBCA provides that a corporation may indemnify, and CliniChem's By-laws provide that CliniChem shall indemnify, in each case except in respect of an action by or on behalf of CliniChem or a body corporate of which CliniChem is or was a shareholder or creditor to procure a judgment in its favor, an officer or director of CliniChem, a former officer or director of CliniChem or a person who acts or acted at CliniChem's request as a director or officer of a body corporate of which CliniChem is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of CliniChem or such body corporate, if he acted honestly and in good faith with a view to the best interests of CliniChem, and, in the case of a criminal or administrative action or proceeding that is endorsed by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES; FUNDAMENTAL CHANGES

     In accordance with the provisions of the CBCA, an amendment to the Articles of
CliniChem (except in limited circumstances) and the amalgamation or dissolution of CliniChem will require the approval of the holders of the majority of the outstanding Class B Shares and the approval of not less than two-thirds of the votes cast by the shareholders voting in person or by proxy at a special meeting of the shareholders of CliniChem. The By-laws of CliniChem provide that one person present and holding or representing by proxy at least one issued voting share of CliniChem shall be a quorum of any meeting of shareholders for the choice of a chairman of the meeting and for the adjournment of the meeting; for all other purposes a quorum for any meeting shall be persons present being not less that two in number and holding or representing by proxy at least one-third of the shares entitled to vote at such meeting.

DIRECTORS' INTERESTS

     Subject to the provisions of the CBCA, a director or officer of CliniChem may, notwithstanding his office, be a party to or otherwise interested in any transaction or arrangement with CliniChem or in which CliniChem is otherwise interested; and be a director or officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by CliniChem or in which CliniChem is interested. So long as a director or officer of CliniChem who is a party to a material contract or proposed material contract with CliniChem, or is a director or an officer or has a material interest in any person who is a party to a material contract or proposed material contract with CliniChem, such director shall disclose in writing to CliniChem or request to have entered in the minutes of meetings of directors the nature and extent of his interest. A general notice to the directors of CliniChem by a director or officer, declaring that he is a director or officer of or has a material interest in a person and is to be regarded as interested in any contract made with that person, is a sufficient declaration of interest in relation to any contract so made. Except in certain cases, a director shall not vote on any resolution to approve such contract.

     A material contract between CliniChem and one of or more of its directors and officers, or between CliniChem and another person of which a director or officer of CliniChem is a director or officer or in which he has a material interest, is neither void or voidable by reason only of that relationship or by reason only that a director with an interest in the contract is present at or is counted to determine the presence of a quorum at a meeting of directors or committee of directors that authorized the contract, if the director or officer disclosed his interest in accordance with the provisions of the CBCA and the contract was approved by the directors or the shareholders and it was reasonable and fair to CliniChem at the time it was approved. Where a director or officer of CliniChem fails to disclose his interest in a material contract in accordance with the CBCA, a court may, on the application of CliniChem or a shareholder of CliniChem, set aside the contract on such terms as it thinks fit.

SHAREHOLDERS' ACTIONS

     If on an application by a shareholder of CliniChem to a court, the court is satisfied that in respect of CliniChem or any of its affiliates, any act or omission of CliniChem or any of its affiliates effects a result, the business or affairs of CliniChem or any of its affiliates are or have been carried on or conducted in a manner, or the powers of the directors of CliniChem or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer, the court may make an order to rectify the matters complained of.

                     DESCRIPTION OF BIOCHEM'S SHARE CAPITAL


     BioChem's authorized share capital consists of an unlimited number of BioChem Common Shares with no par value, of which 108,323,990 were issued and outstanding as of June 9, 1998.


BIOCHEM COMMON SHARES

     Each BioChem Common Share entitles its holder to one vote at all meetings of shareholders of BioChem. Subject to any declarations of dividends, holders of BioChem Common Shares are entitled to receive all dividends as and when declared by the Board of Directors of BioChem. Upon liquidation or dissolution of BioChem, holders of BioChem Common Shares shall ratably share the property of BioChem remaining after payment of all liabilities and debts. There are no preventive, redemption, purchase or conversion rights attached to the BioChem Common Shares except as provided by law.

AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES

     In accordance with the provisions of the CBCA, an amendment to the Articles of BioChem (except in limited circumstances) and the amalgamation or dissolution of BioChem will require the approval of not less than two-thirds of the votes cast by the shareholders voting in person or by proxy at a special meeting of the shareholders of BioChem. The By-laws of BioChem provide that one person present and holding or representing by proxy at least one issued voting share of BioChem shall be a quorum of any meeting of shareholders for the choice of a chairman of the meeting and for the adjournment of the meeting; for all other purposes, a quorum for any meeting (unless a different number of shareholders and/ or a different number of shares are required to be represented by the CBCA or by the Articles or By-laws of BioChem) shall be persons present being not less than two (2) in number and holding or representing by proxy at least ten percent (10%) of the shares entitled to vote at such meeting.

                                 LEGAL MATTERS

     The statements included in this Prospectus under the caption "Income Tax Considerations-United States Federal Income Tax Considerations" have been reviewed by Kirkland & Ellis, New York, CliniChem's United States counsel. The statements included in this Prospectus under the caption "Income Tax Considerations--Canadian Federal Income Tax Considerations", and certain other legal matters relating to the Distribution have been passed upon by Stikeman, Elliott, Montreal, CliniChem's Canadian Counsel. The Honorable James A. Grant, P.C., Q.C., a partner of Stikeman, Elliott, is a director of BioChem.

                                    EXPERTS

     The balance sheet of CliniChem Development Inc. as of February 6, 1998 has been included herein and in the Registration Statement in reliance upon the report of Ernst & Young, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               MATERIAL CONTRACTS

     Other than the contracts described under "The Agreements and the Purchase Option", there is no material contract entered into by CliniChem prior to the date hereof, other than in the ordinary course of business.

     Copies of the foregoing agreements may be inspected at the registered office of CliniChem at normal business hours during the period of distribution of the CliniChem Common Shares offered by this Prospectus and for a period of 30 days thereafter.

                                    PROMOTER

     BioChem has taken the initiative in organizing the business of CliniChem and accordingly may be considered to be a promoter of CliniChem under applicable Canadian securities legislation.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of CliniChem are Ernst & Young, Chartered Accountants,
Montreal.

     The transfer agent and registrar for the CliniChem Common Shares is General Trust of Canada at its principal offices in Montreal and Toronto.

                          PURCHASERS' STATUTORY RIGHTS

     Securities legislation in several of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, securities legislation further provide a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of his province or territory for the particulars of these rights or consult with a legal adviser.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
Report of Ernst & Young, Chartered Accountants..............       F-2
CliniChem Development Inc. Balance Sheet....................       F-3
Notes to CliniChem Development Inc. Balance Sheet...........       F-4
CliniChem Development Inc. Pro Forma Balance Sheet..........       F-5

                 REPORT OF ERNST & YOUNG, CHARTERED ACCOUNTANTS

To the Directors of CliniChem Development Inc.

     We have audited the balance sheet of CliniChem Development Inc. as at February 6, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.

     In our opinion, this balance sheet presents fairly, in all material respects, the financial position of the Company as at February 6, 1998, in accordance with accounting principles generally accepted in Canada.

Montreal, Canada  (signed) Ernst & Young
February 6, 1998                                         Chartered Accountants

                           CLINICHEM DEVELOPMENT INC.

                                 BALANCE SHEET
                             AS AT FEBRUARY 6, 1998

                             (In Canadian dollars)

                                     ASSETS

Cash........................................................    $1,000
                                                                ------
Total assets................................................    $1,000
                                                                ======

                         SHAREHOLDER'S EQUITY
Total shareholder's equity [note 2].........................    $1,000
                                                                ======

Approved on behalf of the board of directors:

                          (signed) Frederick J. Andrew

                           (signed) Francois Legault

                  See Accompanying Notes to the Balance Sheet.

                           CLINICHEM DEVELOPMENT INC.

                             NOTES TO BALANCE SHEET

1.  INCORPORATION

    CliniChem Development Inc. ("CliniChem" or the "Company") was incorporated by articles of incorporation under the Canada Business Corporations Act by BioChem Pharma Inc. ("BioChem") on January 30, 1998, to conduct research and development of potential human therapeutic and vaccine products primarily for the treatment of cancer and HIV infection and the prevention of certain infectious diseases. CliniChem has not conducted any business to date and its only activity to date has been the initial funding provided by BioChem, which owns all of the Company's outstanding Common Shares. Accordingly, no statement of income is presented.

    CliniChem prepares its financial statements in accordance with accounting principles generally accepted in Canada which conform in all material respects with generally accepted accounting principles in the United States, except as explained below in note 4.

2.  SHARE CAPITAL

                                                                  NUMBER     $
                                                                  ------   -----
    Unlimited number of shares authorized; issued and
      outstanding:
      Common Shares.............................................  1,000    1,000
      As of January 1998, CliniChem is a wholly-owned subsidiary of BioChem.


    Prior to the closing of the Distribution contemplated by the Prospectus, of which this Balance Sheet is a part, the Company intends to file articles of amendment to provide for Class A Common Shares and Class B Common Shares. The common shareholders of BioChem will receive one CliniChem Class A Common Share for each 40 BioChem Common Shares held on the Record Date. The Company's Common Shares owned by BioChem on the date on which the articles of amendment are filed will be converted into 2,724,200 Class A Common Shares and into 1,000 Class B Common Shares. In addition, BioChem will contribute $150 million in cash to CliniChem as a capital contribution. As the holder of the majority of outstanding Class B Common Shares of CliniChem following the Distribution, BioChem will have the option to acquire all (but not less than all) of the outstanding Class A Common Shares of CliniChem under specified conditions.


3.  DESCRIPTION OF BUSINESS AND CERTAIN TRANSACTIONS WITH BIOCHEM

    CliniChem does not intend to perform any research or other activities, but rather will contract with BioChem to perform all such activities pursuant to the terms of the Research and Development Agreement to be entered into by and between CliniChem and BioChem.

    CliniChem intends to enter into certain agreements with BioChem, including the Research and Development Agreement, the Technology License Agreement and the Services Agreement, relating to the proposed research, development and licensing of the therapeutic and vaccine products developed pursuant to CliniChem's therapeutic development program and its vaccine program. In addition, CliniChem will grant to BioChem an option to acquire all rights to each CliniChem Product.

    Substantially all of the management and operating activities of CliniChem will be carried out by BioChem under the Research and Development Agreement and the Services Agreement.

4.  ACCOUNTING FOR REVENUES AND EXPENSES

    The Company expects to incur most of its expenses under agreements with BioChem. Development costs paid to BioChem under the Research and Development Agreement, and the Technology Fee paid to BioChem under the Technology License Agreement, will be recorded as research and development expenses when incurred. Amounts paid to BioChem under the Services Agreement will be recorded as administrative expenses when incurred except for product development costs which meet all of the criteria for deferment and whose recovery can reasonably be regarded as assured. These costs will be capitalized and amortized from the date of commercial production on a straight-line basis over a period not exceeding five years. However, for purposes of generally accepted accounting principles in the United States, all such costs will be expensed as incurred.

                           CLINICHEM DEVELOPMENT INC.

                            PRO FORMA BALANCE SHEET

                             AS AT FEBRUARY 6, 1998
                                  (UNAUDITED)


     The following pro forma balance sheet should be read in conjunction with the audited balance sheet and notes to the balance sheet of CliniChem as at February 6, 1998. The pro forma balance sheet is presented to show the financial position of CliniChem following the receipt of a contribution of $150 million in cash from BioChem, the conversion of 1,000 Common Shares owned by BioChem into 2,724,200 Class A Common Shares and into 1,000 Class B Common Shares prior to the Distribution.



                                                                     PRO FORMA      AS ADJUSTED AS OF
                                                     UNADJUSTED     ADJUSTMENTS     FEBRUARY 6, 1998
                                                     ----------     ------------    -----------------
                                                                  (In Canadian dollars)
ASSETS
Cash.............................................    $    1,000     $150,000,000(a)   $150,001,000
                                                     ===========    ============      ============
SHAREHOLDERS' EQUITY
Common shares, unlimited number of shares
  authorized, 1,000 shares issued and
  outstanding....................................         1,000           (1,000)(b)             --
Class A Common Shares, unlimited number of shares
  authorized, 2,724,200 shares issued and
  outstanding....................................            --              167(b)            167
Class B Common Shares, 1,000 shares authorized,
  1,000 shares issued and outstanding............            --              833(b)            833
Contributed surplus..............................            --      150,000,000(a)    150,000,000
                                                     -----------    ------------      ------------
Total Shareholders' equity.......................    $    1,000     $150,000,000      $150,001,000
                                                     ===========    ============      ============


---------------

(a) To reflect the receipt of the $150 million contribution from BioChem.

(b) To reflect the conversion of 1,000 Common Shares held by BioChem into 2,724,200 Class A Common Shares and into 1,000 Class B Common Shares.

                                   EXHIBIT A
                       [LETTERHEAD OF MERRILL LYNCH & CO]

                                                        Investment Banking Group
                                                        World Financial Center
                                                        North Tower
                                                        New York, New York
                                                        10281-1328
                                                        212 449 8296
                                                        FAX 212 449 3145
                                                        FAX 212 449 3150

                                                        June 10, 1998

[Logo]

Board of Directors
BioChem Pharma Inc.
275 Armand-Frappier Blvd.
Laval, Quebec
Canada H7V 4A7

Ladies and Gentlemen:

     You have advised us that BioChem Pharma Inc. ("BioChem") intends to distribute (the "Distribution") to its shareholders Class A Common Shares (the "CliniChem Shares") of CliniChem Development Inc. ("CliniChem"). The Distribution is described in detail in the prospectus (the "Prospectus"), filed as part of a registration statement file no. 333-45871, which is to be sent to BioChem shareholders in connection with the Distribution. You have asked us for our opinion as to whether or not (a) from a financial point of view, the Distribution provides a reasonable structure to pursue the financial objectives of BioChem as set forth in the Prospectus, and (b) from a financial point of view, the Distribution is fair to the shareholders of BioChem.

     In arriving at the opinion set forth below, we have, among other things:

     1. reviewed the Prospectus including the following items as presented therein: (i) the terms and conditions of the Distribution, (ii) the Distribution Agreement, (iii) the Technology License Agreement, (iv) the Research and Development Agreement, (v) the Product Option Agreement and
     (vi) the Articles of Incorporation of CliniChem including the Purchase Option;

     2. conducted discussions with members of the senior management of BioChem with respect to the businesses and prospects of BioChem and CliniChem and the strategic objectives of each;

     3. conducted discussions concerning the Distribution with other representatives and advisors of BioChem, including its independent chartered accountants;

     4. reviewed the financial and other information concerning BioChem (with and without CliniChem) that was publicly available or furnished to us by BioChem, including information provided during discussions with the senior management of BioChem;

     5. reviewed historical trading prices and volume of the Common Shares of BioChem ("BioChem Common Shares"); and

     6. reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available (including the information contained in the Prospectus), and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of BioChem (with or without CliniChem) or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of BioChem. With respect to the financial forecast information furnished to or discussed with us by BioChem, we have assumed it has been reasonably prepared and reflects the best currently available estimates and judgment of BioChem's management as to the expected future financial performance of BioChem and CliniChem.

     We have also assumed that: (i) the Distribution will occur as described in the Prospectus, and (ii) after the Distribution, CliniChem will be accounted for as an entity independent of BioChem.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We note that trading in the BioChem Common Shares and the CliniChem Shares for a period following completion of the Distribution may be characterized by a redistribution of the shares of the BioChem Common Shares and the CliniChem Shares among existing BioChem shareholders and other investors and, accordingly, during such period, the BioChem Common Shares and the CliniChem Shares may trade at prices below those at which they would trade on a fully distributed basis. We are not expressing any opinion herein as to the price at which the BioChem Common Shares will actually trade after the announcement date of the Distribution or the price at which the CliniChem Shares will actually trade after the Distribution. In addition, this opinion does not address the valuation or future performance of CliniChem as an independent public company following the Distribution. We express no opinion as to whether the funds contributed by BioChem to CliniChem will be adequate to accomplish the objective of successfully developing the intended pharmaceutical products.

     We are acting as financial advisor to BioChem in connection with the Distribution and will receive a fee for our services, which fee is contingent upon the consummation of the Distribution. In addition, BioChem has agreed to indemnify us for certain liabilities arising out of our engagement. We may continue to provide financial advisory or financing services to BioChem and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade BioChem Common Shares, and we may, in the future, trade CliniChem Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of BioChem.

     On the basis of and subject to the foregoing, as of the date hereof, it is our opinion that (a) from a financial point of view, the Distribution provides a reasonable structure to pursue the financial objectives of BioChem as set forth in the Prospectus, and (b) from a financial point of view, the Distribution is fair to the shareholders of BioChem. Our conclusions are based on information available to us as of the date of this letter.

                                                 Very truly yours,

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BIOCHEM OR CLINICHEM. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE CLASS A COMMON SHARES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information....................       2
Incorporation of Certain Documents by
  Reference..............................       2
Enforceability of Civil Liabilities Under
  United States Federal Securities
  Laws...................................       3
Trademarks...............................       3
Exchange Rate Data.......................       3
Prospectus Summary.......................       4
Glossary.................................      18
Risk Factors.............................      20
The Distribution.........................      31
CliniChem Pro Forma Capitalization.......      32
Reasons for the Distribution and Effects
  on BioChem.............................      32
Business of CliniChem....................      35
Selected Financial Data of CliniChem.....      48
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      49
The Agreements and the Purchase Option...      50
Income Tax Considerations................      57
Exchange Controls and Other Limitations
  Affecting Security Holders.............      63
Description of CliniChem's Share
  Capital................................      63
Description of BioChem's Share Capital...      65
Legal Matters............................      66
Experts..................................      66
Material Contracts.......................      66
Promoter.................................      66
Auditors, Transfer Agent and Registrar...      66
Purchasers' Statutory Rights.............      66
Index to Financial Statements............     F-1
Opinion of Merrill Lynch, Pierce, Fenner
  & Smith Incorporated...................     A-1


UNTIL JULY 6, 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                   CLINICHEM
                                DEVELOPMENT INC.

                             CLASS A COMMON SHARES

                              BIOCHEM PHARMA INC.
                                 COMMON SHARES

                            ------------------------

                                   PROSPECTUS

                            ------------------------


                                 JUNE 10, 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by CliniChem in connection with the sale of the CliniChem Common Shares being registered (all amounts are estimated except the SEC Registration Fee and the Nasdaq National Market Listing Application Fee):


SEC Registration Fee.................................   $   30,975.00
Nasdaq National Market Listing Application Fee.......       43,750.00
Financial Advisory Fee...............................    3,000,000.00
Blue Sky Qualification Fees and Expenses.............       10,000.00
Accounting Fees......................................      500,000.00
Legal Fees and Expenses..............................      800,000.00
Transfer Agent and Registrar Fees....................       30,000.00
Printing and Engraving...............................       45,000.00
Miscellaneous........................................      100,000.00
                                                        -------------
Total................................................   $4,559,725.00
                                                        =============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Except as hereinafter set forth, there is no charter provision, by law, contract, arrangement or statute under which any director or officer of BioChem or CliniChem is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

     The Canada Business Corporations Act provides that a corporation may indemnify, and BioChem's and CliniChem's By-laws each provide that BioChem and CliniChem shall indemnify, in each case except in respect of an action by or on behalf of BioChem or CliniChem or a body corporate of which BioChem or CliniChem is or was a shareholder or creditor to procure a judgment in its favor, an officer or director of BioChem or CliniChem, a former officer or director of BioChem or CliniChem or a person who acts or acted at BioChem's or CliniChem's request as a director or officer of a body corporate of which BioChem or CliniChem is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of BioChem or CliniChem or such body corporate, if he acted honestly and in good faith with a view to the best interests of BioChem or CliniChem, and, in the case of a criminal or administrative action or proceeding that is endorsed by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In February, 1998, CliniChem sold 1,000 common shares to BioChem Pharma Inc. for an aggregate cash purchase price of $1,000. The common shares were issued in a transaction consummated solely in Canada and, as such, without registration under the Securities Act of 1933, as amended. No underwriting commissions were paid in connection with such issuance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER   DESCRIPTION

   3.1   Articles of Incorporation of CliniChem**

   3.2   By-Laws of CliniChem**

   3.3 Restated Articles of Incorporation of CliniChem (to be effective prior to the Distribution)**

   4.1   Specimen Certificate of Class A Common Shares of CliniChem**

   4.2   Specimen Certificate of Common Shares of BioChem**

   5.1 Opinion of Stikeman, Elliott as to legality of underlying Class A Common Shares of CliniChem, including consent**

   5.2 Opinion of Stikeman, Elliott as to legality of underlying Common Shares of BioChem including consent**


   8.1 Opinion of Stikeman, Elliott as to Canadian tax matters, including consent**


   8.2   Opinion of Kirkland & Ellis as to U.S. tax matters, including consent**

  10.1   Technology License Agreement between CliniChem and BioChem**

  10.2   Research and Development Agreement between CliniChem and BioChem**

  10.3   Product Option Agreement between CliniChem and BioChem**

  10.4   Distribution Agreement between CliniChem and BioChem**

  10.5   Services Agreement between CliniChem and BioChem**

  10.6 Amendment No. 1 to Research and Development Agreement between CliniChem and BioChem**


  10.7 Amendment No. 1 to Technology License Agreement between CliniChem and BioChem**


  23.1   Consent of Ernst & Young, re CliniChem*


  23.2   Consent of Stikeman, Elliott (included in Exhibit 5.1, Exhibit 5.2, and
        Exhibit 8.1)**


  23.3   Consent of Kirkland & Ellis (included in Exhibit 8.2)**

  23.4   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated**

  23.5   Consent of Elizabeth Greetham**

  23.6   Consent of The Honorable Celine Hervieux-Payette**

  23.7   Consent of Raymond Chabot Grant Thornton*

  24.1   Powers of Attorney (included on signature pages)**


  27.1   Financial Data Schedule**


------------------

*   Filed herewith
**  Previously filed.


ITEM 17.  UNDERTAKINGS


     The undersigned Registrants, CliniChem and BioChem, each hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement;

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

        (ii) To reflect in the prospectus included in this registration statement any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in this registration statement.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (3) To file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Exchange Act of 1934 throughout the offering.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) For the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
        Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bono fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     CliniChem and BioChem each hereby undertake to provide to the General Trust of Canada, the distribution agent, at the Distribution Date certificates in such denominations and registered in such names as required by the Distribution Agent to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Laval, Quebec, on June 10, 1998.


                                          CLINICHEM DEVELOPMENT INC.

                                          By:       /s/ FREDERICK J. ANDREW

                                              Name: Frederick J. Andrew
                                              Title: Chief Financial
                                                Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement has been signed on behalf of CliniChem Development Inc. by the following persons in the capacities and on the dates indicated.



                    NAME                                       CAPACITY                      DATE
                    ----                                       --------                      ----

                      *                        Chairman and President                    June 10, 1998
---------------------------------------------  (Principal Executive Officer)
          Francesco Bellini, Ph.D.

           /s/ FREDERICK J. ANDREW             Chief Financial Officer and Director      June 10, 1998
---------------------------------------------  (Principal Financial and Accounting
             Frederick J. Andrew               Officer)

           /s/ CHARLES-A. TESSIER              General Counsel and Secretary             June 10, 1998
---------------------------------------------
              Charles-A Tessier

                      *                        Director                                  June 10, 1998
---------------------------------------------
              Francois Legault


---------------

*   Means signed by attorney-in-fact.

                                      III-1

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Laval, Quebec, on June 10, 1998.


                                          BIOCHEM PHARMA INC.

                                          By:       /s/ FREDERICK J. ANDREW

                                              Name: Frederick J. Andrew
                                              Title: Chief Financial
                                                Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed on behalf of BioChem Pharma Inc. by the following persons in the capacities and on the dates indicated



                    NAME                                      CAPACITY                       DATE
                    ----                                      --------                       ----

                      *                         Chairman of the Board of Directors     June 10, 1998
---------------------------------------------
             Jean-Louis Fontaine

                      *                         Director                               June 10, 1998
---------------------------------------------
                  Guy Lord

                      *                         President, Chief Executive Officer     June 10, 1998
---------------------------------------------   and Director (Principal Executive
          Francesco Bellini, Ph.D.              Officer)

           /s/ FREDERICK J. ANDREW              Chief Financial Officer (Principal     June 10, 1998
---------------------------------------------   Financial and Accounting Officer)
             Frederick J. Andrew

           /s/ CHARLES-A. TESSIER               Vice-President, Legal Affairs and      June 10, 1998
---------------------------------------------   Corporate Secretary
              Charles-A Tessier

                      *                         Director                               June 10, 1998
---------------------------------------------
            Gervais Dionne, Ph.D.

                      *                         Director                               June 10, 1998
---------------------------------------------
            James A. Grant, Q.C.

                      *                         Director                               June 10, 1998
---------------------------------------------
                 Guy Savard

                      *                         Director                               June 10, 1998
---------------------------------------------
         Jean-Francois Formela, M.D.


---------------

*   Means signed by attorney-in-fact

                                      III-2

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1     Articles of Incorporation of CliniChem**
  3.2     By-Laws of CliniChem**
  3.3     Articles of Amendment of CliniChem (to be effective prior to the Distribution)**
  4.1     Specimen Certificate of Class A Common Shares of CliniChem**
  4.2     Specimen Certificate of Common Shares of BioChem**
  5.1     Opinion of Stikeman, Elliott as to legality of underlying
          Class A Common Shares of CliniChem, including consent**
  5.2     Opinion of Stikeman, Elliott as to legality of underlying
          Common Shares of BioChem, including consent**
  8.1     Opinion of Stikeman, Elliott as to tax matters, including
          consent**
  8.2     Opinion of Kirkland & Ellis as to U.S. tax matters,
          including consent**
 10.1     Technology License Agreement between CliniChem and BioChem**
 10.2     Research and Development Agreement between CliniChem and
          BioChem**
 10.3     Product Option Agreement between CliniChem and BioChem**
 10.4     Distribution Agreement between CliniChem and BioChem**
 10.5     Services Agreement between CliniChem and BioChem**
 10.6     Amendment No. 1 to Research and Development Agreement
          between CliniChem and BioChem**
 10.7     Amendment No. 1 to Technology License Agreement between
          CliniChem and BioChem**
 23.1     Consent of Ernst & Young, re CliniChem*
 23.2     Consent of Stikeman, Elliott (included in Exhibit 5.1,
          Exhibit 5.2 and Exhibit 8.1)**
 23.3     Consent of Kirkland & Ellis (included in Exhibit 8.2)**
 23.4     Consent of Merrill Lynch, Pierce, Fenner & Smith
          Incorporated**
 23.5     Consent of Elizabeth Greetham**
 23.6     Consent of The Honorable Celine Hervieux-Payette**
 23.7     Consent of Raymond Chabot Grant Thornton*
 24.1     Powers of Attorney (included on signature pages)**
 27.1     Financial Data Schedule**


---------------

*   Filed herewith.

**  Previously filed.




                                      III-3